UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Allied World Assurance Company Holdings, AG

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

Lindenstrasse 8

6340 Baar

Zug, Switzerland

NOTICE OF 2012 ANNUAL SHAREHOLDER MEETING

TO BE HELD ON MAY 3, 2012

March 16, 2012

To Our Shareholders:

The 2012 Annual General Meeting (the “Annual Shareholder Meeting”) of Allied World Assurance Company Holdings, AG (the “Company”) will be held at 2:00 p.m., local time, on Thursday, May 3, 2012 at the Company’s corporate headquarters, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, for the following purposes:

•	To elect three Class II directors to hold office until the Company’s Annual Shareholder Meeting in 2015;

•	To approve, on an advisory basis, executive compensation;

•	To approve the Company’s 2012 Omnibus Incentive Compensation Plan;

•	To approve a new $500 million share repurchase program;

•

To approve the reclassification of “free reserves” to “general legal reserve from capital contributions” on the balance sheet of the Company’s audited statutory financial statements for the year ended December 31, 2011;

•	To approve the Company’s Annual Report and financial statements for the year ended December 31, 2011;

•	To approve the Company’s retention of disposable profits;

•

To approve an amendment to the Articles of Association to reduce the Company’s share capital and participation capital through the cancellation of a portion of voting shares and non-voting shares held in treasury;

•	To approve an amendment to the Articles of Association to eliminate the conditional share capital relating to certain shareholder warrants;

•	To approve an amendment to the Articles of Association that will extend the Board’s ability to issue authorized share capital until May 3, 2014;

•	To approve the payment of dividends to the Company’s shareholders in the form of a par value reduction;

•	To elect Deloitte & Touche Ltd. as the Company’s independent auditor and Deloitte AG as its statutory auditor to serve until the Company’s Annual Shareholder Meeting in 2013;

•	To elect PricewaterhouseCoopers AG as the Company’s special auditor to serve until the Company’s Annual Shareholder Meeting in 2013;

•	To approve a discharge of the Company’s Board of Directors and executive officers from liabilities for their actions during the year ended December 31, 2011; and

•	To transact such other further business, if any, as lawfully may be brought before the meeting.

Only shareholders of record holding voting common shares, as shown by the transfer books of the Company, as of the close of business on March 7, 2012 are entitled to vote at the Annual Shareholder Meeting.

Please promptly sign, date and return the enclosed proxy card in the return envelope furnished for that purpose whether or not you plan to attend the meeting. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the attached Proxy Statement. For further information concerning the individuals nominated as directors, use of the proxy and other related matters, you are urged to read the Proxy Statement on the following pages.

By Order of the Board of Directors,
Wesley D. Dupont
Corporate Secretary

i

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

Lindenstrasse 8

6340 Baar

Zug, Switzerland

PROXY STATEMENT

GENERAL MEETING INFORMATION

Q:	Why am I receiving these materials?

A:	You are receiving these materials because you are a shareholder of Allied World Assurance Company Holdings, AG (the “Company”) as of the Record Date (as defined below). The Board of Directors (the “Board”) of the Company is soliciting the enclosed proxy to be voted at the 2012 Annual General Meeting of the Company’s shareholders to be held at 2:00 p.m., local time, on Thursday, May 3, 2012 at the Company’s corporate headquarters, Lindenstrasse 8, 6340 Baar, Zug, Switzerland (the “Annual Shareholder Meeting”). This Proxy Statement summarizes the information you need to know to vote at the Annual Shareholder Meeting.

When the enclosed proxy card is properly executed and returned, the Company’s registered voting shares (the “Common Shares”) it represents will be voted, subject to any direction to the contrary, at the Annual Shareholder Meeting FOR the matters specified in the Notice of Annual Shareholder Meeting attached hereto and described more fully herein.

This Proxy Statement, the attached Notice of Annual Shareholder Meeting and the enclosed proxy card are being first mailed to shareholders on or about March 16, 2012. A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2011 accompanies this Proxy Statement. The Annual Report contains the Company’s audited consolidated financial statements and its audited Swiss statutory financial statements prepared in accordance with Swiss law for the year ended December 31, 2011 as well as additional disclosures required under Swiss law. Although the Annual Report and this Proxy Statement are being mailed together, the Annual Report is not part of this Proxy Statement.

Except as the context otherwise requires, references in this Proxy Statement to “we,” “us” and “our” refer to the Company and its direct and indirect subsidiaries on a consolidated basis. Also, in this Proxy Statement, “$” and “USD” refer to U.S. dollars, “CHF” refers to Swiss francs and “local time” means the time in Switzerland.

Q:	Who is entitled to vote?

A:	The Board has set March 7, 2012, as the record date for the Annual Shareholder Meeting (the “Record Date”). Holders of the Company’s voting shares (the “Voting Shares”) as of the close of business on the Record Date will be entitled to vote at the Annual Shareholder Meeting. Holders of non-voting shares of the Company (the “Non-Voting Shares”) will receive this Proxy Statement but are not entitled to participate in or vote at the Annual Shareholder Meeting. As of March 7, 2012, there were outstanding 37,164,803 Voting Shares and 29,240 Non-Voting Shares.

Beneficial owners of Voting Shares and shareholders registered in our share register with Voting Shares at the close of business on the Record Date are entitled to vote at the Annual Shareholder Meeting, except as provided below. If you ask to be registered as a shareholder of record with respect to your Voting Shares in our share register and become a shareholder of record for those shares (as opposed to a beneficial holder of shares held in “street name”) after the Record Date, but on or before April 16, 2012, and want to vote those shares at the Annual Shareholder Meeting, you will need for identification purposes to obtain a proxy from the registered voting rights record holder of those shares as of the Record Date of the Annual Shareholder Meeting to vote your shares in person at the Annual Shareholder Meeting. Alternatively, you may also obtain the proxy materials by contacting the Corporate Secretary, attention: Wesley D. Dupont, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, or via e-mail at secretary@awac.com. If you are a record holder of our Voting Shares (as opposed to a beneficial holder of shares held in “street name”) on the Record Date but sell your Voting Shares prior to April 16, 2012 you will not be entitled to vote those shares at the Annual Shareholder Meeting.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most of our shareholders hold their shares through a bank, brokerage firm or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your Voting Shares are registered directly in your name, as registered shares entitled to voting rights, in our share register operated by our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the Company officers named in the proxy card or to the independent proxy (see “How do I appoint and vote via an independent proxy if I am a shareholder of record?” below) mentioned in the proxy card, or to grant a written proxy to any person who does not need to be a shareholder or to vote in person at the Annual Shareholder Meeting.

Beneficial Owner

If your Voting Shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your Voting Shares and are also invited to attend the Annual Shareholder Meeting. However, since you are not the shareholder of record, you may only vote these Voting Shares in person at the Annual Shareholder Meeting if you follow the instructions described below under the heading “How do I vote?” Your bank, brokerage firm or other nominee has enclosed a voting instruction card for you to use in directing your bank, broker or other nominee as to how to vote your Voting Shares, which may contain instructions for voting by telephone or electronically.

Q:	What will I be voting on?

A:	You are voting on 14 items (collectively, the “proposals”):

1.	To elect three Class II directors to hold office until the Company’s Annual Shareholder Meeting in 2015 (Proposal 1 on the Proxy Card);

2.	To approve, on an advisory basis, executive compensation (Proposal 2 on the Proxy Card);

3.	To approve the Company’s 2012 Omnibus Incentive Compensation Plan (the “2012 Omnibus Plan”) (Proposal 3 on the Proxy Card);

4.	To approve a new $500 million share repurchase program (Proposal 4 on the Proxy Card);

5.	To approve the reclassification of “free reserves” to “general legal reserve from capital contributions” on the balance sheet of the Company’s audited statutory financial statements for the year ended December 31, 2011 (Proposal 5 on the Proxy Card);

6.	To approve the Company’s Annual Report and financial statements for the year ended December 31, 2011 (Proposal 6 on the Proxy Card);

7.	To approve the Company’s retention of disposable profits (Proposal 7 on the Proxy Card);

8.	To approve an amendment to the Articles of Association to reduce the Company’s share capital and participation capital through the cancellation of a portion of the Voting Shares and Non-Voting Shares held in treasury (Proposal 8 on the Proxy Card);

9.	To approve an amendment to the Articles of Association to eliminate the conditional share capital relating to certain shareholder warrants (Proposal 9 on the Proxy Card);

10.	To approve an amendment to the Articles of Association that will extend the Board’s ability to issue authorized share capital until May 3, 2014 (Proposal 10 on the Proxy Card);

11.	To approve the payment of dividends to the Company’s shareholders in the form of a par value reduction (the “Dividend”) (Proposal 11 on the Proxy Card);

12.	To elect Deloitte & Touche Ltd. as the Company’s independent auditor and Deloitte AG as its statutory auditor to serve until the Company’s Annual Shareholder Meeting in 2013 (Proposal 12 on the Proxy Card);

13.	To elect PricewaterhouseCoopers AG as the Company’s special auditor to serve until the Company’s Annual Shareholder Meeting in 2013 (Proposal 13 on the Proxy Card); and

14.	To approve a discharge of the Company’s Board and executive officers from liabilities for their actions during the year ended December 31, 2011 (Proposal 14 on the Proxy Card).

You may also vote on any other business that properly comes before the meeting.

Q:	What are the voting recommendations of the Board?

A:	Your Board unanimously recommends that you vote FOR each of the proposals listed above.

Q:	How many votes do I have?

A:	Holders of Voting Shares are entitled to one vote per share on each matter to be voted upon by the shareholders at the Annual Shareholder Meeting, unless you own Controlled Shares that constituted 10% or more of the issued Common Shares, in which case your voting rights with respect to those Controlled Shares will be limited, in the aggregate, to a voting power of approximately 10% pursuant to a formula specified in Article 14 of our Articles of Association. Our Articles of Association define Controlled Shares generally to include all shares of the Company directly, indirectly or constructively owned or beneficially owned by any person or group of persons.

Q:	How do I vote?

A:	The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your Voting Shares are represented by certificates or book entries in your name so that you appear as a shareholder of record in the Company’s share register maintained by its transfer agent, Continental Stock Transfer & Trust Company, a proxy card for voting those shares will be included with this Proxy Statement. You may direct how your shares are to be voted by completing, signing and returning the proxy card in the enclosed envelope. You may also vote your Voting Shares in person at the Annual Shareholder Meeting.

If you own shares through a bank or brokerage firm you may instead receive from your bank or brokerage firm a voting instruction form with this Proxy Statement that you may use to instruct them how your shares are to be voted. As with a proxy card, you may direct how your shares are to be voted by completing, signing and returning the voting instructions form in the envelope provided. Many banks and brokerage firms have arranged for internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form. If you want to vote your shares in person at the meeting, you must obtain a proxy from your bank or broker giving you the right to vote your Voting Shares at the Annual Shareholder Meeting.

The Company has requested that bank, brokerage and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of Voting Shares and will reimburse the banks, brokers and other fiduciaries for their reasonable out-of-pocket expenses for forwarding the materials.

Q:	Who will count the vote?

A:	A representative from Baker & McKenzie Zurich, a law firm, will act as the inspector of elections and will be responsible for tabulating the votes cast by proxy (which will have been certified by our independent transfer agent) or in person at the Annual Shareholder Meeting. Under Swiss law, the Company is responsible for determining whether or not a quorum is present and the final voting results.

Q:	What does it mean if I receive more than one set of the Proxy Statement and proxy card?

A:	Generally, it means that you hold shares registered in more than one account. You should complete, sign and return each proxy card you receive to ensure that all of your shares are voted.

Q:	What happens if I sign and return my proxy card but do not indicate how to vote my shares?

A:	If no instructions are provided in an executed proxy card, the Voting Shares represented by the proxy will be voted at the Annual Shareholder Meeting in accordance with the Board’s recommendation for each proposal, and, as to any other business as may properly come before the Annual Shareholder Meeting, in accordance with the proxyholder’s judgment as to such business.

Q:	How many votes are required to transact business at the Annual Shareholder Meeting?

A:	A quorum is required to transact business at the Annual Shareholder Meeting. Without giving effect to the limitation on voting rights described above, the quorum required at the Annual Shareholder Meeting is two or more persons present in person and representing in person or by proxy throughout the meeting more than 50% of the total issued and outstanding Voting Shares registered in our share register.

Q:	How does the voting take place at the Annual Shareholder Meeting?

A:	A vote will be taken on all matters properly brought before the Annual Shareholder Meeting. Each shareholder present who elects to vote in person and each person holding a valid proxy is entitled to one vote for each Voting Share owned or represented.

Q:	What vote is required to approve each proposal?

Except	as noted below, all of the proposals require an affirmative FOR vote by a majority of the votes cast at the Annual Shareholder Meeting. The proposal related to the approval of an amendment to Article 6 of our Articles of Association (Proposal 10 on the Proxy Card) requires the affirmative vote of at least 66 2/3% of the votes represented at the Annual Shareholder Meeting. The advisory vote to approve executive compensation (Proposal 2 on the Proxy Card) shall take place but is not binding on the Board or the Company.

Q:	How are abstentions and “broker non-votes” treated?

A:	Abstentions will be counted toward the presence of a quorum at the Annual Shareholder Meeting. “Broker non-votes” will be counted toward the presence of a quorum at the Annual Shareholder Meeting, except for the proposal related to the approval of the 2012 Omnibus Plan, where broker non-votes will not be counted toward the presence of a quorum under the rules of the New York Stock Exchange (“NYSE”).

Except as noted below, abstentions will not be considered votes cast on any of the proposals brought before the Annual Shareholder Meeting. For the proposals related to the approval of the 2012 Omnibus Plan and the approval of an amendment to Article 6 of our Articles of Association, abstentions will be considered votes represented at the meeting and will thus have the same effect as votes “against” these proposals. While broker non-votes will be counted toward the presence of a quorum, they will not be counted as votes cast either “for” or “against” a proposal.

Broker non-votes are shares held by banks or brokers for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the bank or broker does not have discretionary voting power under rules applicable to broker-dealers. If you own shares through a bank or brokerage firm and you do not instruct your bank or broker how to vote, your bank or broker will nevertheless have discretion to vote your shares on “routine” matters, such as the election of Deloitte & Touche Ltd., the Company’s independent auditors. More importantly, without instructions from you, your bank or broker will not have discretion to vote on “non-routine” matters, such as the election of directors, the non-binding advisory vote to approve executive compensation, the payment of the Dividend to the Company’s shareholders, the approval of the 2012 Omnibus Plan, the approval of the new $500 million share repurchase plan and any shareholder proposals.

Q:	How do I appoint and vote via an independent proxy if I am a shareholder of record?

A:	If you are a shareholder of record as of the Record Date, under Swiss law you may authorize the independent proxy, Mr. Paul Buergi, of Buis Buergi AG, Muehlebachstrasse 7, P.O. Box 672, CH-8024 Zurich, Switzerland, with full rights of substitution, to vote your Common Shares on your behalf instead of using the enclosed proxy card. If you authorize the independent proxy to vote your shares without giving instructions (or without giving clear instructions), your shares will be voted in accordance with the recommendations of the Board with regard to the items listed in the notice of meeting. If new agenda items (other than those in the notice of meeting) or new proposals or motions with respect to those agenda items set forth in the notice of meeting are being put forth before the Annual Shareholder Meeting, the independent proxy will, in the absence of other specific instructions, vote in accordance with the recommendations of the Board. A form of proxy card that may be used by the independent proxy to vote your Common Shares is attached to this Proxy Statement as Appendix A. Proxy cards authorizing the independent proxy to vote your shares must be sent directly to the independent proxy, arriving no later than noon, local time, on April 26, 2012.

Q:	Can I change my vote after I have mailed my signed proxy card or otherwise instructed how my shares are to be voted?

A:	Yes. You may change your vote by:

•

Providing the Corporate Secretary with written notice of revocation, by voting in person at the Annual Shareholder Meeting or by executing a later-dated proxy card; provided, however, that the action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken;

•

If you have granted your proxy to the independent proxy, by providing Mr. Paul Buergi with written notice of revocation, by voting in person at the Annual Shareholder Meeting or by executing a later-dated independent proxy card. Revocation of, or changes to, proxies issued to the independent proxy must be received by the independent proxy by noon, local time, on April 26, 2012; or

•	If you own shares through a bank or brokerage firm, obtaining a proxy from your bank or broker giving you the right to vote your Voting Shares at the Annual Shareholder Meeting.

Attendance at the Annual Shareholder Meeting by a shareholder who has executed and delivered a proxy card to us shall not in and of itself constitute a revocation of such proxy. Only your vote at the Annual Shareholder Meeting will revoke your proxy.

Q:	What else will happen at the Annual Shareholder Meeting?

A:	At the Annual Shareholder Meeting, shareholders will also receive the report of the Company’s independent auditors and the Company’s financial statements for the year ended December 31, 2011.

Q:	Who pays the costs of soliciting proxies?

A:	The cost of the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by the Company’s directors, officers and employees, personally or by telephone, facsimile or other electronic means, for which the Company’s directors, officers and employees will not receive any additional compensation. Proxy cards and materials also will be distributed to beneficial owners of Voting Shares through banks, brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their charges and expenses. We may retain a proxy solicitor to assist in the solicitation of proxies, for which the Company would pay usual and customary fees.

Q:	How may I receive a copy of the Company’s Annual Report on Form 10-K?

A:	The Company will furnish without charge to any shareholder a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the U.S. Securities and Exchange Commission (“SEC”). A copy of such report may be obtained upon written request to the Corporate Secretary, attention Wesley D. Dupont, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug Switzerland, or via e-mail at secretary@awac.com. Each such request must include a representation that, as of March 7, 2012, the person making the request was a beneficial owner of Common Shares entitled to vote at the Annual Shareholder Meeting. The Annual Report on Form 10-K, and all of the Company’s filings with the SEC, can be accessed through our website at www.awac.com under the “SEC Filings” link located in the section entitled “Investor Relations.” As permitted by the SEC’s rules, the Company will not furnish any exhibits to its Annual Report on Form 10-K without charge, but will provide along with such report a list of such exhibits and information about its charges for providing them.

Organizational Matters Required by Swiss Law

Admission to the Annual Shareholder Meeting

Shareholders who are registered in the Company’s share register on the Record Date will receive the Proxy Statement and proxy card from Continental Stock Transfer & Trust Company, our transfer agent. Beneficial owners of shares will receive instructions from their bank, brokerage firm or other nominee acting as shareholder of record to indicate how they wish their shares to be voted. Beneficial owners who wish to vote in person at the Annual Shareholder Meeting are requested to obtain a power of attorney from their bank, brokerage firm or other nominee that authorizes them to vote the shares held by them on their behalf. In addition, you must bring to the Annual Shareholder Meeting an account statement or letter from your bank, brokerage firm or other nominee indicating that you are the owner of the Common Shares. Shareholders of record registered in the Company’s share register are entitled to participate in and vote at the Annual Shareholder Meeting. Each share is entitled to one vote. The exercise of voting rights is subject to the voting restrictions set out in the Company’s Articles of Association, a summary of which is contained in “— How many votes do I have?” Please see the questions and answers provided under “— General Meeting Information” for further information.

Granting a Proxy

If you are a shareholder of record and do not wish to attend the Annual Shareholder Meeting, you have the right to grant a proxy directly to the Company officers named in the proxy card. In addition, under Swiss corporate law you can: (i) appoint Mr. Paul Buergi, of Buis Buergi AG, Muehlebachstrasse 7, P.O. Box 672, CH-8024 Zurich, Switzerland, as independent proxy, with full rights of substitution, with the corresponding proxy card; or (ii) grant a written proxy to any person who is not a shareholder. Please see “— How do I vote?” and “— How do I appoint and vote via an independent proxy if I am a shareholder of record?” elsewhere in the Proxy Statement for more information on appointing an independent proxy. Proxies issued to the independent proxy must be received no later than noon, local time, on April 26, 2012.

Registered shareholders who have appointed a Company officer or the independent proxy as a proxy may not vote in person at the Annual Shareholder Meeting or send a proxy of their choice to the meeting, unless they revoke or change their proxies. Revocations to the independent proxy must be received by him by no later than noon, local time, on April 26, 2012.

With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company officer acting as proxy and the independent proxy will vote according to the recommendations of the Board. If new agenda items (other than those on the agenda) or new proposals or motions regarding agenda items set out in the invitation to the Annual Shareholder Meeting are being put forth before the meeting, the Company officer acting as proxy and the independent proxy will vote in accordance with the position of the Board in the absence of other specific instructions.

Beneficial owners who have not obtained a power of attorney from their bank, brokerage firm or other nominee are not entitled to participate in or vote at the Annual Shareholder Meeting.

Proxy Holders of Deposited Shares

Proxy holders of deposited shares in accordance with Swiss corporate law are kindly asked to inform the Company of the number of shares they represent as soon as possible, but prior to the date of the Annual Shareholder Meeting, at the Company’s corporate headquarters.

Admission office

The admission office opens on the day of the Annual Shareholder Meeting at 1:30 p.m. local time. Shareholders of record attending the meeting are kindly asked to present their proxy card as proof of admission at the entrance.

Par Value Amounts

At the time of the mailing of this Proxy Statement, the par value of the Voting Shares and Non-Voting Shares is CHF 14.03. At the 2011 Annual Shareholder Meeting, our shareholders approved a dividend in the form of a distribution to shareholders through a par value reduction, with such cash dividends to be paid in four installments, the last of which is scheduled for April 2012. Accordingly, after the mailing date of this Proxy Statement and prior to the Annual Shareholder Meeting, the par value of the Voting Shares and Non-Voting Shares will be reduced by approximately CHF 0.32, subject to adjustment based on the USD/CHF currency exchange ratio published in The Wall Street Journal on March 19, 2012. Throughout this Proxy Statement, we assume CHF 13.71 as the prospective par value of the Voting Shares and Non-Voting Shares and we calculate our share capital and participation capital based on this amount. For proposals that require a capital reduction (see Proposals 8, 10 and 11), the actual par value per share and our share capital and participation capital amounts as of the date of the Annual Shareholder Meeting will be used for any filings we need to make with the Commercial Register in the Canton of Zug in order to effectuate such proposals.

Annual Report of Allied World Assurance Company Holdings, AG

The Company’s 2011 Annual Report, which accompanies this Proxy Statement, contains the Company’s audited consolidated financial statements and its audited statutory financial statements prepared in accordance with Swiss law and can be accessed through the Company’s website at www.awac.com under the “Financial Report” link located in the section entitled “Investor Relations.” Copies of the 2011 Annual Report may be obtained without charge upon written request to the Corporate Secretary, attention Wesley D. Dupont, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, or via e-mail at secretary@awac.com. The 2011 Annual Report may be physically inspected at the Company’s headquarters at Lindenstrasse 8, 6340 Baar, Zug, Switzerland.

ELECTION OF DIRECTORS

(Proposal 1 on Proxy Card)

The Board is divided into three classes of directors, Class I, Class II and Class III, each of approximately equal size. Three director nominees are being presented for election at the Annual Shareholder Meeting to serve as Class II Directors until the Annual Shareholder Meeting in 2015. Each of the nominees is a current member of the Board, and was recommended for appointment to the Board by the Nominating & Corporate Governance Committee of the Board.

Your Board unanimously recommends a vote FOR each of the nominees, Scott A. Carmilani, James F. Duffy and Bart Friedman, as listed on the enclosed proxy card. It is not expected that any of the nominees will become unavailable for election as a director but, if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as your Board shall recommend.

The biography of each nominee and each continuing director below contains information regarding the person’s service as a director on the Board, his or her business experience, director positions at other companies held currently or at any time during the last five years, and their applicable experiences, qualifications, attributes and skills.

The following are the nominees for election at the Annual Shareholder Meeting:

Scott A. Carmilani (age 47) was elected our President and Chief Executive Officer in January 2004, became a director in September 2003 and was appointed Chairman of the Board in January 2008. Mr. Carmilani was, prior to joining our Company as Executive Vice President in February 2002, the President of the Mergers & Acquisition Insurance Division of subsidiaries of American International Group, Inc. (“AIG”) and responsible for the management, marketing and underwriting of transactional insurance products for clients engaged in mergers, acquisitions or divestitures. Mr. Carmilani was previously the Regional Vice-President overseeing the New York general insurance operations of AIG. Before that he was the Divisional President of the Middle Market Division of National Union Fire Insurance Company of Pittsburgh, Pa., which underwrites directors and officers liability, employment practice liability and fidelity insurance for middle-market-sized companies. Prior to joining our Company, he held a succession of underwriting and management positions with subsidiaries of AIG since 1987. The Board believes that, among other qualifications, Mr. Carmilani’s extensive expertise and experience in the insurance and reinsurance industry give him the skills to serve as a director.

James F. Duffy (age 68) was appointed to the Board in July 2006. Mr. Duffy retired in 2002 as Chairman and Chief Executive Officer of The St. Paul Reinsurance Group, where he originally served from 1993 until 2000 as President and Chief Operating Officer of global reinsurance operations. Prior to this, Mr. Duffy served as an executive vice president of The St. Paul Companies from 1984 to 1993, and as President and Chief Operating Officer of St. Paul Surplus Lines Insurance Company from 1980 until 1984. Mr. Duffy had 15 years prior experience in insurance underwriting with Employers Surplus Lines Insurance Company, First State Insurance Company and New England Re. The Board believes that, among other qualifications, Mr. Duffy’s extensive expertise and experience in the insurance and reinsurance industry give him the skills to serve as a director.

Bart Friedman (age 67) was appointed to the Board in March 2006, was elected Vice Chairman of the Board in July 2006 and was appointed Lead Independent Director of the Board in January 2008. Mr. Friedman has been a partner at Cahill Gordon & Reindel LLP, a New York law firm, since 1980. Mr. Friedman specializes in corporate governance, special committees and director representation. Mr. Friedman worked early in his career at the SEC. Mr. Friedman is currently a member of the board of directors of Sanford Bernstein Mutual Funds, where he is a member of the Audit Committee and chairman of the Nominating and Governance Committee. He is also the chairman of the Public Responsibility and Ethics Committee of The Brookings Institution and is a member of the board of directors of the Lincoln Center for the Performing Arts, where he is chairman of the Audit Committee. The Board believes that, among other qualifications, Mr. Friedman’s extensive expertise and experience in corporate finance and corporate governance matters give him the skills to serve as a director.

The following individuals are the Company’s continuing directors:

Name	Position	Term Expires
Barbara T. Alexander	Class III Director	2013
Scott Hunter	Class III Director	2013
Patrick de Saint-Aignan	Class III Director	2013
Mark R. Patterson	Class I Director	2014
Samuel J. Weinhoff	Class I Director	2014

Barbara T. Alexander (age 63) was appointed to the Board in August 2009. Ms. Alexander has been an independent consultant since January 2004. Prior to that, she was a Senior Advisor to UBS Warburg LLC and predecessor firms from October 1999 to January 2004, and Managing Director of the North American Construction and Furnishings Group in the Corporate Finance Department of UBS from 1992 to October 1999. From 1987 to 1992, Ms. Alexander was a Managing Director in the Corporate Finance Department of Salomon Brothers Inc. From 1972 to 1987, she held various positions at Salomon Brothers, Smith Barney, Investors Diversified Services, and Wachovia Bank and Trust Company. Ms. Alexander is currently a member of the Board of Directors of QUALCOMM Incorporated, where she is a member of both the Audit Committee and Compensation Committee, KB Home, where she is a member of the Audit and Compliance Committee, and Choice Hotels International, Inc., where she is a member of the Audit Committee. Ms. Alexander previously served on the board of directors of Federal Home Loan Mortgage Corporation (Freddie Mac) from November 2004 to March 2010, Centex Corporation from July 1999 to August 2009, Burlington Resources Inc. from January 2004 to March 2006 and Harrah’s Entertainment Inc. from February 2002 to April 2007. Ms. Alexander was selected as one of seven Outstanding Directors in Corporate America in 2003 by Board Alert magazine and was one of five Director of the Year honorees in 2008 by the Forum for Corporate Directors. She has also served on the board of directors of HomeAid America, Habitat for Humanity International and Covenant House. Having been a member of numerous public company boards of directors, Ms. Alexander is familiar with a full range of corporate and board functions. She also has extensive experience in corporate finance, investment and strategic planning matters. The Board believes that, among other qualifications, Ms. Alexander’s extensive experience in corporate finance, investment and strategic planning matters give her the skills to serve as a director.

Scott Hunter (age 60) was appointed to the Board in March 2006. Mr. Hunter has served as an independent consultant to Bermuda’s financial services industry since 2002. From 1986 until 2002, Mr. Hunter was a partner at Arthur Andersen Bermuda, whose clients included numerous insurance and reinsurance companies. The Board believes that, among other qualifications, Mr. Hunter’s broad insurance and reinsurance industry experience and expertise specifically with regard to insurance and reinsurance corporate finance and accounting matters give him the skills to serve as a director.

Mark R. Patterson (age 60) was appointed to the Board in March 2006. Since 2002, Mr. Patterson has served as Chairman of MatlinPatterson Global Advisers LLC and its affiliates, an investment management firm, which manages distressed investment funds. From 1994 until 2002, Mr. Patterson was a Managing Director of Credit Suisse First Boston Corporation, where he served as Vice Chairman from 2000 to 2002. Mr. Patterson has 36 years of experience in commercial and investment banking. Mr. Patterson currently serves on behalf of MatlinPatterson’s funds as a member of the board of directors of Gleacher & Company, Inc. (formerly known as Broadpoint Securities Group, Inc.) and Flagstar Bancorp, Inc. Mr. Patterson has served on behalf of MatlinPatterson’s funds as a member of the board of directors of Polymer Group, Inc. from May 2008 to December 2010 and Thornburg Mortgage Inc. from April 2008 to March 2009. Having been a member of numerous company boards of directors, Mr. Patterson is familiar with a full range of corporate and board functions. The Board believes that, among other qualifications, Mr. Patterson’s extensive experience in corporate finance, risk management, investment and strategic planning matters give him the skills to serve as a director.

Patrick de Saint-Aignan (age 63) was appointed to the Board in August 2008. Mr. de Saint-Aignan has held multiple positions at Morgan Stanley internationally from 1974 to 2007, where he was a Managing Director and, most recently, an Advisory Director. He held responsibilities in corporate finance and capital markets and headed successively Morgan Stanley’s global fixed income derivatives and debt capital markets activities, its office in Paris, France, and the firm-wide risk management function. He was also a Founder, Director and Chairman of the International Swaps and Derivatives Association (1985-1992), Censeur on the Supervisory Board of IXIS Corporate and Investment Bank (2005-2007) and a member of the board of directors of Bank of China Limited (2006-2008), where he was Chairman of the Audit Committee and a member of the Risk Policy Committee and the Personnel and Remuneration Committee. Mr. de Saint-Aignan is currently a member of the board of directors of State Street Corporation, where he is a member of its Risk and Capital Committee. He is also a member of the board of directors and non-executive chairman of the European Kyoto Fund. The Board believes that, among other qualifications, Mr. de Saint-Aignan’s broad experience and expertise in corporate finance, risk management and investment matters as well as his international business background give him the skills to serve as a director.

Samuel J. Weinhoff (age 61) was appointed to the Board in July 2006. Mr. Weinhoff has served as a consultant to the insurance industry since 2000. Prior to this, Mr. Weinhoff was head of the Financial Institutions Group for Schroder & Co. from 1997 until 2000. He was also a Managing Director at Lehman Brothers, where he worked from 1985 to 1997. Mr. Weinhoff had ten years prior experience at the Home Insurance Company and the Reliance Insurance Company in a variety of positions, including excess casualty reinsurance treaty underwriter, investment department analyst, and head of corporate planning and reporting. Mr. Weinhoff is currently a member of the board of directors of Infinity Property and Casualty Corporation where he is a member of the Executive Committee, the Nominating and Governance Committee and the Audit Committee. Mr. Weinhoff served on the board of directors of Inter-Atlantic Financial, Inc. from July 2007 to October 2009. The Board believes that, among other qualifications, Mr. Weinhoff’s extensive insurance and reinsurance industry experience as well as expertise in corporate finance, investment and strategic planning matters give him the skills to serve as a director.

The Board has determined that Ms. Alexander and Messrs. Duffy, Friedman, Hunter, Patterson, de Saint-Aignan and Weinhoff are independent directors under the listing standards of the NYSE. In addition, although Ms. Alexander serves on the audit committee of more than three publicly-traded companies, the Board has affirmatively determined that such simultaneous service does not impair her ability to serve on our Audit Committee. The Company requires that a majority of its directors meet the criteria for independence under applicable law and the rules of the NYSE. The Board has adopted a policy to assist it and the Nominating & Corporate Governance Committee in their determination as to whether a nominee or director qualifies as independent. This policy contains categorical standards for determining independence and includes the independence standards required by the SEC and the NYSE as well as standards published by institutional investor groups and other corporate governance experts. In making its determination of independence, the Board applied these standards for director independence and determined that no material relationship existed between the Company and these directors. A copy of the Board Policy on Director Independence is attached as Appendix B to this Proxy Statement.

Meetings and Committees of the Board

During the year ended December 31, 2011, there were ten meetings of the Board of the Company (including regularly scheduled and special meetings). Each of our directors attended at least 75% of the aggregate number of Board meetings and committee meetings of which he or she was a member during the period he or she served on the Board. Our non-management directors meet separately from the other directors in an executive session at least quarterly. Mr. Friedman, our Vice Chairman of the Board and Lead Independent Director, served as the presiding director of the executive sessions of our non-management and independent directors held in 2011. The Lead Independent Director also has the authority to call meetings of the independent directors or full Board.

Board Leadership Structure

The Board has chosen a leadership structure that combines the role of the Chief Executive Officer and the Chairman of the Board while also having a Lead Independent Director. The Lead Independent Director assumes many of the responsibilities typically held by a non-executive chairman of the board and a list of his responsibilities is provided below. The Company’s rationale for combining the Chief Executive Officer and

Chairman of the Board positions relates principally to the Board’s belief that at this stage of the Company’s development and continued global expansion, the Company and its shareholders will be best served if the Chairman is in close proximity to the senior management team on a regular and continual basis.

The Lead Independent Director is elected solely by and from the independent directors. The Lead Independent Director’s responsibilities include:

•	organizing and presiding over all meetings of the Board at which the Chairman of the Board is not present, including all executive sessions of the non-management and independent directors;

•	serving as the liaison between the Chairman of the Board and the non-management directors;

•	overseeing the information sent to the Board by management;

•	approving meeting agendas and schedules for the Board to assure that there is sufficient time for discussion of all agenda items;

•	facilitating communication between the Board and management;

•	being available to communicate with and respond to certain inquiries of the Company’s shareholders; and

•	performing such other duties as requested by the Board.

Our Board has established an Audit Committee, a Compensation Committee, an Enterprise Risk Committee, an Executive Committee, an Investment Committee and a Nominating & Corporate Governance Committee, each of which reports to the Board. During 2011, the Audit Committee held seven meetings, the Compensation Committee held six meetings, the Enterprise Risk Committee held four meetings, the Executive Committee held no meetings, the Investment Committee held four meetings and the Nominating & Corporate Governance Committee held four meetings. The Board has adopted an Audit Committee Charter, a Compensation Committee Charter, an Enterprise Risk Committee Charter, an Investment Committee Charter and a Nominating & Corporate Governance Committee Charter. Copies of these charters are available on our website at www.awac.com under “Investor Relations — Corporate Information — Governance Documents”. Printed copies are also available by sending a written request to the Company’s Corporate Secretary. Each committee reviews its charter at least annually and recommends any proposed changes to the Board for approval. Each of the Audit Committee, Compensation Committee, Enterprise Risk Committee and Nominating & Corporate Governance Committee conducts an annual self-evaluation of its performance. The Nominating & Corporate Governance Committee also conducts an evaluation of the performance of the Board, its committees and each director.

Our Board has also approved Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Code of Ethics for Chief Executive Officer and Senior Financial Officers. The foregoing information is also available on our website at www.awac.com under “Investor Relations — Corporate Information — Governance Documents”. Printed copies are also available by sending a written request to the Company’s Corporate Secretary.

Audit Committee.    The Audit Committee presently consists of Ms. Alexander (Co-Chair) and Messrs. Hunter (Co-Chair), Duffy, de Saint-Aignan and Weinhoff, each of whom is an independent director. Pursuant to its charter, the Audit Committee is responsible for overseeing our independent auditors, internal auditors, compliance with legal and regulatory standards and the integrity of our financial reporting. Each member of the Audit Committee has been determined by the Board to be “financially literate” within the meaning of the NYSE Listing Standards and each has been designated by the Board as an “audit committee financial expert,” as defined by the applicable rules of the SEC, based on either his extensive prior accounting and auditing experience or having a range of experience in varying executive positions in the insurance or financial services industry.

Compensation Committee.    The Compensation Committee presently consists of Messrs. Weinhoff (Chairperson), Duffy, Friedman, Hunter and de Saint-Aignan and Ms. Alexander. The Compensation Committee is comprised entirely of independent directors. Pursuant to its charter, the Compensation Committee has the authority to establish compensation policies and recommend compensation programs to the Board, including administering all equity and incentive compensation plans of the Company. Pursuant to its charter, the Compensation Committee also has the authority to review the competitiveness of the non-management directors’ compensation programs and recommend to the Board these compensation programs and all payouts made thereunder. Additional information on the Compensation Committee’s consideration of executive compensation, including a discussion of the roles of the Company’s Chief Executive Officer and the independent compensation consultant in such executive compensation consideration, is included in “Executive Compensation — Compensation Discussion and Analysis.”

Enterprise Risk Committee.    The Enterprise Risk Committee presently consists of Messrs. de Saint-Aignan (Chairperson), Hunter, and Weinhoff and Ms. Alexander, each of whom is an independent director. Pursuant to its charter, the Enterprise Risk Committee oversees management’s assessment and mitigation of the Company’s enterprise risks and reviews and recommends to the Board for approval the Company’s overall firm-wide risk appetite statement and oversees management’s compliance therewith.

Executive Committee.    The Executive Committee presently consists of Messrs. Carmilani (Chairperson), Duffy and Weinhoff. The Executive Committee has the authority to oversee the general business and affairs of the Company to the extent permitted by Swiss law.

Investment Committee.    The Investment Committee presently consists of Messrs. Patterson (Chairperson), Hunter, de Saint-Aignan and Weinhoff and Ms. Alexander. The Investment Committee is comprised entirely of independent directors. Pursuant to its charter, the Investment Committee is responsible for adopting and overseeing compliance with the Company’s Investment Policy Statement, which contains investment guidelines and other parameters for the investment portfolio. The Investment Committee oversees the Company’s overall investment strategy and the Company’s investment risk exposures.

Nominating & Corporate Governance Committee.    The Nominating & Corporate Governance Committee presently consists of Messrs. Friedman (Chairperson), Duffy and Hunter. The Nominating & Corporate Governance Committee is comprised entirely of independent directors. Pursuant to its charter, the Nominating & Corporate Governance Committee is responsible for identifying individuals believed to be qualified to become directors and to recommend such individuals to the Board and to oversee corporate governance matters and practices.

The Nominating & Corporate Governance Committee will consider nominees recommended by shareholders and will evaluate such nominees on the same basis as all other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating & Corporate Governance Committee for election at the Annual Shareholder Meeting in 2013 may do so by submitting in writing such nominees’ names and other information required under SEC rules and the Company’s Articles of Association, in compliance with the procedures described under “Shareholder Proposals for 2013 Annual Shareholder Meeting” in this Proxy Statement.

The criteria adopted by the Board for use in evaluating the suitability of all nominees for director include the following:

•	high personal and professional ethics, values and integrity;

•

education, skill and experience with insurance, reinsurance or other businesses and organizations that the Board deems relevant and useful, including whether such attributes or background would contribute to the diversity of the Board;

•	ability and willingness to serve on any committees of the Board; and

•	ability and willingness to commit adequate time to the proper functioning of the Board and its committees.

In addition to considering candidates suggested by shareholders, the Nominating & Corporate Governance Committee considers candidates recommended by current directors, officers and others. The Nominating & Corporate Governance Committee screens all director candidates. The Nominating & Corporate Governance Committee determines whether or not the candidate meets the Company’s general qualifications and specific qualities for directors and whether or not additional information is appropriate.

The Board and the Nominating & Corporate Governance Committee do not have a specific policy regarding diversity. Instead, in addition to the general qualities that the Board requires of all nominees and directors, such as high personal and professional ethics, values and integrity, the Board and the Nominating & Corporate Governance Committee strive to have a diverse group of directors with differing experiences, qualifications, attributes and skills to further enhance the quality of the Board. As the Company is an insurance and reinsurance company that (i) sells products that protect other companies and individuals from complex risks, (ii) has a significant investment portfolio and (iii) faces operational risks similar to those at other international companies, the Board and the Nominating & Corporate Governance Committee believe that having a group of directors who have the range of experience and skills to understand and oversee this type of business is critical. The Board and the Nominating & Corporate Governance Committee do not believe that each director must be an expert in every aspect of the Company’s business, but instead the Board and committee strive to have well-rounded, collegial directors who contribute to the diversity of ideas and strengthen the Board’s capabilities as a whole. Through their professional careers and experiences, the Board and the Nominating & Corporate Governance Committee believe that each director has obtained certain attributes that further the goals discussed above.

Risk Oversight

While the assumption of risk is inherent to our business, we believe we have developed a strong risk management culture within the Company that is fostered and maintained by our senior management, with oversight by the Board through its committees. The Board primarily delegates its risk management oversight to three of its committees: the Audit Committee, the Enterprise Risk Committee and the Investment Committee, who regularly report to the Board. The Audit Committee primarily oversees those risks that may directly or indirectly impact the Company’s financial statements, the Enterprise Risk Committee primarily oversees the Company’s business and operational risks and the Investment Committee primarily oversees the Company’s investment portfolio risks. The Enterprise Risk Committee also reviews and recommends for approval by the Board the Company’s overall firm-wide risk appetite statement, and oversees management’s compliance with this statement. Each committee has broad powers to ensure that it has the resources to satisfy its duties under its charter, including the ability to request reports from any officer or employee of the Company and the authority to retain special counsel or other experts and consultants as it deems appropriate.

Each of these committees receives regular reports from senior management who have day-to-day risk management responsibilities, including from our Chief Executive Officer. The Audit Committee receives reports from our Chief Executive Officer, Chief Financial Officer, Chief Actuary, General Counsel, Head of Internal Audit and the Company’s independent auditors. These reports address various aspects of risk assessment and management relating to the Company’s financial statements. The Enterprise Risk Committee meets regularly with our Chief Executive Officer, Chief Risk Officer and Chief Actuary as part of its oversight of the Company’s underwriting, pricing and claims risks. Throughout the year, the Enterprise Risk Committee will also receive reports from other operational areas. To assist it in its oversight of the Company’s investment risk exposures, the Investment Committee receives reports from our Chief Investment Officer, Chief Financial Officer and external investment managers and advisors.

As open communications and equal access to information can be an important part of the Board’s risk oversight, all of the directors receive the information sent to each committee prior to any committee meeting. Board members are also encouraged to, and often do, attend all committee meetings regardless of whether he or she is a member of such committee.

Director Compensation

The following table provides information concerning the compensation of the Company’s non-management directors for fiscal year 2011.

Non-Management Directors Compensation(1)

Name	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Barbara T. Alexander	$147,500	$65,016	$212,516
James F. Duffy	$159,500	$65,016	$224,516
Bart Friedman	$126,500	$65,016	$191,516
Scott Hunter	$159,500	$65,016	$224,516
Mark R. Patterson	$129,500	$65,016	$194,516
Patrick de Saint-Aignan	$168,500	$65,016	$233,516
Samuel J. Weinhoff	$127,500	$65,016	$192,516

(1)	In 2011, our non-management directors did not receive any non-equity incentive plan compensation, did not have any pension or deferred compensation plans and did not receive any perquisite or compensation that would be required to be included in this table. Accordingly, other columns generally required pursuant to SEC rules are not included in the “Non-Management Directors Compensation” table.

(2)	As of December 31, 2011, our non-management directors held an aggregate of 7,399 restricted stock units (“RSUs”) under the Allied World Assurance Company Holdings, AG Third Amended and Restated 2004 Stock Incentive Plan (the “Stock Incentive Plan”), with each director holding 1,057 RSUs. The amounts shown in the “Stock Awards” column equal the estimate of aggregate compensation costs to be recognized with respect to RSU awards granted in 2011 determined as of the grant date under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“FASB ASC Topic 718”), and excluding the effect of estimated forfeitures. The fair value has been calculated using the closing price of the Common Shares on the date of grant ($61.51 per Common Share). For additional information on the calculation of the compensation expense, please refer to footnote 2 of the Summary Compensation Table below.

In 2011, our non-management directors have been paid the following aggregate fees for serving as directors of the Company:

•	$75,000 annually for serving as a director; and

•	$1,500 per meeting attended by a director as discussed below.

In addition, our Lead Independent Director receives an annual retainer of $15,000. We also provide to all non-management directors reimbursement of expenses incurred in connection with their service on the Board, including the reimbursement of director educational expenses. In February 2012, the Board approved an increase in the attendance fees paid to each non-management director for attending Board meetings. Commencing in 2012, each non-management director will receive an increase from $1,500 per meeting to $3,000 per meeting.

As reflected in the “Stock Awards” column of the “Non-Management Directors Compensation” table above, each non-management director receives an annual equity award of RSUs of the Company worth approximately $65,000. Each RSU represents the right to receive one newly-issued, fully paid and non-assessable Common Share of the Company at a future date and fully vests on the first anniversary of the date of grant, subject to continued service as a director through such date. Other than with respect to vesting terms, the RSUs are awarded to our non-management directors pursuant to the Stock Incentive Plan and are granted on similar terms and conditions as those generally granted to our employees. In 2011, these annual equity awards were granted concurrently with the grant of equity awards to members of our senior management following the preparation and completion of the 2011 year-end financial statements. Consistent with past practice, on February 22, 2012, each of our non-management directors received 1,014 RSUs.

Committee Fees and Additional Retainers

An attendance fee of $1,500 is paid to each non-management director committee member for attendance at committee meetings thereof.

The chairperson of a committee of the Board receives a retainer, paid annually, for such service in addition to the base retainer for serving as a director. For 2011, the Co-Chairs of the Audit Committee and the Chairs of the Compensation Committee, the Enterprise Risk Committee and the Investment Committee received an additional annual retainer of $35,000. The Nominating & Corporate Governance Committee Chair received an additional annual retainer of $8,000. In addition, each Audit Committee member (other than the Co-Chairs) received an additional annual retainer of $15,000.

Stock Ownership Policy

In order to promote equity ownership and further align the interests of the Board with our shareholders, the Board adopted a stock ownership policy for all non-management directors. Under this policy, non-management directors are expected to own, within five years after his or her joining the Board, equity interests of the Company with a value equal to five times the then-current annual cash retainer for serving on the Board. Non-management directors are expected not to sell any Common Shares until they are in compliance with this policy. Mr. Carmilani, our President, Chief Executive Officer and Chairman of the Board, is subject to a stock ownership policy for senior employees as described in “Executive Compensation — Compensation Discussion and Analysis — Stock Ownership Policy.”

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Proposal 2 on Proxy Card)

The Company is providing its shareholders with the opportunity to cast an advisory vote to approve executive compensation as described below. The Company believes that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.

The objective of the Company’s executive compensation program is to attract and retain talented and highly-skilled employees, reward strong Company and individual performance, align the interests of the executive officers and the Company’s shareholders and remain competitive with other insurance and reinsurance companies, particularly those with which the Company competes. The Company believes that its executive compensation program, which emphasizes long-term, performance-based equity awards, a portion of which is “at risk” with vesting dependent on the Company achieving certain performance targets, meets this objective and is strongly aligned with the long-term interests of its shareholders. The “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 41 describes the Company’s executive compensation program and the decisions made by the Compensation Committee in more detail.

In light of the global catastrophes that had a significant adverse effect on the insurance and reinsurance industry and the difficult economic conditions, on a relative basis the Company performed well in 2011. For the year ended December 31, 2011, on a relative basis against its Peer Group (as defined below) of 14 companies, the Company was fifth in diluted book value per share growth (adjusted for dividends), return on equity and combined ratio (a measure of underwriting performance), seventh in stock price appreciation, and eighth in net premiums written growth and net income growth. For the three-year period ended December 31, 2011, on a relative basis, the Company was first in return on equity, second in diluted book value per share growth (adjusted for dividends) and stock price appreciation, third in net premiums written growth and combined ratio, and fifth in net income growth.

Your Board unanimously recommends the approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K promulgated by the SEC, including the Compensation Discussion and Analysis section, compensation tables and narrative discussion, be, and hereby is, APPROVED.

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for the named executive officers.

APPROVAL OF

2012 OMNIBUS INCENTIVE COMPENSATION PLAN

(Proposal 3 on Proxy Card)

At the Annual Shareholder Meeting, the Company’s shareholders will be asked to approve and adopt the Company’s 2012 Omnibus Plan. The Board unanimously approved the 2012 Omnibus Plan on February 22, 2012, subject to the approval of our shareholders. The 2012 Omnibus Plan will become effective upon the approval of the Company’s shareholders.

The following summary of the 2012 Omnibus Plan is qualified in its entirety by express reference to the text of the 2012 Omnibus Plan, a copy of which is attached as Appendix C to this Proxy Statement.

The Board has unanimously approved the 2012 Omnibus Plan as a flexible omnibus incentive compensation plan that will allow the Company to use different forms of compensation awards to attract, retain and reward eligible participants under the 2012 Omnibus Plan and strengthen the mutuality of interests between management and shareholders. The 2012 Omnibus Plan will replace the Allied World Assurance Company Holdings, AG Third Amended and Restated 2001 Employee Stock Option Plan (the “Stock Option Plan”), the Stock Incentive Plan and the Allied World Assurance Company Holdings, AG Third Amended and Restated Long-Term Incentive Plan (the “LTIP” and along with the Stock Option Plan and Stock Incentive Plan, the “Prior Plans”). The Prior Plans will be automatically terminated, replaced and superseded by the 2012 Omnibus Plan on the date on which the 2012 Omnibus Plan is approved by the Company’s shareholders, except that any outstanding awards granted under the Prior Plans will remain in effect pursuant to their terms. If shareholder approval is not received, the Prior Plans will not be terminated, replaced and superseded and will remain in place pursuant to their current respective terms.

Summary of the 2012 Omnibus Plan

The Purpose of the 2012 Omnibus Plan

The purpose of the 2012 Omnibus Plan is to promote the interests of the Company and its shareholders by (i) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) and (ii) enabling such individuals to participate in the long-term growth and financial success of the Company.

Types of Awards

The 2012 Omnibus Plan will provide for the grant of options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the U.S. Internal Revenue Code of 1986 (the “Code”), nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted shares, RSUs, deferred share units, cash incentive awards, performance-based compensation awards and other equity-based and equity-related awards.

Plan Administration

The 2012 Omnibus Plan will be administered by the Compensation Committee of the Board or such other committee the Board designates to administer the plan. Subject to the terms of the plan and applicable law, the Compensation Committee will generally have the authority to (i) designate participants; (ii) determine the type or types of awards to be granted to a participant; (iii) determine the number of Common Shares to be covered by awards; (iv) determine the terms and conditions of awards; (v) determine the vesting schedules of awards and, if certain performance criteria were required to be attained in order for an award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained; (vi) determine whether awards may be settled or exercised in cash, Common Shares, other securities, other awards or other property; (vii) determine whether and in what circumstances amounts payable with respect to an award will be deferred; (viii) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the 2012 Omnibus Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the 2012 Omnibus Plan; (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards; and (xi) make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the 2012 Omnibus Plan.

Common Shares Available For Awards

Subject to adjustment for changes in capitalization, as described below, the maximum aggregate number of Common Shares that will be available to be delivered pursuant to awards granted under the Omnibus Plan will be equal to 1,500,000 (the “Plan Share Limit”), all of which may be delivered pursuant to ISOs under the 2012 Omnibus Plan.

Subject to adjustment for changes in capitalization, as described below, for purposes of calculating the number of Common Shares available under the 2012 Omnibus Plan, each option or stock-settled SAR (regardless of the number of Common Shares actually delivered upon settlement of such stock-settled SAR) granted under the 2012 Omnibus Plan will reduce the Plan Share Limit by 0.36 Common Shares and each other award denominated in Common Shares granted under the 2012 Omnibus Plan will reduce the Plan Share Limit by one Common Share. Awards that are settled in cash will not reduce the Plan Share Limit. The Company commits that, with respect to the number of Common Shares subject to awards granted during fiscal years 2012, 2013 and 2014, the Company will maintain an average annual burn rate over such period that does not exceed 2.8% of the weighted average Common Shares outstanding (which, for the avoidance of doubt, will take into account any changes in the number of Common Shares outstanding resulting from, among other things, any issuances, repurchases or exercises or vesting of awards, during such period). For purposes of calculating the number of shares granted in a particular year, all awards will first be converted into stock option-share equivalents. Each share that is subject to stock options or SARs will count as one share and each share that is subject to awards other than stock options or SARs will count as 2.5 shares.

If any award granted under the plan were forfeited or otherwise expired, terminated or were canceled without the delivery of all Common Shares subject thereto or were settled other than by the delivery of Common Shares (including cash settlement), then the number of Common Shares subject to such award that were not issued with respect to such award will not be treated as issued for purposes of reducing the Plan Share Limit. Notwithstanding the foregoing, the unused portion of the Plan Share Limit and the maximum number of Common Shares that may be delivered pursuant to ISOs will not be increased, and the Common Shares available for issuance will not otherwise increase, as a result of the surrender or tender of Common Shares to the Company in payment of the exercise price of an award or any taxes required to be withheld in respect of an award. With respect to awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, subject to adjustment for changes in capitalization, as described below, (i) in the case of awards that will be settled in Common Shares, the maximum aggregate number of Common Shares that may be delivered pursuant to awards granted to any participant in any fiscal year will not exceed 650,000 (the “Annual Individual Limit”); (ii) in the case of awards that will be settled in cash based on the fair market value (as defined in the 2012 Omnibus Plan) of a Common Share, the maximum aggregate amount of cash that may be paid pursuant to awards granted to any participant in any fiscal year will not exceed the per-share fair market value as of the relevant vesting, payment or settlement date multiplied by the Annual Individual Limit; and (iii) in the case of all awards other than awards that will be settled in Common Shares or in cash based on the fair market value of a Common Share, the maximum aggregate amount of cash and other property (valued at fair market value) other than Common Shares that may be paid or delivered pursuant to awards under the 2012 Omnibus Plan to any participant in any fiscal year will not exceed $40 million.

Adjustments

In the event of any extraordinary dividend or other extraordinary distribution, recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off, the Compensation Committee will adjust any or all of (i) the number of Common Shares or other securities of the Company with respect to which awards may be granted; and (ii) the terms of any outstanding award, in each case, in the manner and method determined by the Compensation Committee to be appropriate. In the event of any reorganization, merger, amalgamation, consolidation, combination, repurchase or exchange of Common Shares or other similar corporate transactions, the Compensation Committee, in its discretion, will be permitted to make such adjustments to the 2012 Omnibus Plan and awards under the plan as it deems appropriate or desirable.

Source of Shares

Any Common Shares delivered pursuant to an award may consist, in whole or in part, of authorized and unissued shares or of treasury shares.

Eligible Participants

Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any of its affiliates will be eligible to participate in the 2012 Omnibus Plan. The Company currently expects that awards will generally be limited to approximately 325 employees and non-employee directors (of whom there are currently seven eligible directors).

Stock Options and Stock Appreciation Rights

Subject to the provisions of the 2012 Omnibus Plan, the Compensation Committee will be permitted to grant options (either ISOs or NSOs) and SARs under the 2012 Omnibus Plan. The exercise price of each Common Share covered by an option or a SAR will be not less than the fair market value of each such Common Share on the grant date. Without the approval of the Company’s shareholders, the Compensation Committee will not reprice any option or SAR granted under the 2012 Omnibus Plan or cancel any option or SAR granted under the 2012 Omnibus Plan for a cash payment at a time when the exercise price of such award is greater than the fair market value of the Common Shares subject to such award. All options granted under the 2012 Omnibus Plan will be NSOs unless the applicable award agreement expressly states that the option is intended to be an ISO. Under the plan, all options and SARs will be intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. Unless otherwise set forth in the applicable award agreement, each option and SAR granted under the plan will vest and become exercisable with respect to 25% of the Common Shares subject to such award on each of the first four anniversaries of the grant date. The exercise price of an option may be paid in cash (or its equivalent) or by any other method (or combination of methods) acceptable to the Company and any third-party stock plan administrator arranged for by the Company. Upon exercise of a SAR, the holder will receive cash, Common Shares, other securities, other awards, other property or a combination of any of the foregoing, as determined by the Compensation Committee, equal in value to the excess, if any, of the fair market value of a Common Share on the date of exercise of the SAR over the exercise price of the SAR. Unless otherwise set forth in the applicable award agreement, each option and SAR will expire upon the earlier of (i) the tenth anniversary of the grant date and (ii) 90 days after the participant who was holding the option or SAR ceased to be a director, officer, employee or consultant of the Company and its affiliates. No option or SAR will be exercisable after the tenth anniversary of the grant date.

Restricted Shares and Restricted Stock Units

Subject to the provisions of the 2012 Omnibus Plan, the Compensation Committee will be permitted to grant restricted shares and RSUs under the plan. Restricted shares will not be permitted to be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the plan or the applicable award agreement. Each restricted share will be evidenced in such manner as the Compensation Committee determines. Each RSU will be granted with respect to one Common Share (or a number determined pursuant to a specified formula) or will have a value equal to the fair market value of one Common Share (or a number determined pursuant to a specified formula). Upon vesting of an RSU, the holder will receive cash, Common Shares, other securities, other awards, other property or a combination of any of the foregoing, as determined by the Compensation Committee. Unless otherwise set forth in the applicable award agreement, each restricted share and RSU granted under the

2012 Omnibus Plan will become vested with respect to 25% of the Common Shares subject to such award on each of the first four anniversaries of the grant date. If a restricted share or RSU will be intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements applicable to performance compensation awards set forth in the 2012 Omnibus Plan and described below must be satisfied in order for such restricted share or RSU to vest. The Compensation Committee will be permitted to, on such terms and conditions as it determines, provide a participant who holds restricted shares or RSUs with dividend equivalents, payable in cash, Common Shares, other securities, other awards or other property.

Other Stock-Based Awards

Subject to the provisions of the 2012 Omnibus Plan, the Compensation Committee will be permitted to grant to participants other equity-based or equity-related awards (including deferred share units and fully vested Common Shares). The Compensation Committee will be permitted to determine the amounts and terms and conditions of any such awards.

Cash Incentive Awards

Subject to the provisions of the 2012 Omnibus Plan, the Compensation Committee will be permitted to grant cash incentive awards under the plan. In its discretion, the Compensation Committee will determine the number of cash incentive awards to grant to a participant, the duration of the period during which, and any conditions under which, the cash incentive awards will be eligible to vest or will be forfeited, and any other terms and conditions applicable to the cash incentive award. Subject to the provisions of the 2012 Omnibus Plan, the holder of a cash incentive award will be entitled to receive a payment based on the number and value of the cash incentive award earned, which will be determined by the Compensation Committee, in its discretion, based on the extent to which performance goals or other conditions applicable to the cash incentive awards have been achieved. If a cash incentive award is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements applicable to performance compensation awards set forth in the 2012 Omnibus Plan and described below must be satisfied.

Performance-Based Compensation Awards

The Compensation Committee will be permitted to designate any award granted under the plan (other than options and SARs) as a performance compensation award in order for such award to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. In addition, the Compensation Committee will be permitted to grant performance compensation awards that will not be intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. If the awards are not intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code at the time of grant or any time thereafter, the Compensation Committee will not be limited by the requirements described below. Performance compensation awards intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code will be subject to the following additional requirements:

•

Recipients of Performance Compensation Awards.    The Compensation Committee will, in its discretion, designate within the first 90 days of a performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the participants who will be eligible to receive performance compensation awards in respect of such performance period. The Compensation Committee will also determine the length of the performance periods, the types of awards to be issued, the performance criteria that will be used to establish the performance goals and any objective performance formula used to determine whether a performance compensation award has been earned for the performance period.

•

Performance Criteria Applicable to Performance Compensation Awards.    The performance criteria will be limited to the following, which may be applied on an absolute basis or be relative to one or more peer companies or indices or any combination thereof: (i) share price; (ii) net income, earnings or comprehensive income before or after taxes (including earnings before interest, taxes, depreciation and amortization); (iii) operating income; (iv) earnings per share (including specified types or categories thereof); (v) cash flow (including specified types or categories thereof); (vi) revenues (including specified types or categories thereof); (vii) return measures (including specified types or categories thereof); (viii) shareholder return measures (including specified types or categories thereof); (ix) sales or product volume; (x) working capital; (xi) gross or net profitability/profit margins (including profitability of an identifiable business unit or product); (xii) objective measures of productivity or operating efficiency; (xiii) costs (including specified types or categories thereof); (xiv) expenses (including specified types or categories thereof); (xv) product unit and pricing targets; (xvi) premiums written and sales of particular products; (xvii) combined ratio; (xviii) operating ratio; (xix) leverage ratio; (xx) credit rating; (xxi) borrowing levels; (xxii) market share (in aggregate or by segment); (xxiii) level or amount of acquisitions; (xxiv) economic value; (xxv) enterprise value; (xxvi) book, economic book or intrinsic book value (including book value per share); (xxvii) improvements in capital structure; (xxviii) underwriting income or profit; (xxix) underwriting return on capital; (xxx) underwriting return on equity; and (xxxi) customer satisfaction survey results.

•

Modification of Performance Goals.    The Compensation Committee will be permitted to adjust or modify the calculation of performance goals for a performance period in the event of, in anticipation of, or in recognition of, any unusual or extraordinary corporate item, transaction, event or development or any other unusual or nonrecurring events affecting the Company, any of its affiliates, subsidiaries, divisions or operating units (to the extent applicable to such performance goal), or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions, so long as that adjustment or modification would not cause the performance compensation award to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

•

Requirements to Receive Payment for 162(m) Awards.    Except as otherwise permitted by Section 162(m) of the Code, in order to be eligible for payment in respect of a performance compensation award for a particular performance period, participants will be required to be employed by the Company or one of its affiliates on the date that the performance compensation award will be paid, the performance goals for such period will be required to be satisfied and certified by the Compensation Committee.

•

Limitations on Compensation Committee Discretion.    Except as otherwise permitted by Section 162(m) of the Code, in no event will any discretionary authority granted to the Compensation Committee under the 2012 Omnibus Plan be used to grant or provide payment in respect of performance compensation awards for which performance goals have not been attained, increase a performance compensation award for any participant at any time after the first 90 days of the performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) or increase a performance compensation award above the maximum amount payable under the underlying award.

Amendment and Termination of the 2012 Omnibus Plan

Subject to any applicable law or government regulation and the rules of the NYSE or any successor exchange or quotation system on which the Common Shares may be listed or quoted, the 2012 Omnibus Plan will be permitted to be amended, modified or terminated by the Board without the approval of the Company’s shareholders, except that shareholder approval will be required for any amendment that would (i) increase either the Plan Share Limit or increase the maximum number of Common Shares that could be delivered pursuant to ISOs granted under the 2012 Omnibus Plan, (ii) change the class of employees or other individuals eligible to participate in the 2012 Omnibus Plan or (iii) allow repricing of any option or SAR or cancellation of any option or SAR for a cash payment at a time when the exercise price of such awards is greater than the fair market value of the Common Shares subject to such award, in each case, without approval by the Company’s shareholders. Under these provisions, shareholder approval will not be required for all possible amendments that might increase the cost of the 2012 Omnibus Plan.

The Compensation Committee will be permitted to waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award previously granted, prospectively or retroactively, including taking any action that would cause a performance compensation award that qualified as “qualified performance-based compensation” under Section 162(m) of the Code at the time of grant and at any time thereafter to cease to qualify as “qualified performance-based compensation” under Section 162(m) of the Code at the time of payment). However, unless otherwise provided by the Compensation Committee in the applicable award agreement or in the 2012 Omnibus Plan, any waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any participant to any award previously granted will not to that extent be effective without the consent of the affected participant.

Change of Control

The 2012 Omnibus Plan will provide that, unless otherwise provided in an award agreement or a participant’s employment agreement, in the event of a change of control of the Company, (i) any options or SARs outstanding as of a termination of a participant’s employment by the Company without “cause” or by the participant for “good reason” (as each term is defined in the 2012 Omnibus Plan), in each case, that occurs within two years following the date the change of control occurs, will automatically vest and become exercisable at the time of such termination; (ii) any performance compensation awards outstanding as of a termination of a participant’s employment by the Company without cause or by the participant for good reason, in each case, that occurs within two years following the date the change of control occurs, will automatically vest and be paid out at the time of such termination at the same percentage at which the Company is expensing such award for financial reporting purposes immediately prior to such termination; and (iii) all other awards outstanding as of a termination of a participant’s employment by the Company without cause or by the participant for good reason, in each case, that occurs within two years following the date the change of control occurs, will automatically vest and become exercisable and all restrictions and forfeiture provisions related thereto will lapse at the time of such termination.

Unless otherwise provided pursuant to an award agreement, a change of control will be defined to mean any of the following events, generally:

•

during any period of 24 consecutive calendar months, a change in the composition of a majority of the board of directors, as constituted on the first day of such period, that was not supported by a majority of the incumbent board of directors;

•

consummation of certain mergers, amalgamations or consolidations of the Company (or, in certain situations, one of the Company’s subsidiaries) with any other corporation following which the Company’s shareholders hold 50% or less of the combined voting power of the surviving entity;

•	the Company’s shareholders approve a plan of complete liquidation or dissolution of the Company; or

•

an acquisition by any individual, entity or group of beneficial ownership of a percentage of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors that was equal to or greater than 30%.

Although award agreements may provide for a different definition of change of control than is provided for in the 2012 Omnibus Plan, except in the case of a transaction described in the third bullet above, any definition of change of control set forth in any award agreement will provide that a change of control will not occur until the consummation or effectiveness of a change in control of the Company, rather than upon the announcement, commencement, shareholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the Company.

Recoupment of Awards

Pursuant to the 2012 Omnibus Plan, the Company intends to include recoupment provisions in the applicable award agreements providing that, if a participant who is subject to Section 16(a) of the Exchange Act engages in any act of fraud or intentional misconduct that contributes materially to any financial restatement of the Company, any portion of an award that previously vested and was paid to such participant will immediately terminate and the participant will be required to repay to the Company the difference between any amount paid within the one-year period preceding the financial restatement and the amount that should have been paid with respect to the participant’s award based on the financial restatement.

The Company intends to fully comply with the final rules issued by the SEC with regard to recoupment of compensation as required under The Dodd-Frank Wall Street Reform and Consumer Protection Act.

Term of the Plan

No award will be permitted to be granted under the 2012 Omnibus Plan after the tenth anniversary of the date the plan is approved by the Company’s shareholders.

Certain Federal Tax Consequences of the Plan

The following summary described the U.S. federal income tax treatment associated with options awarded under the 2012 Omnibus Plan. The summary is based on the law as in effect on March 1, 2012. The summary does not discuss state or local tax consequences, non-U.S. tax consequences or tax consequences applicable to awards other than options.

Incentive Stock Options

Neither the grant nor the exercise of an ISO results in taxable income to the optionee for regular U.S. federal income tax purposes. However, an amount equal to (i) the per-share fair market value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of Common Shares with respect to which the ISO is being exercised will count as “alternative minimum taxable income” which, depending on the particular facts, could result in liability for the “alternative minimum tax” or AMT. If the optionee does not dispose of the Common Shares issued pursuant to the exercise of an ISO until the later of the two-year anniversary of the date of grant of the ISO and the one-year anniversary of the date of the acquisition of those shares, then (a) upon a later sale or taxable exchange of the Common Shares, any recognized gain or loss would be treated for tax purposes as a long-term capital gain or loss and (b) the Company would not be permitted to take a deduction with respect to that ISO for federal income tax purposes. If Common Shares acquired upon the exercise of an ISO were disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally the optionee would realize ordinary income in the year of disposition in an amount equal to the lesser of (i) any excess of the fair market value of the Common Shares at the time of exercise of the ISO over the amount paid for the Common Shares or (ii) the excess of the amount realized on the disposition of the Common Shares over the participant’s aggregate tax basis in the shares (generally, the exercise price). A deduction would be available to the Company equal to the amount of ordinary income recognized by the optionee. Any further gain realized by the optionee will be taxed as short-term or long-term capital gain and would not result in any deduction by the Company. A disqualifying disposition occurring in the same calendar year as the year of exercise would eliminate the alternative minimum tax effect of the ISO exercise. Special rules may apply where all or a portion of the exercise price of an ISO is paid by tendering shares, or if the Common Shares acquired upon exercise of an ISO are subject to substantial forfeiture restrictions. The foregoing summary of tax consequences associated with the exercise of an ISO and the disposition of Common Shares acquired upon exercise of an ISO assumes that the ISO is exercised during employment or within three months following termination of employment. The exercise of an ISO more than three months following termination of employment will result in the tax consequences described below for NSOs, except that special rules apply in the case of disability or death. An individual’s stock options otherwise qualifying as ISOs will be treated for tax purposes as NSOs (and not as ISOs) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

Nonqualified Stock Options

An NSO (that is, a stock option that does not qualify as an ISO) would result in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising an NSO would, at that time, realize taxable compensation equal to (i) the per-share fair market value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of Common Shares with respect to which the option is being exercised. If the NSO was granted in connection with employment, this taxable income would also constitute “wages” subject to withholding and employment taxes. A corresponding deduction would be available to the Company. The foregoing summary assumes that the Common Shares acquired upon exercise of an NSO option are not subject to a substantial risk of forfeiture.

Section 162(m)

Section 162(m) of the Code currently provides that if, in any year, the compensation that is paid to the Company’s Chief Executive Officer or to any of the Company’s three other most highly compensated executive officers (currently excluding the Company’s Chief Financial Officer) exceeds $1,000,000 per person, any amounts that exceed the $1,000,000 threshold will not be deductible by the Company for U.S. federal income tax purposes, unless the compensation qualifies for an exception to Section 162(m) of the Code. Certain performance-based awards under plans approved by shareholders are not subject to the deduction limit. Options and SARs that will be awarded under the 2012 Omnibus Plan are intended to be eligible for this performance-based exception.

Sections 409A and 457A

Sections 409A and 457A of the Code impose restrictions on nonqualified deferred compensation. Failure to satisfy these rules results in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount, and a possible interest charge. Stock options granted with an exercise price that is not less than the fair market value of the underlying shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options that will be awarded under the 2012 Omnibus Plan are intended to be eligible for this exception. In addition, it is intended that the provisions of the 2012 Omnibus Plan comply with Sections 409A and 457A of the Code, and all provisions of the 2012 Omnibus Plan will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under these rules.

New 2012 Omnibus Plan Benefits

Any new awards under the 2012 Omnibus Plan will be granted at the discretion of the Compensation Committee, and, therefore it is not possible to determine the amount or form of any award that will be available for grant to any participant under such plan.

Securities Authorized for Issuance Under Equity Compensation Plans

Please refer to “Executive Compensation – Compensation Discussion and Analysis – “Equity Compensation Plan Information” for information about equity-based awards outstanding and Common Shares available for future award under the Company’s equity compensation plans as of December 31, 2011. The following table provides information about equity-based awards outstanding and Common Shares available for future awards under all of the Company’s equity compensation plans as of March 1, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by Shareholders	2,145,528	$45.85	1,546,634	(3)
Equity compensation plans not approved by Shareholders(4)	43,334	—	0

Total	2,188,862	$45.85	1,546,634	(3)

(1)	Represents 1,457,407 stock options granted under the Stock Option Plan, which have a weighted average remaining contractual life of 6.7 years, and 688,121 and 43,334 shares granted pursuant to RSUs and performance-based awards under the Stock Incentive Plan and LTIP, respectively.

(2)	The weighted average exercise price reported in the column above does not take into account RSUs or performance-based awards.

(3)	Includes 1,381,379 Common Shares available for issuance pursuant to stock options granted under the Stock Option Plan and 165,255 Common Shares available for issuance pursuant to RSUs awarded under the Stock Incentive Plan. If the 2012 Omnibus Plan is approved, the Stock Option Plan, Stock Incentive Plan and LTIP will automatically terminate and be replaced by the 2012 Omnibus Plan, except that any outstanding awards granted under such plans will remain in effect pursuant to their terms.

(4)	Represents Common Shares issued under the LTIP.

Your Board unanimously recommends a vote FOR the approval and adoption of the Allied World Assurance Company Holdings, AG 2012 Omnibus Incentive Compensation Plan.

APPROVAL OF NEW SHARE REPURCHASE PROGRAM

(Proposal 4 on Proxy Card)

The Company is seeking the approval of its shareholders to establish a new share repurchase program for the repurchase of up to $500 million of the Voting Shares and Non-Voting Shares. Under the terms of this new share repurchase program, Voting Shares and Non-Voting Shares repurchased shall be designated for cancellation and shall be cancelled upon shareholder approval at a future annual shareholder meeting and therefore shall not be subject to the statutory provision of Swiss law that prohibits the Company from holding in treasury more than 10% of its aggregate Voting Shares and Non-Voting Shares. The repurchase of Voting Shares and Non-Voting Shares will only be made from reserves from capital contributions. The Company currently anticipates that the repurchases of Voting Shares and Non-Voting Shares shall take place over a two-year period.

In May 2010, the Company established a $500 million share repurchase program. In connection with the Company redomesticating to Switzerland in December 2010, it received shareholder approval to continue the 2010 share repurchase program. As of March 1, 2012, there was approximately $111 million in remaining capacity under the 2010 share repurchase program. The Company intends to continue to make repurchases of its Voting Shares and Non-Voting Shares under the 2010 share repurchase program. If approved by shareholders at the Annual Shareholder Meeting, the new share repurchase program will replace the 2010 share repurchase program once it has been completed.

General Explanation of the Share Repurchase Program

The Board is proposing that shareholders approve the new share repurchase program in order to provide the Company with maximum capital management flexibility. The Board believes that the future repurchase of shares for cancellation is advisable to the extent that market conditions, our financial condition and other factors so permit, in order to return excess cash to shareholders. The Board is therefore seeking shareholder approval to provide the Company with the flexibility to repurchase Voting Shares and Non-Voting Shares at any time after the Annual Shareholder Meeting.

If the share repurchase program is approved by the shareholders, there can be no assurance that any Voting Shares or Non-Voting Shares will actually be repurchased in the near term after the Annual Shareholder Meeting, or at all, and the repurchase program may be suspended or discontinued at any time.

The Board or the Company’s management, as applicable, may decide, based upon general market conditions, the Company’s cash flow, the Company’s ongoing capital requirements, the price of the shares, regulatory considerations and other factors, that the Company should retain cash, reduce debt, make capital investments or otherwise use cash for general corporate purposes, and consequently repurchase fewer Voting Shares and Non-Voting Shares or not repurchase any shares. Decisions regarding the amount, if any, and timing of any share repurchases would be made from time to time based upon the factors set forth above.

The Board has decided to designate for cancellation any shares that are repurchased. The benefit of this procedure is that by obtaining shareholder approval for the future cancellation of the repurchased shares, these shares no longer fall under the statutory provision of Swiss law that prohibits the Company from holding in treasury an aggregate amount of Voting Shares and Non-Voting Shares that exceed 10% of the Company’s aggregate share capital and participation capital.

Your Board unanimously recommends a vote FOR the approval of the Company’s $500 million share repurchase program, with such Voting Shares and Non-Voting Shares acquired to be cancelled by the Company.

APPROVAL OF

RECLASSIFICATION OF FREE RESERVES

(Proposal 5 on Proxy Card)

The Company proposes that CHF 138 million of free reserves from capital contributions be reclassified to the general legal reserve from capital contributions. On January 1, 2011, a new Swiss tax law regarding the distribution of qualifying additional paid-in capital came into effect. Under this new tax law, distributions of qualifying additional paid-in capital in the form of a dividend or share repurchases are no longer subject to Swiss federal withholding tax. The Swiss federal tax authorities require Swiss companies to present qualifying additional paid-in capital in their statutory financial statements as a sub-item to the “legal reserve” account and designate it as “general legal reserve from capital contributions.”

The proposed reclassification is intended to ensure compliance with the requirements of the Swiss federal tax authorities and that such amount, which as of December 31, 2011 had been booked as “free reserves”, continues to be available for share repurchases and dividends in the future without any incurrence of Swiss federal withholding tax. If this proposal is approved by shareholders, the Company will have CHF 1,778 million in general legal reserve from capital contributions as of December 31, 2011.

If the shareholders do not approve this proposal, the Board may call an extraordinary general meeting of shareholders for reconsideration of this proposal.

Your Board unanimously recommends a vote FOR the reclassification of the “free reserves from capital contributions” to the “general legal reserve from capital contributions”.

APPROVAL OF THE COMPANY’S ANNUAL REPORT

AND FINANCIAL STATEMENTS

(Proposal 6 on Proxy Card)

The 2011 Annual Report, which accompanies this Proxy Statement, contains the Company’s audited consolidated financial statements and its audited statutory financial statements prepared in accordance with Swiss law, for the year ended December 31, 2011, as well as the reports of Deloitte & Touche Ltd. and Deloitte AG, our independent and statutory auditors, respectively. The 2011 Annual Report also contains information on our business activities and our business and financial condition. Pursuant to Swiss law, the 2011 Annual Report, the Company’s audited consolidated financial statements and its audited Swiss statutory financial statements must be submitted to shareholders for approval at the Annual Shareholder Meeting. The 2011 Annual Report will be available for physical inspection at our offices at Lindenstrasse 8, 6340 Baar, Zug, Switzerland. Representatives of Deloitte & Touche Ltd. and Deloitte AG will attend the Annual Shareholder Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

If the shareholders do not approve this proposal, the Board may call an extraordinary general meeting of shareholders for reconsideration of this proposal.

Your Board unanimously recommends a vote FOR the approval of the Company’s 2011 Annual Report, including the Company’s audited consolidated financial statements and its audited Swiss statutory financial statements prepared in accordance with Swiss law, each for the year ended December 31, 2011.

APPROVAL OF THE RETENTION OF DISPOSABLE PROFITS

(Proposal 7 on Proxy Card)

As noted in Proposal 6 — “Approval of the Company’s Annual Report and Financial Statements” above, the 2011 Annual Report that accompanies this Proxy Statement contains the Company’s audited statutory financial statements prepared in accordance with Swiss law for the year ended December 31, 2011, as well as the report of Deloitte AG, our statutory auditors. For the year ended December 31, 2011, on a standalone basis, the Company had disposable profits of CHF 108 million (or approximately $115 million). The Board proposes that the disposable profit on the Company’s audited statutory financial statements be carried forward as retained earnings for fiscal year 2012. The Board believes that it is in the best interests of the Company and its shareholders to retain earnings for future investment in the growth of our business and for other attractive business opportunities. As noted in Proposal 11 — “Approval of the Payment of Dividends to the Company’s Shareholders” below, the Company is proposing that its shareholders receive cash dividends through a par value reduction. Accordingly, the Company is proposing that no dividend distribution be made at this time to shareholders from 2011 year-end disposable profits.

If the shareholders do not approve this proposal, the Board may call an extraordinary general meeting of shareholders for reconsideration of this proposal.

Your Board unanimously recommends a vote FOR carrying forward as retained earnings the Company’s disposable profits on its audited statutory financial statements for the year ended December 31, 2011.

APPROVAL OF AN AMENDMENT TO THE

ARTICLES OF ASSOCIATION TO CANCEL TREASURY SHARES

(Proposal 8 on Proxy Card)

Under its 2010 share repurchase program, the Company has repurchased and holds in treasury 2,668,115 Voting Shares and 173,100 Non-Voting Shares as of March 1, 2012 (collectively, the “Treasury Shares”). The Company is seeking approval of a capital reduction through a cancellation of 2,326,900 Voting-Shares and 173,100 Non-Voting Shares held in treasury. The cancellation of these Treasury Shares will be made against “reserve for treasury shares from capital contributions”. Those Treasury Shares that are not cancelled are expected to be used in connection with the Company’s equity benefit plans or in other qualifying transactions. The cancellation of the Treasury Shares will have the effect of reducing the current share capital of the Company by an aggregate amount of CHF 34,275,000. The cancellation of the Treasury Shares will enable the Company to avoid holding in treasury an aggregate amount of Voting Shares and Non-Voting Shares in excess of 10% of its aggregate share capital and participation capital, as prohibited under Swiss law. For more information on the prospective par value of our Voting Shares and Non-Voting Shares, please see “General Meeting Information — Organizational Matters Required by Swiss Law — Par Value Amounts”.

Under Swiss law, a report from Deloitte AG, an auditor supervised by the Swiss government, will be available at the Annual Shareholder Meeting to confirm that the receivables of the creditors of the Company are fully covered after the capital reduction resulting from the cancellation of the Treasury Shares. Upon satisfaction of all legal requirements, under Swiss law we will be required to submit an application to the Commercial Register in the Canton of Zug to register the amendments to our Articles of Association to cancel the Treasury Shares. Without effective registration, we will not be able to proceed with the cancellation of the Treasury Shares as described in this proposal. We cannot assure you that the Commercial Register in the Canton of Zug will approve the registration.

Pursuant to Swiss law, we are required to submit to you for your approval both the English and the (authoritative) German versions of the proposed amendment to the Articles of Association. Upon the cancellation of the Treasury Shares, Article 3a, subparagraph a), and Article 3b, subparagraph a), of the Articles of Association will be amended to read as follows:

„Artikel 3a Aktienkapital	“Article 3a Share Capital

a)    Das Aktienkapital der Gesellschaft beträgt CHF 513’774’051.42 und ist eingeteilt in 37’474’402 auf den Namen lautende Aktien im Nennwert von CHF 13.71 je Aktie. Das Aktienkapital ist vollständig liberiert.”

a) The share capital of the Company amounts to CHF 513,774,051.42 and is divided into 37,474,402 registered shares with a par value of CHF 13.71 per share. The share capital is fully paid-in.”

„Artikel 3b         Partizipationskapital

a)    Das Partizipationskapital der Gesellschaft beträgt CHF 400’880.40 und ist eingeteilt in 29’240 Partizipationsscheine lautend auf den Namen im Nennwert von CHF 13.71 je Partizipationsschein. Das Partizipationskapital ist vollständig liberiert.”

“Article 3b         Participation Capital

a)    The participation capital of the Company amounts to CHF 400,880.40 and is divided into 29,240 registered participation certificates with a par value of CHF 13.71 per participation certificate. The participation capital is fully paid-in.”

If the shareholders do not approve this proposal, the Board may call an extraordinary general meeting of shareholders for reconsideration of this proposal.

Your Board unanimously recommends that shareholders vote FOR the capital reduction by cancellation of 2,326,900 Voting Shares and 173,100 Non-Voting Shares held in treasury and the corresponding amendment to our Articles of Association.

APPROVAL OF AN AMENDMENT TO THE ARTICLES OF ASSOCIATION

TO ELIMINATE CERTAIN CONDITIONAL SHARE CAPITAL

(Proposal 9 on Proxy Card)

The Company is proposing to delete Article 5a of the Articles of Association. Under this Article, the Company was permitted to increase its share capital through the issuance of up to a maximum of 2,000,000 Voting Shares in connection with the exercise of shareholder warrants that were granted to AIG at the Company’s formation in 2001. In February 2011, one of the Company’s subsidiaries entered into a warrant repurchase agreement with AIG, pursuant to which we repurchased in full the warrant held by AIG. Accordingly, there is no requirement to continue to maintain this conditional share capital.

Under Swiss law, a report from Deloitte AG, an auditor supervised by the Swiss government, will be available at the Annual Shareholder Meeting to confirm that the elimination of the conditional capital under Article 5a is in accordance with Swiss law. Upon satisfaction of all legal requirements, under Swiss law we will be required to submit an application to the Commercial Register in the Canton of Zug to register the amendment to delete Article 5a and eliminate the conditional share capital thereunder. Without effective registration, we will not be able to proceed with this proposal. We cannot assure you that the Commercial Register in the Canton of Zug will approve the registration.

Your Board unanimously recommends a vote FOR the elimination of the conditional share capital under Article 5a of the Articles of Association.

APPROVAL OF AN AMENDMENT TO THE ARTICLES OF ASSOCIATION

FOR THE EXTENSION OF AUTHORIZED SHARE CAPITAL

(Proposal 10 on Proxy Card)

The Company’s share capital prior to the Annual Shareholder Meeting will be CHF 545,675,850, or 39,801,302 Voting Shares (the “Current Share Capital”), and its current participation capital will be CHF 2,774,081, or 202,340 Non-Voting Shares (the “Current Participation Capital”). The Current Share Capital and the Current Participation Capital include shares held in treasury. The Company’s share capital to be registered in the Commercial Register in the Canton of Zug after giving effect to the capital reduction resulting from the cancellation of the Treasury Shares described in Proposal 8 — “Approval of an Amendment to the Articles of Association to Cancel Treasury Shares” will be CHF 513,774,051, or 37,474,402 Voting Shares (the “Post-Cancellation Share Capital”), and its participation capital to be registered in the Commercial Register after giving effect to the capital reduction resulting from the cancellation of the Treasury Shares will be CHF 400,880, or 29,240 Non-Voting Shares (“Post-Cancellation Participation Capital”). For more information on the prospective par value of our Voting Shares and Non-Voting Shares and on the calculation of our share capital and participation capital, please see “General Meeting Information — Organizational Matters Required by Swiss Law — Par Value Amounts”.

Under Swiss law, shareholders can authorize the board of directors of a company to issue new registered shares at any time within a period of no more than two years and, thereby, increase its share capital by a maximum amount of 50% of its then existing share capital. The Board has elected to request authority to increase our aggregate share capital and participation capital by a maximum amount of 20% of our existing aggregate share and participation capital. The Board was granted the authority to issue up to 7,960,260 authorized shares (i.e., 20% of our then existing aggregate share capital and participation capital) on November 30, 2010 in connection with the Company redomesticating to Switzerland. This authority is set forth in Article 6 of our Articles of Association and will expire on November 30, 2012.

The Board believes its authority to issue authorized shares should be extended for an additional two-year period from the date of the Annual Shareholder Meeting until May 3, 2014. The Board proposes that our shareholders grant the Board the authority to issue up to 7,500,728 shares until May 3, 2014 and approve a corresponding amendment to Article 6, sub-paragraph a) of our Articles of Association. This maximum number of shares is less than the number currently authorized in our Articles of Association because the number of our shares outstanding will decrease after giving effect to the capital reduction resulting from the cancellation of the Treasury Shares described above, assuming that proposal is approved by shareholders and the Commercial Register in the Canton of Zug. The maximum number corresponds to approximately 18.8% of our aggregate Current Share Capital and Current Participation Capital, and approximately 20.0% of our aggregate Post-Cancellation Share Capital and Post-Cancellation Participation Capital.

The authorized share capital approved pursuant to this agenda item will be available for issuance at such times and for such purposes as the Board may deem advisable without further action by the Company’s shareholders, except as may be required by applicable laws or regulations, including the rules of the NYSE. For example, the additional authorized share capital will be available for issuance by the Board in connection with financings, acquisitions of other companies, stock dividends or other corporate purposes. We believe this is an important step to help ensure that the Board can adapt and react quickly to a changing economic climate, business challenges, including increased catastrophes, and opportunities in capital and other relevant markets. The Board did not issue additional shares pursuant to its previous authorization and does not intend to issue any stock except on terms or for reasons which the Board deems to be in the best interests of the Company and its shareholders.

Pursuant to Swiss law, we are required to submit to you for your approval both the English and the (authoritative) German versions of the proposed amendments to the Company’s Articles of Association. Upon the approval of this proposal, Article 6, subparagraph a) of the Articles of Association will be amended to read as follows:

„Artikel 6        Genehmigtes Kapital zu allgemeinen Zwecken

a)    Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum 3. Mai 2014 im Maximalbetrag von CHF 102’834’980.88 durch Ausgabe von höchstens 7’500’728 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 13.71 je Aktie zu erhöhen.”

“Article 6        AuthorizedShare Capital for General      Purposes

a)    The Board of Directors is authorized to increase the share capital from time to time and at any time until May 3, 2014 by an amount not exceeding CHF 102,834,980.88 through the issue of up to 7,500,728 fully paid up registered shares with a par value of CHF 13.71 each.”

Your Board unanimously recommends a vote FOR the extension of the Board’s authority to issue authorized share capital until May 3, 2014.

APPROVAL OF THE PAYMENT OF DIVIDENDS

TO THE COMPANY’S SHAREHOLDERS

(Proposal 11 on Proxy Card)

General Explanation of the Dividend

The Company is seeking approval to pay the Dividend in the form of a distribution to shareholders through a par value reduction. Swiss law requires that dividends and distributions through a reduction in par value be approved by shareholders. The Company proposes that, in lieu of an ordinary dividend, a distribution to shareholders be paid through a reduction in par value because payments of amounts in reduction of share capital are not subject to the normal Swiss withholding tax on dividends. Swiss law also requires par value reductions to be in CHF, and accordingly the par value of our Voting Shares and Non-Voting Shares is expressed in CHF in our Articles of Association.

The agenda item below calls for a par value reduction in an aggregate CHF amount equal to $1.50 per share (the “Base Annual Dividend”), using the USD/CHF currency exchange ratio as published by The Wall Street Journal on the fourth New York business day prior to the date of the Annual Shareholder Meeting, rounded down to the next cent amount (the “Foreign Exchange Rate”) which can be divided by four, payable in four installments; provided that each of the CHF installments will be adjusted pursuant to a formula so that the actual CHF par value reduction amount for each installment will equal $0.375 per share, subject to an aggregate upward adjustment (the “Dividend Cap”) for the four installments of 50% of the Base Annual Dividend. Application of the formula will mean that the CHF amount of each installment will be determined at the approximate time of distribution, while the U.S. dollar value of the installment will remain $0.375 per share unless and until the Dividend Cap is reached. A par value reduction that would otherwise exceed the Dividend Cap will be reduced to equal the CHF amount remaining available under the Dividend Cap, and the U.S. dollar amount distributed will be the then-applicable U.S. dollar equivalent of that CHF amount. The aggregate quarterly Dividend payable to each shareholder will be rounded down to the next cent if necessary.

Agenda Item

Based on a report in accordance with Article 732 paragraph 2 of the Swiss Code of Obligations provided by Deloitte AG, as an auditor supervised by the Swiss government, the Board proposes that our shareholders voting (in person or by proxy) at the Annual Shareholder Meeting approve the following Dividend in the form of a distribution by way of a par value reduction. This agenda item may only be approved if our shareholders voting (in person or by proxy) at the Annual Shareholder Meeting first approve Proposal 6 — “Approval of the Company’s Annual Report and Financial Statements”. The blank numbers in the following resolution will be completed based upon the Company’s actual share capital as of the date of the Annual Shareholder Meeting and applicable exchange rate calculations described below. Pursuant to Swiss law, we are required to submit to you for your approval both the English and the (authoritative) German versions of the proposed amendments to the Company’s Articles of Association:

1.	The capital of the Company in the aggregate amount of CHF [ — (number of Voting Shares and Non-Voting Shares as registered in the Commercial Register on the date of the Annual Shareholder Meeting (the “Total Shares”)) x (par value per share on the date of the Annual Shareholder Meeting (the “Par Value”))] shall be reduced by the amount of CHF [ — (number of Total Shares) x (Aggregate Reduction Amount as determined in paragraph 3(i))] (the “Aggregate Distribution Amount”) to CHF [ — completed at the date of the Annual Shareholder Meeting (the “Shareholder Meeting Date”)] (i.e., the share capital of CHF [ — completed on Shareholder Meeting Date] shall be reduced by the amount of CHF [ — completed on Shareholder Meeting Date] to CHF [ — completed on Shareholder Meeting Date] and the participation capital of CHF [ — completed on Shareholder Meeting Date] shall be reduced by the amount of CHF [ — completed on Shareholder Meeting Date] to CHF [ — completed on Shareholder Meeting Date]).

2.	Based on the report of the auditor dated May [ — date of auditor report], 2012, it is recorded that the receivables of the creditors of the Company are fully covered even after the capital reduction.

3.	The capital reduction shall be executed as follows:

i.	The capital reduction shall occur by reducing the par value per Voting Share and Non-Voting Share from currently CHF [ — Par Value] by CHF [ — (USD 1.50 x the Foreign Exchange Rate)] (“Aggregate Reduction Amount”) to CHF [ — ] in four steps (each, a “Partial Par Value Reduction”): (1) for the first partial par value reduction from CHF [ — completed on Shareholder Meeting Date] by CHF [ — Aggregate Reduction Amount divided by four] to CHF [ — completed on Shareholder Meeting Date] by the end of July 2012 (“first Partial Par Value Reduction”); (2) for the second partial par value reduction from CHF [ — completed on Shareholder Meeting Date] by CHF [ — Aggregate Reduction Amount divided by four] to CHF [ — completed on Shareholder Meeting Date] by the end of September 2012 (“second Partial Par Value Reduction”); (3) for the third partial par value reduction from CHF [ — ]completed on Shareholder Meeting Date] by CHF [ — ] Aggregate Reduction Amount divided by four] to CHF [ — completed on Shareholder Meeting Date] by the end of December 2012 (“third Partial Par Value Reduction”); and (4) for the fourth partial par value reduction from CHF [ — ] completed on Shareholder Meeting Date] by CHF [ — ] Aggregate Reduction Amount divided by four] to CHF [ — ] completed on Shareholder Meeting Date] by the end of March 2013 (“fourth Partial Par Value Reduction”).

ii.	The Aggregate Reduction Amount shall be repaid to shareholders in installments of CHF [ — Aggregate Reduction Amount divided by four] in August 2012, CHF [ — Aggregate Reduction Amount divided by four], in September 2012, CHF [ — Aggregate Reduction Amount divided by four] in December 2012 and CHF [ — Aggregate Reduction Amount divided by four] in March 2013 per Voting Share and Non-Voting Share.

iii.	At each Partial Par Value Reduction an updated report in accordance with Article 732 paragraph 2 of the Swiss Code of Obligations by Deloitte AG, an auditor supervised by the Swiss government shall be prepared (an “Updated Report”).

iv.	The Board is only authorized to repay a Partial Par Value Reduction amount in the event the Updated Report confirms that the claims of creditors are fully covered in spite of the Partial Par Value Reduction.

v.	In addition, under Swiss law, upon satisfaction of all legal requirements (including shareholder approval of a par value reduction as described in this proposal), we will be required to submit an application to the Commercial Register in the Canton of Zug to register each applicable par value reduction. Without effective registration of the applicable par value reduction with the Commercial Register in the Canton of Zug, we will not be able to proceed with the payment of any installment of the Dividend as described in this proposal. We cannot assure you that the Commercial Register in the Canton of Zug will approve the registration of any applicable par value reduction.

4.	The quarterly Partial Par Value Reduction amount of CHF [ — completed on Shareholder Meeting Date] per Voting Share and Non-Voting Share (the “Quarterly Distribution Amount”) pursuant to paragraph 3(i) and (ii) equals USD0.375 (the “Quarterly U.S. Dollar Amount”), based on a USD/CHF exchange ratio of CHF [ — completed on Shareholder Meeting Date] (rounded down to the next whole cent) per $1 (being the Foreign Exchange Rate). The Quarterly Distribution Amount and the Aggregate Distribution Amount pursuant to paragraph 1 are subject to the following adjustments as a result of USD/CHF currency fluctuations:

i.	The Quarterly Distribution Amount is to be adjusted as a result of currency fluctuations such that each quarterly per Voting Share and Non-Voting Share Partial Par Value Reduction amount shall equal an amount calculated as follows (rounded down to the next whole cent):

Quarterly	Distribution Amount = Quarterly U.S. Dollar Amount x USD/CHF currency exchange ratio as published by The Wall Street Journal on July 19, 2012 for the first Partial Par Value Reduction, on September 7, 2012, for the second Partial Par Value Reduction, on December 7, 2012, for the third Partial Par Value Reduction, and on February 26, 2013, for the fourth Partial Par Value Reduction.

If as a result of one or several quarterly adjustments the Aggregate Distribution Amount would otherwise be increased by more than CHF [  —  (number of Total Shares) multiplied by the maximum increase amount per Voting Share and Non-Voting Share as determined at the end of this paragraph] (corresponding to 50% of the Aggregate Distribution Amount set forth in paragraph 1, rounded to the nearest cent), the adjustment is limited such that the aggregate increase to the Aggregate Distribution Amount rounded to the nearest cent equals CHF [  —  completed on Shareholder Meeting Date] (being CHF [  —  (50% of the Aggregate Distribution Amount) divided by the number of Total Shares, rounded up or down to the next cent] per Voting Share and Non-Voting Share).

ii.	The Aggregate Distribution Amount pursuant to paragraph 1 shall be adjusted as follows:

Sum of the four (Quarterly Distribution Amounts (adjusted pursuant to Section 4(i)) x number of Voting Shares and Non-Voting Shares registered in the Commercial Register of the Canton of Zug as issued and outstanding on the date of the registration of the respective Partial Par Value Reduction).

5.	The Aggregate Distribution Amount pursuant to paragraph 1 (as adjusted pursuant to paragraph 4 (ii)) shall be increased by the amount that the par value will need to be reduced in order to pay dividends on Voting Shares that are issued (i) in the course of capital increases (including in relation to any merger, amalgamation, acquisition or other corporate reorganizations), (ii) from authorized share capital or (iii) from conditional share capital after the Annual Shareholder Meeting but which have not been registered in the Commercial Register of the Canton of Zug on the date of the registration of the respective Partial Par Value Reductions.

6.	The general meeting acknowledges that the report of the auditor dated May [ — (completed on Shareholder Meeting Date], 2012 has been prepared on the basis of the maximum possible increase provided under paragraph 4 and clauses (ii) and (iii) under paragraph 5, meaning the increase of the Aggregate Distribution Amount by CHF [ — completed on Shareholder Meeting Date] and that all Voting Shares and Non-Voting Shares have been issued out of conditional share capital and the authorized share capital.

7.	The Board is instructed to determine the procedure for the payment of the Quarterly Distribution Amounts.

8.	Effective with the registrations of the respective quarterly capital reductions in the Commercial Register, the following amendments are resolved to Article 3a subparagraph a) of the Articles of Association:

„Artikel 3a Aktienkapital	“Article 3a Share Capital

a)      Das Aktienkapital der Gesellschaft beträgt CHF [  —  ] */ [  —  ] ** / [  —  ] *** / [  —  ] **** und ist eingeteilt in 37’474’402 auf den Namen lautende Aktien im Nennwert von CHF [  —  ] */ [  —  ] ** / [  —  ] *** / [  —  ] **** je Aktie. Das Aktienkapital ist vollständig liberiert.”

a)      The share capital of the Company amounts to CHF [  —  ] */[  —  ]** / [  —  ] *** / [  —  ] **** and is divided into 37,474,402 registered shares with a par value of CHF [  —  ] */ [  —  ] ** /[  —  ]*** /[  —  ] **** per share. The share capital is fully paid-in.”

* nach Vollzug der ersten Teilnennwertherabsetzung gemäss Ziffer 3 bis Ende Juli 2012 mit konkreter Zahl aufgrund Anpassung gemäss Ziffer 4 und mit Statutendatum Mai 2012

*       Upon completion of the first Partial Par Value Reduction until the end of July 2012 with specific numbers based on adjustments pursuant to paragraph 4 above and the Articles of Association being dated May 2012

** nach Vollzug der zweiten Teilnennwertherabsetzung gemäss Ziffer 3 bis Ende September 2012 mit konkreter Zahl aufgrund Anpassung gemäss Ziffer 4 und mit Statutendatum Mai 2012

**     Upon completion of the second Partial Par Value Reduction until the end of September 2012 with specific numbers based on adjustments pursuant to paragraph 4 above and the Articles of Association being dated May 2012

*** nach Vollzug der dritten Teilnennwertherabsetzung gemäss Ziffer 3 bis Ende Dezember 2012 mit konkreter Zahl aufgrund Anpassung gemäss Ziffer 4 und mit Statutendatum Mai 2012

***  Upon completion of the third Partial Par Value Reduction until the end of December 2012 with specific numbers based on adjustments pursuant to paragraph 4 above and the Articles of Association being dated May 2012

****nach Vollzug der vierten Teilnennwertherabsetzung gemäss Ziffer 3 bis Ende März 2013 mit konkreter Zahl aufgrund Anpassung gemäss Ziffer 4 und mit Statutendatum Mai 2012

****Upon completion of the fourth Partial Par Value Reduction until the end of March 2013 with specific numbers based on adjustments pursuant to paragraph 4 above and the Articles of Association being dated May 2012

Please note that the asterisks above also apply to Articles 3b, 4, 5, 5a and 6 below.

9.	Effective with the registrations of the respective quarterly capital reductions in the Commercial Register, the following amendments are resolved to Article 3b subparagraph a), of the Articles of Association:

„Artikel 3b Partizipationskapital	“Article 3b Participation Capital

a)   Das Partizipationskapital der Gesellschaft beträgt CHF [  —  ] */[  —   ] ** / [  —  ] *** /[  —   ] **** und ist eingeteilt in 29’240 Partizipationsscheine lautend auf den Namen im Nennwert von CHF [  —  ] */ [  —  ] ** /[  —  ] *** / [  —  ] **** je Partizipationsschein. Das Partizipationskapital ist vollständig liberiert.”

a)    The participation capital of the Company amounts to CHF [  —  ] */[  —  ]** / [  —  ] *** /[  —  ]**** and is divided into 29,240 registered participation certificates with a par value of CHF [  —  ] */[  —  ]** / [  —  ] *** /[  —  ]**** per participation certificate. The participation capital is fully paid-in.”

10.	Effective with the registrations of the respective quarterly capital reductions in the Commercial Register, the following amendments are resolved to Article 4 subparagraph a), 5 subparagraph a), 5a subparagraph a) and 6 subparagraph a) of the Articles of Association:

„Artikel 4 Bedingtes Aktienkapital für Anleihensobligationen und ähnliche Instrumente der Fremdfinanzierung	“Article 4 Conditional Share Capital for Bonds and Similar Debt Instruments

a)    Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF [  —  ] */[  —   ] ** / [  —   ] *** /[  —  ] **** durch Ausgabe von höchstens 1’000’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF [  —  ] */[  —  ] ** / [  —  ] *** /[  —  ] **** je Aktie erhöht, bei und im Umfang der Ausübung von Wandel- und/oder Optionsrechten, welche im Zusammenhang mit von der Gesellschaft oder ihren Tochtergesellschaften emittierten oder noch zu emittierenden Anleihensobligationen, Notes oder ähnlichen Obligationen oder Schuldverpflichtungen eingeräumt wurden/werden, einschliesslich Wandelanleihen.”

a)    The share capital of the Company shall be increased by an amount not exceeding CHF [  —  ] */[  —  ]** / [  —  ] *** /[  —  ]**** through the issue of a maximum of 1,000,000 registered shares, payable in full, each with a par value of CHF [  —  ] */[  —  ]** / [  —  ] *** /[  —  ]**** through the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments, issued or to be issued by the Company or by subsidiaries of the Company, including convertible debt instruments.”

„Artikel 5 Bedingtes Aktienkapital für Mitarbeiterbeteiligungen	“Article 5 Conditional Share Capital for Employee Benefit Plans

a)    Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF [  —  ] */[  —  ] ** / [  —  ] *** /[  —  ] **** durch Ausgabe von höchstens 4’200’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF [  —  ] */[  —  ] ** / [  —  ] *** /[  —  ] **** je Aktie erhöht bei und im Umfang der Ausübung von Optionen, welche Mitarbeitern der Gesellschaft oder Tochtergesellschaften sowie Beratern, Direktoren oder anderen Personen, welche Dienstleistungen für die Gesellschaft oder ihre Tochtergesellschaften erbringen, eingeräumt wurden/werden.”

a)    The share capital of the Company shall be increased by an amount not exceeding CHF [  —  ] */[  —  ]** / [  —  ] *** /[  —  ]**** through the issue from time to time of a maximum of 4,200,000 registered shares, payable in full, each with a par value of CHF [  —  ] */[  —  ]** / [  —  ] *** /[  —  ]****, in connection with the exercise of option rights granted to any employee of the Company or a subsidiary, and any consultant, director or other person providing services to the Company or a subsidiary.”

„Artikel 6 Genehmigtes Kapital zu allgemeinen Zwecken	“Article 6 Authorized Share Capital for General Purposes

a)    Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis 3 Mai 2014 im Maximalbetrag von CHF [  —  ] */[  —  ] ** / [  —  ] *** /[  —  ] **** durch Ausgabe von höchstens 7’500’728 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF [  —  ] */[  —  ]** / [  —  ] *** /[  —  ]**** je Aktie zu erhöhen.”

a)    The Board of Directors is authorized to increase the share capital from time to time and at any time until May 3, 2014 by an amount not exceeding CHF [  —  ] */ [  —  ] ** /[  —  ]*** /[  —  ]**** through the issue of up to 7,500,728 fully paid up registered shares with a par value of CHF [  —  ] */[  —  ]** / [  —  ] *** /[  —  ]**** each.”

For purposes of this par value reduction proposal, the Company has assumed that the three immediately preceding proposals (Proposals 8, 9 and 10) to amend Articles 3a, 3b, 5a and 6 of the Articles of Association have been approved by shareholders and the Commercial Register in the Canton of Zug. If any or all of these proposals are not approved, the amendments to the Articles of Association reflected in this par value reduction will be revised accordingly.

Your Board unanimously recommends a vote FOR the payment of the Dividend through a reduction of the par value of our Voting Shares and Non-Voting Shares as described above, such payment to be made in four quarterly installments through the Company’s 2013 Annual Shareholder Meeting.

ELECTION OF DELOITTE & TOUCHE LTD. AS THE COMPANY’S

INDEPENDENT AUDITOR AND DELOITTE AG AS ITS STATUTORY AUDITOR

(Proposal 12 on Proxy Card)

Pursuant to Swiss law, the appointment of our independent and statutory auditors is subject to approval annually by the Company’s shareholders. The Company’s shareholders must elect an independent auditing firm for purposes of SEC reporting. The Company’s shareholders must also elect an auditing firm that will be responsible for auditing the Company’s consolidated financial statements and statutory financial statements. At the recommendation of the Audit Committee, your Board unanimously recommends the election of Deloitte & Touche Ltd. as our independent auditor for purposes of SEC reporting and Deloitte AG as our statutory auditor for the fiscal year ending December 31, 2012. Deloitte & Touche Ltd. has served as the Company’s independent auditor since April 2002 and Deloitte AG has served as the Company’s auditors since May 2010 in connection with the Company redomesticating to Switzerland.

Representatives of Deloitte & Touche Ltd. and Deloitte AG will attend the Annual Shareholder Meeting and will have an opportunity to make a Swiss statutory disclosure statement if they wish. They will also be available to answer questions at the meeting. If approved, Deloitte & Touche Ltd. and Deloitte AG will serve as the Company’s independent and statutory auditors, respectively, for such compensation as the Audit Committee of your Board shall reasonably determine until the Company’s next Annual Shareholder Meeting.

Your Board unanimously recommends a vote FOR the appointment of Deloitte & Touche Ltd. as the Company’s independent auditor and Deloitte AG as its statutory auditor.

Fees to Independent Registered Public Accountants for Fiscal 2011 and 2010:

The following table shows information about fees billed to us by Deloitte & Touche Ltd. and Deloitte AG and their affiliates for services rendered for the fiscal year ended December 31, 2011 and 2010.

	2011	2010
Audit Fees	$3,675,881	$3,653,540
Audit-Related Fees(1)	388,649	66,175
Tax Fees	—	—
All Other Fees	—	—

(1)	Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the Audit Fees category, and includes (i) in 2011, a review of the Company’s taxonomies in relation to its tagging of XBRL filings and due diligence services performed relating to the proposed merger with Transatlantic Holdings, Inc.; and (ii) in 2010, the provision of a comfort letter in relation to the Company’s recent debt issuance of $300 million of 5.50% senior notes due in 2020.

The Audit Committee has a policy to pre-approve all audit and non-audit services to be provided by the independent auditors and estimates therefor. The Audit Committee pre-approved all audit services and non-audit services and estimates therefor provided to the Company by the independent auditors in 2011 and 2010.

ELECTION OF PRICEWATERHOUSECOOPERS AG

AS THE COMPANY’S SPECIAL AUDITOR

(Proposal 13 on Proxy Card)

Under Swiss law, special reports by an auditor are required in connection with certain corporate transactions, including certain types of increases in share capital. We have been informed that, because of the auditor independence requirements under U.S. federal securities laws, Deloitte AG cannot act as our special auditing firm with respect to certain types of capital increases.

At the recommendation of the Audit Committee, your Board unanimously recommends the election of PricewaterhouseCoopers AG, an auditor supervised by the Swiss government, as the Company’s special auditing firm until the next Annual Shareholder Meeting. If the Company’s shareholders do not approve this proposal, the Board may call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders.

Your Board unanimously recommends a vote FOR the election of PricewaterhouseCoopers AG as the Company’s special auditors.

APPROVAL OF GRANTING A DISCHARGE TO

THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS FROM LIABILITIES

(Proposal 14 on Proxy Card)

As is customary for Swiss corporations and in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, shareholders are requested to discharge from liability all the individuals who served as members of the Board or as executive officers of the Company for their activities during the fiscal year ended December 31, 2011 that have been disclosed, or are otherwise known, to the shareholders. The release binds only the Company and the shareholders who either voted in favor of the proposal or who subsequently acquired shares with the knowledge of this resolution.

Under Swiss law, the right of shareholders who do not vote in favor of this proposal to bring an action against the directors and/or executive officers with respect to the matters discharged is extinguished within six months after approval of this proposal by the shareholders.

Your Board unanimously recommends a vote FOR the discharge from liability of all the individuals who served as members of the Board or as executive officers of the Company for their activities during the year ended December 31, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Affiliates of Blackrock, Inc.

Blackrock filed a Schedule 13G with the SEC on February 9, 2012 to report its ownership of over 5% of the Common Shares. Prior to BlackRock acquiring its ownership interest in us, we had entered into agreements in the ordinary course of business with affiliates of Blackrock to provide certain services as discussed below.

Investment Accounting

As of April 1, 2009, Allied World Assurance Company, Ltd entered into an amended and restated accounting services agreement with BlackRock Financial Management Inc. (“BlackRock Financial”) for certain accounting services related to the Company’s investment portfolio. Beginning on April 1, 2012, this agreement will automatically renew for successive one-year terms unless either party provides a written notice to terminate at least 60 days in advance of the expiration of a current term. Either party may terminate this agreement before a scheduled termination date if the other party commits a material breach that remains uncured for more than 30 days after receiving written notice of such breach. In 2011, Allied World Assurance Company, Ltd incurred fees of $0.8 million under this agreement.

Risk Measurement of Investment Portfolio

As of April 1, 2009, Allied World Assurance Company, Ltd also entered into an agreement with BlackRock Financial for certain risk measurement reporting services related to the Company’s investment portfolio. Beginning on April 1, 2012, this agreement will automatically renew for successive one-year terms unless either party provides a written notice to terminate at least 90 days in advance of the expiration of a current term. Either party may terminate this agreement before a scheduled termination date if the other party commits a material breach that remains uncured for more than 30 days after receiving written notice of such breach. In 2011, Allied World Assurance Company, Ltd incurred fees of $1.0 million under this agreement.

Investment Management Services

As of September 27, 2011, Allied World Assurance Company, Ltd entered into an agreement with BlackRock Financial for certain investment management services related to a portion of the Company’s investment portfolio. This agreement may be terminated by either party upon 30 days written notice. Either party may terminate this agreement immediately if the other party commits a material breach that remains uncured for more than 30 days after receiving written notice of such breach. Additionally, Allied World Assurance Company, Ltd may terminate this agreement immediately for cause or upon a change in control of BlackRock Financial. In 2011, Allied World Assurance Company, Ltd incurred fees of $0.2 million under this agreement.

Transactions with BlackRock in the Ordinary Course of Business

BlackRock from time-to-time has entered into insurance policies with subsidiaries of the Company. All of these transactions are entered into in the ordinary course of business on substantially the same terms as those offered to other customers. In 2011, BlackRock paid premiums to us of approximately $0.9 million for such policies.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our Audit Committee charter, the Audit Committee reviews and approves the related-party transactions we enter into. We do not have formal written standards in connection with the review and approval of related-party transactions as we believe each transaction should be analyzed on its own merits. In making its decision, the Audit Committee reviews, among other things, the relevant agreement, analyzes the specific facts and circumstances and speaks with, or receives a memorandum from, management that outlines the background and terms of the transaction. As insurance and reinsurance companies enter into various transactions in the ordinary course of business, the Audit Committee does not review these types of transactions to the extent they are open-market transactions that happen to involve related parties.

PRINCIPAL SHAREHOLDERS

The table below sets forth information as of March 1, 2012 regarding the beneficial ownership of our Voting Shares by:

•	each person known by us to beneficially own more than 5% of our outstanding Voting Shares,

•	each of our directors,

•

our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and our three other most highly compensated officers who were serving as executive officers at the end of our 2011 fiscal year (collectively, our “named executive officers” or “NEOs”), and

•	all of our directors and executive officers as a group.

Name and Address of Beneficial Owner	Beneficial Ownership of Voting Shares(1)
	Number of Voting Shares		Percent of Voting Shares
Artisan Partners Holdings LP(2)	2,143,607		5.8%
875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202
BlackRock, Inc.(3)	2,464,380		6.6%
40 East 52nd Street, New York, NY 10022
ClearBridge Advisors, LLC(4)	2,538,970		6.8%
620 8th Avenue, New York, NY 10018
Royce & Associates, LLC(5)	2,187,742		5.9%
745 Fifth Avenue, New York, NY 10151
The Vanguard Group, Inc.(6)	1,996,845		5.4%
100 Vanguard Blvd., Malvern, PA 19355
Barbara T. Alexander	4,961		*
Scott A. Carmilani	437,775	(7)	1.2%
James F. Duffy	9,829		*
Bart Friedman	11,121		*
Scott Hunter	9,055		*
Mark R. Patterson	38,121		*
Patrick de Saint-Aignan	5,626		*
Samuel J. Weinhoff	10,850		*
Joan H. Dillard	163,440	(8)	*
Wesley D. Dupont	80,128	(9)	*
W. Gordon Knight	44,090	(10)	*
John L. Sennott, Jr.	14,669	(11)	*
All directors and executive officers as a group (17 persons)	1,055,509	(12)	2.8%

*	Less than 1%.

(1)	Pursuant to the regulations promulgated by the SEC, our Voting Shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of our Voting Shares, whether or not such person has any pecuniary interest in our Voting Shares, or the right to acquire the power to vote or dispose of our Voting Shares within 60 days of March 1, 2012, including any right to acquire through the exercise of any option, warrant or right. As of March 1, 2012, we had 37,133,187 Voting Shares and 29,240 Non-Voting Shares issued and outstanding. All amounts listed represent sole voting and dispositive power unless otherwise indicated.

(2)	Based on information reported on Schedule 13G/A, as filed with the SEC on February 7, 2012 jointly by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Investment Corporation (“Artisan Corp.”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC (“Artisan Investments”), ZFIC, Inc. (“ZFIC”) and Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC (who, together with Artisan Holdings, Artisan Corp., Artisan Partners, Artisan Investments and ZFIC are referred to herein as the “Artisan Parties”), the Artisan Parties are the beneficial owners of 2,143,607 Voting Shares acquired on behalf of discretionary clients of Artisan Holdings and Artisan Partners who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. To the knowledge of the Artisan Parties, no such client was known to have an economic interest in more than 5% of the Voting Shares. According to this Schedule 13G, the Artisan Parties have the following dispositive powers with respect to the Voting Shares: (a) sole voting power: none; (b) shared voting power: 2,082,307; (c) sole dispositive power: none; and (d) shared dispositive power: 2,143,607.

(3)	Based on information reported on Schedule 13G, as filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 9, 2012, BlackRock has sole voting power and sole dispositive power over 2,464,380 Voting Shares and has no shared voting power and no shared dispositive power over any of these shares.

(4)	Based on information reported on Schedule 13G, as filed by ClearBridge Advisors, LLC, an investment advisor (“ClearBridge”), with the SEC on February 14, 2012, ClearBridge has sole voting power over 1,813,565 Voting Shares, sole dispositive power over 2,538,970 Voting Shares and has no shared voting power and no shared dispositive power over any of these shares.

(5)	Based on information reported on Schedule 13G/A, as filed by Royce & Associates, LLC, an investment advisor (“Royce”), with the SEC on January 24, 2012, Royce has sole voting power and sole dispositive power over 2,187,742 Voting Shares and has no shared voting power and no shared dispositive power for any of these shares.

(6)	Based on information reported on Schedule 13G, as filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 7, 2012, Vanguard has the following powers with respect to the Voting Shares: (a) sole voting power: 26,334; (b) shared voting power: none; (c) sole dispositive power: 1,970,511; and (d) shared dispositive power: 26,334.

(7)	Includes stock options exercisable to purchase 57,867 Voting Shares.

(8)	Includes stock options exercisable to purchase 35,210 Voting Shares.

(9)	Includes stock options exercisable to purchase 26,627 Voting Shares.

(10)	Includes stock options exercisable to purchase 15,022 Voting Shares.

(11)	Includes stock options exercisable to purchase 1,183 Voting Shares.

(12)	Includes stock options exercisable to purchase 167,731 Voting Shares.

EXECUTIVE OFFICERS

Our executive officers are elected by and serve at the discretion of your Board. The following table identifies the executive officers of the Company, including their respective ages and positions as of the date hereof.

Name	Age	Position
Scott A. Carmilani(1)	47	President, Chief Executive Officer and Chairman of the Board
John R. Bender	47	President and Chief Operating Officer, Allied World Reinsurance Company
Joan H. Dillard	60	Executive Vice President & Chief Financial Officer
Wesley D. Dupont	43	Executive Vice President, General Counsel & Corporate Secretary
Frank N. D’Orazio	43	President-Bermuda and International Insurance, Allied World Assurance Company, Ltd
John J. Gauthier	50	Executive Vice President and Chief Investment Officer, AWAC Services Company
Marshall J. Grossack	52	Executive Vice President-Chief Actuary
W. Gordon Knight	53	President, Allied World Assurance Company (U.S.) Inc. and Allied World National Assurance Company
John J. McElroy	47	Chief Operating Officer
John L. Sennott, Jr.	46	Executive Vice President, Chief Corporate Strategy Officer

(1)	Please see Mr. Carmilani’s biography under “Election of Directors” earlier in this Proxy Statement.

John R. Bender, has been the President and Chief Operating Officer of Allied World Reinsurance Company, a subsidiary of the Company, since August 2009. He joined us in November 2007 as the Chief Operating Officer of Allied World Reinsurance Company. From November 2007 through November 2011, Mr. Bender was responsible for establishing and expanding the Company’s U.S. reinsurance platform and for overseeing its day-to-day operations. Since December 2011, Mr. Bender has assumed responsibility for providing strategic leadership and executing business strategies for the Company’s global reinsurance operations. Prior to joining us, Mr. Bender held several senior management positions at Platinum Underwriters Holdings, Ltd., including Chief Underwriting Officer, Casualty from November 2005 to October 2007 and Senior Vice President, Commercial Liability Products from October 2002 to November 2005. From 1989 to October 2002, he held numerous claims and underwriting positions with St. Paul Reinsurance Management Company.

Joan H. Dillard, CMA, has been our Executive Vice President and Chief Financial Officer since September 2009. From December 2005 to September 2009, she served as our Senior Vice President and Chief Financial Officer. In April 2003, Ms. Dillard began working for American International Company Limited (now known as Chartis Bermuda Limited (“Chartis”)), a subsidiary of AIG, and began providing accounting services to us pursuant to a former administrative services contract with American International Company Limited. Through that contract, Ms. Dillard served as our Vice President and Chief Accounting Officer until November 30, 2005. As of December 1, 2005, Ms. Dillard became an employee of our Company. From August 2001 until December 2002, Ms. Dillard served as the Chief Financial Officer of Worldinsure Ltd., an insurance technology provider. From May 2000 until April 2001, Ms. Dillard served as the Chief Operating Officer and Chief Financial Officer of CICcorp Inc., a medical equipment service provider. From March 1998 until May 2000, Ms. Dillard served as the Chief Financial Officer of ESG Re Limited, based in Hamburg, Germany, and from 1993 until 1998, Ms. Dillard worked for TIG Holdings, Inc. and served as the Chief Financial Officer of

TIG Retail Insurance and later as the Senior Vice President of Alternative Distribution. Prior to that, Ms. Dillard served in various senior financial positions at both USF&G Corporation and American General Corporation.

Wesley D. Dupont has been our Executive Vice President, General Counsel and Corporate Secretary since September 2009 and presently oversees the Company’s legal, compliance, claims and human resources functions on a global basis. From December 2005 to September 2009, he served as our Senior Vice President, General Counsel and Secretary. In November 2003, Mr. Dupont began working for American International Company Limited (now known as Chartis), a subsidiary of AIG, and began providing legal services to us pursuant to a former administrative services contract with American International Company Limited. Through that contract, Mr. Dupont served as our Senior Vice President, General Counsel and Secretary from April 2004 until November 30, 2005. As of December 1, 2005, Mr. Dupont became an employee of our Company. Prior to joining American International Company Limited, Mr. Dupont worked as an attorney at Paul, Hastings, Janofsky & Walker LLP, a large international law firm, where he specialized in general corporate and securities law. From April 2000 to July 2002, Mr. Dupont was a Managing Director and the General Counsel for Fano Securities, LLC, a specialized securities brokerage firm. Prior to that, Mr. Dupont worked as an attorney at Kelley Drye & Warren LLP, another large international law firm, where he also specialized in general corporate and securities law.

Frank N. D’Orazio has been the President — Bermuda and International Insurance of Allied World Assurance Company, Ltd, a subsidiary of the Company, since September 2009 where he is responsible for providing strategic leadership and executing business strategies for the Bermuda, Europe and Asia insurance platforms. Prior to that, he served as the Chief Underwriting Officer of Allied World Assurance Company, Ltd since September 2008. From March 2005 to September 2008, Mr. D’Orazio was the company’s Senior Vice President — General Casualty where he was responsible for managing the company’s general casualty and healthcare operations in Bermuda, Europe and the United States. Mr. D’Orazio joined the company in June 2003 as Vice President — General Casualty. Prior to joining our company, Mr. D’Orazio worked for the retail insurance market arm of American Re-Insurance from August 1994 to May 2003, where he held a succession of underwriting and management positions. Mr. D’Orazio held various underwriting positions in the excess casualty division of Chubb from June 1990 to July 1994.

John J. Gauthier, CFA, has been the Executive Vice President and Chief Investment Officer of AWAC Services Company, a subsidiary of the Company, since March 2010 and oversees the management of the Company’s investment portfolio. From October 2008 through February 2010, he served as Senior Vice President and Chief Investment Officer of AWAC Services Company. Previous to joining our company, Mr. Gauthier was Global Head of Insurance Fixed Income Portfolio Management at Goldman Sachs Asset Management from February 2005 to September 2008. Prior to that position, from 1997 to January 2005 he was Managing Director and Portfolio Manager at Conning Asset Management where he oversaw investment strategy for all property and casualty insurance company clients. Mr. Gauthier also served as Vice President at General Reinsurance/New England Asset Management, as well as a Portfolio Manager at General Reinsurance.

Marshall J. Grossack has been our Executive Vice President-Chief Actuary since September 2009. He served as our Senior Vice President and Chief Corporate Actuary from July 2004 to September 2009. From June 2002 until July 2004, Mr. Grossack was a Vice President and Actuary for American International Company Limited (now known as Chartis), a subsidiary of AIG, and provided services to us pursuant to a former administrative services contract with American International Company Limited. From June 1999 until June 2002, Mr. Grossack worked as the Southwest Region Regional Actuary for subsidiaries of AIG in Dallas, Texas.

W. Gordon Knight has been President of Allied World Assurance Company (U.S.) Inc. and Allied World National Assurance Company since May 2008. He joined Allied World National Assurance Company as President, U.S. Operations, Distribution and Marketing in January 2008. Prior to joining us, Mr. Knight was the President of Sales & Marketing for AIG Domestic Brokerage Group from 2005 to January 2008. Prior to that, he was President of AIG WorldSource since 2000. Mr. Knight was also the Executive Vice President of Regional Operations for Commercial Lines for American International Underwriters, Japan and held various other senior management positions during his 26 years at AIG.

John J. McElroy was appointed the Chief Operating Officer of the Company in March 2012. In this role, he oversees the Company’s operations and administration, information technology, ceded reinsurance and new product development on a global basis. From May 2008 through February 2012, Mr. McElroy served as President, Professional Lines, of Allied World Assurance Company (U.S.) Inc. and Allied World National Assurance Company and oversaw the underwriting of all directors and officers liability, errors and omissions liability and medical malpractice liability insurance products by the Company’s U.S. insurance operations. From June 2004, when he joined us, through April 2008, Mr. McElroy served as our Senior Vice President, Field Operations Officer, during which time he was responsible for expanding the Company’s U.S. insurance operations, developing its network of U.S. offices and increasing brand and product visibility. Prior to joining the Company, Mr. McElroy worked with Gulf Insurance Group for 12 years where he held various underwriting and other senior management positions. He began his career at AIG underwriting directors and officers liability insurance for large commercial risks.

John L. Sennott, Jr., CPA, has been our Executive Vice President, Chief Corporate Strategy Officer since September 2009. He served as Chief Financial Officer and then Chief Operating Officer of the Company’s U.S. operations until September 2009. Mr. Sennott joined the Company after it had acquired Darwin Professional Underwriters, Inc. (“Darwin”) in October 2008. Mr. Sennott joined Darwin at its founding in March 2003, serving most recently as its Executive Vice President, Chief Financial Officer and a director. He had previously served as principal and founder of Beacon Advisors from 2001 to 2003 and as Controller at Executive Risk from 1998 until its acquisition by Chubb in July 1999. He also served as Controller or Assistant Controller in other property and casualty insurance organizations. Mr. Sennott began his career at Coopers & Lybrand where he reached the position of Manager in the Business Assurance Group.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Overview.    We are a specialty insurance and reinsurance company that underwrites a diversified portfolio of property and casualty insurance and reinsurance lines of business.

In accordance with the rules of the NYSE, a majority of the members of the Board are independent and the Compensation Committee is presently comprised of six independent Board members. The Board has adopted a Compensation Committee Charter discussed elsewhere in this Proxy Statement. The Compensation Committee oversees our compensation programs and makes recommendations to the Board. Pursuant to Swiss law, the Board is required to make all final compensation decisions regarding the NEOs. We have achieved considerable growth since our inception in November 2001 and our compensation programs and plans have been designed to reward executives who contribute to our continuing success.

The Compensation Committee has selected Farient Advisors, LLC (“Farient”) as the committee’s independent advisor. At the committee’s direction, Farient has conducted an extensive review of the Company’s executive compensation strategy and programs to ensure strong alignment between executive compensation, business strategy and long-term shareholder value creation. The Compensation Committee seeks to ensure that the executive compensation program properly supports the execution of the Company’s strategy, while providing appropriate incentive and reward opportunities to the NEOs to enhance long-term value. Following a comprehensive review of our compensation levels, which generally showed the Company’s pay positioning, for executives as a group, to be at approximately the 50th percentile for salary and bonus, and at the 75th percentile for long-term incentives, and a review of our performance, the Compensation Committee determined that it should continue to use the market and performance data as a reference when making decisions regarding executive pay.

The Compensation Committee assessed Allied World’s key performance measures in order to determine which measures provided the strongest link to long-term shareholder value. As a result of this analysis, the Compensation Committee validated that earnings before interest and taxes (“EBIT”) plus other comprehensive income was an important performance measure for Allied World that also correlated to shareholder value creation. Therefore, Allied World’s 2012 cash bonus program is structured similarly to the 2011 program, including measuring a non-quantitative portion against a corporate scorecard to provide the Compensation Committee with more clarity and definition around non-formulaic goals. In addition, the 2012 cash bonus program will include an adjusted return on equity relative to the Peer Group as a financial metric, one of the same metrics the Company uses to measure its performance for its long-term, performance-based awards. For more information on the Company’s cash bonus program, please see “Cash Compensation — Annual Cash Bonus”.

The Compensation Committee has developed a strategy for Allied World’s equity-based compensation program component. The Compensation Committee adopted a defined equity award mix that continues to emphasize long-term performance orientation, while helping to minimize shareholder dilution. To that end, 2011 time-vested RSUs and performance-based awards will be settled 50% in equity and 50% in cash. In 2012, time-vested RSUs will be settled 20% in equity and 80% in cash and performance-based awards will be settled 40% in equity and 60% in cash. Similar to the cash bonus program, various performance metrics were assessed for the three-year, performance-based awards in order to determine which measures provided a strong link to long-term shareholder value. In 2011 and 2012, the three-year performance period will be measured by adjusted book value compounded annual growth (50%) and adjusted return on equity relative to the Peer Group as described herein (50%). For more information on the financial metrics for the Company’s performance-based awards, please see “— Equity-Based Compensation — 2011 Equity Awards — Financial Metrics” and “— Equity-Based Compensation — 2012 Equity Awards — Performance-Based Award Grants in February 2012”.

Compensation Philosophy.    The Compensation Committee believes that an effective executive compensation program is one that is designed to (i) reward strong Company and individual performance, (ii) align the interests of the NEOs with the Company’s shareholders and (iii) balance the objectives of pay-for-performance and retention. The insurance and reinsurance industry is very competitive, cyclical and often volatile, and the Company’s success depends in substantial part on its ability to attract and retain successful, high-achieving employees who will remain motivated and committed to the Company during all insurance industry cycles.

NEO Compensation Structure.    In keeping with this philosophy, our NEO compensation structure is comprised of cash compensation primarily consisting of base salary and annual cash bonus, and long-term equity-based compensation consisting of RSUs granted under the Company’s Stock Incentive Plan, performance-based awards granted under the LTIP or Stock Incentive Plan, and stock options granted under the Stock Option Plan. For 2011, the Compensation Committee targeted total cash compensation to be competitive with the Peer Group described herein, given the Company’s performance and other factors, including individual performance, job responsibilities, geographic location and the NEO’s ability to help the Company achieve its goals and objectives.

Compensation Objectives

The Compensation Committee’s objectives for the Company’s compensation program include:

•	Driving and rewarding employee performance that supports the Company’s business objectives and financial success;

•	Attracting and retaining talented and highly-skilled employees;

•

Aligning the interests of the NEOs with the Company’s shareholders by having a substantial portion of compensation in long-term, performance-based equity awards, a large portion of which is “at risk” with vesting dependent on the Company achieving certain performance targets, particularly at the senior officer level where such person can more directly affect the Company’s financial success; and

•	Remaining competitive with other insurance and reinsurance companies, particularly other insurance and reinsurance companies with which the Company competes for talent.

Compensation Oversight and Process

The Compensation Committee has established a number of processes to assist it in ensuring that NEO compensation is achieving its objectives. Among those are:

•	Assessment of the Company’s performance on both an absolute and relative basis;

•	Assessment of individual performance via interactions with the CEO and other NEOs;

•	Engaging a compensation consultant;

•	Assessment of risks associated with the Company’s compensation program;

•	Assessment of perquisites;

•	Pay-for-performance analysis; and

•	Total compensation review, which includes:

•	Benchmarking pay levels for base salary, annual cash bonuses and long-term incentive compensation;

•	Reviewing perquisites and contributions to retirement plans; and

•	Reviewing the design of the compensation program, including goal-setting and calibrating the level of pay with performance.

In determining the level of compensation for the NEOs, both quantitative and qualitative factors of the Company’s and each NEO’s performance are analyzed.

Assessment of Company Performance

The Company’s performance was assessed using various factors that the Compensation Committee believed were relevant to creating value for our shareholders. These factors included growth in book value, earnings before interest and taxes plus other comprehensive income, return on equity (“ROE”), Common Share price performance and the Company’s combined ratio (a measure of its underwriting performance). In recent years there has been excess capacity and increased competition in the insurance and reinsurance industry as well as the continuing demands of the U.S. and international economic recession, which have affected the Company’s underwriting and investment results. 2011 was an extremely challenging year for the insurance and reinsurance industry with results adversely impacted by significant losses incurred from numerous catastrophes around the world. The Company’s investment returns decreased from 2010 due to lower interest rates and a weaker overall investment environment. Despite these difficult market conditions, the Company performed well relative to its peers.

Assessment of Individual Performance

All of the Company’s NEOs have specific objectives that are established at the beginning of each year. Each NEO’s performance is reviewed annually by Mr. Carmilani, our CEO, on his or her individual skills and qualifications, management responsibilities and initiatives, staff development and the achievement of departmental, geographic and/or established business goals and objectives, depending on the role of the NEO. Each NEO’s performance was assessed on both Company and individual achievements in light of current market conditions in the insurance and reinsurance industry. Mr. Carmilani’s performance was reviewed by the Compensation Committee and was also assessed on both the Company’s achievements and his individual achievements in light of current market conditions in the insurance and reinsurance industry. In 2011, these performance reviews formed the basis on which compensation-related decisions were made for annual cash bonuses and grants of performance-based and time-vested RSU awards under the Stock Incentive Plan as well as 2012 base salaries and target bonus opportunities. Due to the potential volatility of the insurance and reinsurance industry and thus the Company’s financial results, the Compensation Committee believes that solely quantitative performance measures are not appropriate for rewarding NEO performance.

Roles of the CEO and the Compensation Committee.    The Compensation Committee recommends to the Board for approval the Company’s compensation programs and the total amount available for the base salaries, cash bonus and equity-based compensation for the NEOs and the other executive officers as a group. The Compensation Committee determines the Company’s compensation philosophy and objectives and sets the framework for the NEOs’ compensation structure. Within this framework, Mr. Carmilani, our CEO, is responsible for recommending to the Compensation Committee all aspects of compensation for each NEO, excluding himself. He reviews the recommendations, survey data and other materials provided to him by our Human Resources Department and Farient as well as proxy statements and other publicly available information. He also assesses the Company’s and each NEO’s performance as described above. The conclusions and recommendations resulting from these reviews and consultations, including proposed salary adjustments, annual cash bonus amounts and equity award amounts, are then presented to the Compensation Committee for its review and consideration. The Compensation Committee has discretion to modify any recommendation it receives from Mr. Carmilani, but strongly relies on his recommendations.

The Role of Farient Advisors, LLC, Our Independent Compensation Consultant.    The Compensation Committee directed Farient to conduct analyses on key aspects of NEO and other senior officer pay and performance, and to provide recommendations about compensation plan design. Farient reports directly to the Compensation Committee and in 2011 did not provide any non-executive consulting services to the Company that would require disclosure under SEC rules. Farient meets with members of senior management to gain a greater understanding of key issues facing the Company and to review its cash and equity compensation programs. The Compensation Committee meets separately with Farient to review in detail all compensation-related decisions regarding the CEO as well as the structure of the Company’s compensation programs. During this review, the Compensation Committee also receives Farient’s analyses of the Peer Group, NEO pay and performance for the Company and its peers, a compensation risk assessment, analyses of compensation best practices and current compensation trends.

The Role of Shareholder Say-on-Pay Votes.    The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (the “say-on-pay proposal”). At the Company’s Annual Shareholder Meeting held in May 2011, 98.5% of the votes cast were in favor of the say-on-pay proposal. The Compensation Committee believes this affirms our shareholders’ support of the Company’s approach to executive compensation, and the committee did not change its approach in 2011. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs and other senior officers at the Company.

The Board and NEO Interactions.    The Board has the opportunity to meet with the NEOs regularly during the year. In 2011, the Company’s NEOs met with and made presentations to the Board regarding their respective business lines or responsibilities. The Company believes that the interaction among its NEOs and the Board is important in enabling the Board, including the members of the Compensation Committee, to form its own assessment of each NEO’s performance.

Timing of Awards.    The Compensation Committee believes that compensation decisions regarding employees should be made after year-end results have been determined to better align employee compensation with Company performance and shareholder value. This requires that annual cash bonuses, equity awards and base salary adjustments be determined after year-end financials have been prepared and completed. The Compensation Committee’s policy is to approve compensation decisions at its regularly scheduled meeting during the first quarter of the year.

Benchmarking

Compensation Benchmarking to Peer Group.    The Compensation Committee has adopted a peer group consisting of 14 insurance and reinsurance companies for compensation benchmarking purposes (the “Peer Group”). The companies in the Peer Group were similar to the Company based on total revenue, net income, book value and market capitalization, their percentage mix of U.S. and non-U.S. business written, their percentage mix of insurance and reinsurance business written, their A.M. Best Company financial strength rating and/or their focus on specialty insurance and reinsurance. The Peer Group is comprised of: Arch Capital Group Ltd., Alterra Capital Holdings Limited, Argo Group International Holdings, Ltd., Aspen Insurance Holdings Limited, Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., The Hanover Insurance Group, Inc., HCC Insurance Holdings, Inc., Markel Corporation, The Navigators Group, Inc., OneBeacon Insurance Group, Ltd., Pro Assurance Corporation, RLI Corp. and W. R. Berkley Corporation.

Data from the Peer Group is used to assess pay for the CEO and CFO, to assess the design of the annual cash bonus plan and long-term equity plan, and to assess the Company’s pay and performance levels relative to the Peer Group. The market data, which includes both Peer Group data and third-party survey data covering property and casualty insurance and reinsurance companies, is used as a frame of reference for setting the total cash and total direct compensation of our NEOs, and shows compensation paid at the 25th percentile, the median and the 75th percentile. Utilizing market data provided by an independent third party is intended to ensure that our compensation practices are both prudent and competitive.

Assessment of Risks Associated with Compensation

The Compensation Committee has evaluated certain risks associated with the Company’s compensation policies and programs. As part of this evaluation, the Compensation Committee reviewed and analyzed each element of compensation and Farient performed a detailed compensation risk assessment. In its assessment, Farient established both quantitative and qualitative criteria for assessing the Company’s compensation programs, and evaluated numerous elements of the Company’s pay mix, its compensation-related performance measurements, governance and the Company’s processes and procedures that mitigate risk in its compensation programs. The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk taking above the level of risk associated with the Company’s business plan. Based on this assessment, the Company concluded that it has a balanced pay and performance program that does not promote excessive risk taking. Farient agreed with this conclusion.

Executive Officer Succession Planning

As set forth in the Company’s Corporate Governance Guidelines, the independent members of the Board oversee succession planning for our Chief Executive Officer and our other executive officers. Management identifies high potential internal candidates for additional responsibilities, new positions or promotions to expose them to diverse operations within the Company, with the goal of developing well-rounded and experienced senior leaders. The Board regularly reviews potential internal candidates with our Chief Executive Officer for various executive officer positions, which review includes development needs and developmental progress with respect to specific individuals. Directors engage with such candidates at Board and committee meetings and periodically in less formal settings to allow personal assessment of candidates by our directors. The Board also reviews the overall qualifications, tenure and experience of our executive officers. The Board believes that retaining highly qualified management is critical to the Company’s continued performance and to successful succession planning.

Total Compensation Review

Each year, the Compensation Committee reviews a summary report or “tallysheet” prepared by the Company for each NEO as well as the other executive officers. The purpose of a tallysheet is to show the aggregate dollar value of each officer’s total annual compensation, including base salary, annual cash bonus, equity-based compensation, perquisites and all other compensation earned over the past two years. The tallysheet also shows amounts payable to each NEO upon termination of his or her employment under various severance and change-in-control scenarios. Tallysheets are reviewed by our Compensation Committee for informational purposes.

The table below reflects the process and philosophy by which the Compensation Committee calculated executive compensation in 2011 and is intended to assist shareholders in understanding the elements of total compensation as determined by the Compensation Committee. This information differs from the calculation of total compensation in accordance with the disclosure rules of the SEC, primarily by disclosing the grant date fair value of equity awards granted in 2012 for the prior year 2011 performance. A table further on in this Proxy Statement under the heading “Summary Compensation Table” reflects the SEC methodology. The following discussion describes the relationship between the amounts reported in the table below and those amounts reported in the Summary Compensation Table and related tables. While the table below is presented to explain how the Compensation Committee determines compensation, the table and its accompanying disclosure are not a substitute for the tables and disclosures required by the SEC’s rules. The tables and related disclosures required by the SEC’s rules begin on page 58.

Name Executive Officer	Base Salary(1)	Cash Bonus Paid in 2012 for 2011 Performance(3)	Time-Vested RSUs Granted in 2012 for 2011 Performance(4)(5)	Performance- Based Awards Granted in 2012 for 2011 Performance(4)(5)	2011 Total Compensation(6)
Scott A. Carmilani	$970,000	$606,250	$1,450,040	$4,350,056	$7,376,346
Joan H. Dillard	$455,000	$308,000	$225,026	$675,014	$1,663,040
Wesley D. Dupont	$420,000	$262,250	$225,026	$675,014	$1,582,290
W. Gordon Knight	$550,000	$344,000	$350,041	$1,049,994	$2,294,035
John L. Sennott, Jr.(2)	$370,000	$173,000	$150,017	$450,052	$1,143,069

(1)	The base salary amounts set forth in this column represent the 2011 base salary rates for the applicable NEO. Certain base salaries became effective March 2011 and Ms. Dillard was paid in Swiss francs after she relocated to Switzerland in April 2011; therefore, these amounts may differ from the base salary amounts actually paid during calendar year 2011 and as shown in the Summary Compensation Table below. Effective as of March 1, 2012, Mr. Carmilani’s base salary was increased to $1,000,000, Mr. Dupont’s base salary was increased to $445,000, Mr. Knight’s base salary was increased to $566,000 and Mr. Sennott’s base salary was increased to $380,000.

(2)	In assessing his overall compensation, the Compensation Committee did not consider potential amounts that could be earned by Mr. Sennott under the Darwin Amended and Restated Long-Term Incentive Plan (the “Darwin LTIP”). The Darwin LTIP has been terminated with respect to grants of future awards effective as of the closing of the Company’s acquisition of Darwin in October 2008; however, the amounts from the 2003-2008 performance periods remain payable through 2014. For more information on the Darwin LTIP, see “— Cash Compensation — Annual Cash Bonus — Other Compensation”.

(3)	The amounts disclosed above in the “Cash Bonus Paid in 2012 for 2011 Performance” column represent cash bonuses earned under our 2011 annual cash bonus program with respect to 2011 performance that were paid in early March 2012. In accordance with SEC disclosure rules, these payments are also set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below for 2011.

(4)	As to equity compensation, the columns above reflect equity-based awards granted in the year for which they were awarded. Although the Compensation Committee granted time-vested RSUs, performance-based awards and stock option awards in 2012 with respect to the performance of the NEOs during 2011, under SEC rules these awards will be reflected in the Summary Compensation Table in the Company’s 2013 Proxy Statement.

(5)	The dollar values disclosed above in the “Time-Vested RSUs Granted in 2012 for 2011 Performance” column and “Performance-Based Awards Granted in 2012 for 2011 Performance” column have been calculated using a fair value as of February 22, 2012 of $64.11 per Common Share, the daily volume-weighted average sales price of the Common Shares for the 20 consecutive trading days up to and including the second trading day prior to February 22, 2012). The amounts disclosed in the Stock Awards and Option Awards columns of the Summary Compensation Table below reflect the full grant date fair value of awards issued in February 2011. In February 2012, Mr. Carmilani received 22,618 RSUs and 67,853 performance-based awards; Ms. Dillard received 3,510 RSUs and 10,529 performance-based awards; Mr. Dupont received 3,510 RSUs and 10,529 performance-based awards; Mr. Knight received 5,460 RSUs and 16,378 performance-based awards; and Mr. Sennott received 2,340 RSUs and 7,020 performance-based awards. For the RSU awards, the NEOs will receive 20% in Common Shares and 80% in cash on the applicable vesting date. For the performance-based awards, the NEOs will receive 40% in Common Shares and 60% in cash on the applicable vesting date. For more information on these equity-based awards, please see “— Equity-Based Compensation — 2012 Equity Awards — Time-Vested RSU Awards” and “— Equity-Based Compensation — 2012 Equity Awards — Performance-Based Award Grants in February 2012”.

(6)	The amounts disclosed in the table above under the heading “2011 Total Compensation” and the amounts reported in the Total column of the Summary Compensation Table below differ for two principal reasons. The first is due to the SEC’s disclosure requirements with respect to equity awards, as described above in footnote 4 to this table. The second is that the Total column in the Summary Compensation Table includes other amounts of compensation deemed by the SEC’s disclosure rules to have been earned in 2011, including certain other compensation that the Compensation Committee does not consider conceptually as a component of total compensation, as such amounts are viewed by the Compensation Committee as either de minimis or provided to all employees (such as Company contributions under the Company’s 401(k) plan) or a necessary result of certain of the Company’s executive officers being located in Bermuda or having relocated from Bermuda in connection with the Company’s redomestication to Switzerland, and not related to an executive’s performance with respect to a given year.

Components of Executive Compensation

Total compensation for the NEOs consists of the following components:

•	Base salary;

•	Annual cash bonus;

•	Equity-based compensation, through grants of time-vested RSUs, performance-based awards and stock options;

•	Perquisites; and

•	Retirement, health and welfare benefits.

Cash Compensation

Base Salary

Base salary is the fixed element of each NEO’s annual cash compensation. Having competitive base salaries is an important part of attracting and retaining key employees. Base salaries are benchmarked to our Peer Group and are also impacted by the NEO’s performance as well as the Company’s performance. In February 2011 and 2012, the Compensation Committee reviewed the base salaries of our NEOs with the objective of ensuring that base salaries remained competitive.

Annual Cash Bonus

The Company pays annual cash bonuses pursuant to its cash bonus program, which is designed to align individual performance with the Company’s performance and earnings growth objectives for the year. The Company’s annual cash bonus program is another important element in retaining talented employees, rewarding performance and promoting disciplined progress toward long-term company goals. Cash bonuses paid to our NEOs for 2011 appear in the Summary Compensation Table below in the “Non-Equity Incentive Plan Compensation” column.

Cash Bonus Program.    The Company has established a structured, yet flexible, cash bonus program that has been implemented by the Compensation Committee. The cash bonus program has two facets: (1) an overall cash bonus pool that is funded and out of which individual annual cash bonuses are paid; and (2) a process by which individual annual cash bonuses are determined. For each senior officer eligible to participate in the cash bonus program, a target bonus percentage was established in February 2011 for the participant’s 2011 cash bonus and in February 2012 for the participant’s 2012 cash bonus. Each officer’s target bonus was based on a percentage of his or her base salary. Target bonus percentages for the NEOs and other senior officers were recommended by the CEO and approved by the Compensation Committee. The CEO’s target bonus percentage was determined solely by the Compensation Committee. Our NEOs were or will be eligible to receive an annual cash bonus based on a percentage of their annual base salary as follows:

Name	2011 Bonus Target Percentage	2012 Bonus Target Percentage
Scott A. Carmilani	100%	100%
Joan H. Dillard	100%	100%
Wesley D. Dupont	100%	100%
W. Gordon Knight	100%	100%
John L. Sennott, Jr.	75%	75%

The methodology used to determine the annual cash bonus pool from which individual bonuses are paid contains both a formulaic element and a non-formulaic element. The formulaic element makes up half of the cash bonus pool funding, and the non-formulaic element makes up the other half of this pool. The objective is to provide structure and predictability for the Company’s senior officers while also permitting the Compensation Committee to take actions when necessary in light of the cyclicality and volatility of the insurance and reinsurance industry.

The Formulaic Element.    For the 2011 year, the Compensation Committee approved EBIT plus other comprehensive income as the financial metric to establish funding targets under the annual cash bonus pool. The three target categories approved were (1) Minimum Target, (2) Target and (3) Maximum Target. The Minimum Target category was based on the Company achieving 78% of its EBIT plus other comprehensive income goal, and if the Company reached this goal, the formulaic half of the cash bonus pool would be 50% funded. If the Company achieved less than 78% of the EBIT plus other comprehensive income goal, the formulaic half of the cash bonus pool would not be funded. The Target category was based on the Company achieving 100% of its EBIT plus other comprehensive income goal, and if the Company reached this goal, the formulaic half of the cash bonus pool would be 100% funded. The Maximum Target category was based on the Company achieving 117% or greater of its EBIT plus other comprehensive income goal, and if the Company reached this goal, the formulaic half of the cash bonus pool would be 150% funded.

For 2011, the following EBIT plus other comprehensive income performance targets were approved:

Performance Versus Goal	Minimum Target	Target	Maximum Target
EBIT Plus Other Comprehensive Income	$350 million	$450 million	$525 million
EBIT Plus Other Comprehensive Income as a Percentage Goal	78%	100%	117%
Bonus Pool Funding	50%	100%	150%

Why use EBIT plus other comprehensive income as the financial metric?    The Compensation Committee selected the EBIT plus other comprehensive income financial metric for the 2011 fiscal year because it believed it was the most comprehensive and relevant measure of the Company’s annual results.

How is EBIT plus other comprehensive income calculated?    EBIT plus other comprehensive income is calculated by taking the Company’s net income and adding back interest expense and tax expense, and adding other comprehensive income. In 2011, EBIT plus other comprehensive income was $317.9 million and was derived as follows (based on approximate totals): $274.5 million of net income, plus $55.0 million of interest expense, plus $31.0 million of income tax expense, minus $42.7 million of other comprehensive loss equals $317.9 million of EBIT plus other comprehensive income. Based on the $350 million Minimum Target reflected in the table above, the formulaic element of the cash bonus pool was below the minimum target and was not funded.

How were the targets determined?    The target for the 2011 annual cash bonus pool was substantially based on budgeted EBIT plus other comprehensive income for the Company. The Compensation Committee believed this target to be a fair yet demanding goal, recognizing that the Company continued to face significant challenges in growing its business at a time of increased competition and excess capacity in the insurance and reinsurance marketplace, which has resulted in premium rate decreases across many of the Company’s lines of business. The Company failed to achieve the minimum target set for 2011 primarily due to the losses it incurred from numerous global catastrophes and the failure to produce the investment results that were forecast for the year due to low interest rates and a weaker overall investment environment. For the 2012 cash bonus pool, the formulaic portion will be determined based on EBIT plus other comprehensive income and adjusted ROE (as defined in “— Equity-Based Compensation — 2011 Equity Awards — Financial Metrics”) relative to the Peer Group, and each metric will be given a one-third weighting. The non-formulaic element will also be given a one-third weighting. The maximum funding for each formulaic metric will be 200% and the maximum funding for the non-formulaic element will remain at 150%.

The Non-Formulaic Element.    As stated above, the non-formulaic portion of the award is intended to take into account other measures of performance, to give the Compensation Committee some flexibility in light of the cyclicality and potential volatility of the insurance and reinsurance industry and to consider the Company’s performance relative to its peer group. The Compensation Committee funds the formulaic half of the annual cash bonus pool (as described above) based on EBIT plus other comprehensive income and then funds the other half of the total annual cash bonus pool based on numerous non-formulaic considerations. Like the formulaic half of the cash bonus program, the non-formulaic portion of the award may be funded at 0% to 150%, which is independent of the funding level of the formulaic portion of any award. The Compensation Committee then determines each senior officer’s annual cash bonus, which is paid out of the total pool. Depending on the overall cash bonus pool funding level, awards to individual officers are made based on the CEO’s and Compensation Committee’s assessments of individual performance.

The Compensation Committee sought to reward the NEOs for their performance and achievements in 2011. Highlights of some of the non-formulaic objectives and related achievements the Compensation Committee considered for 2011 performance include:

•	Achieving a ranking in the 92nd percentile on operating ROE against the Peer Group;

•	Reducing the Company’s expense ratio by nearly 3% during 2011 to 30.1% from 32.8% by aggressively managing expenses, including the headcount required to match the Company’s business needs;

•

Continuing to expand the Company’s insurance and reinsurance product offerings across a wide array of specialty coverages as well as attaining cross-selling goals across the Company’s U.S. insurance lines of business;

•	Successfully managing probable maximum losses within prescribed limits based on the Company’s economic capital model and established risk tolerances; and

•	Achieving an upgrade in our Standard & Poor’s financial strength rating to “A” from “A-”, while maintaining the Company’s financial strength ratings with A.M. Best and Moody’s.

Based on these achievements and other considerations, the Compensation Committee funded the non-formulaic half of the annual cash bonus pool at 125%, which resulted in the annual cash bonus pool being funded at 62.5% of the Target column above due to the non-funding of the formulaic half of the cash bonus pool. The annual cash bonus earned for 2011 by each of the NEOs as a percentage of his or her salary and as a percentage of target bonus is as follows:

Name	Bonus as a Percentage of Base Salary	Bonus as a Percentage of Target
Scott A. Carmilani	62.5%	62.5%
Joan H. Dillard	62.4%	62.4%
Wesley D. Dupont	62.4%	62.4%
W. Gordon Knight	62.5%	62.5%
John L. Sennott, Jr.	46.8%	62.3%

Other Compensation.    In connection with our acquisition of Darwin in October 2008, we assumed obligations under the Darwin LTIP, which was a cash-based incentive plan that rewarded participants with a percentage of Darwin’s underwriting profit with respect to a given performance year, called a “Pool Year” under the plan. For Pool Years beginning in January 2003, 2004 and 2005, the Darwin LTIP measured Pool Year profitability by reference to Darwin’s net income for the year, including investment income, and without any required base level of profitability as a condition to receipt of benefits. For Pool Years beginning in January 2006, 2007 and 2008, the Darwin LTIP measured Pool Year profitability by reference to Darwin’s net income, excluding investment income, and eligibility for benefits was subject to Darwin having achieved an underwriting profitability level for the Pool Year equal to at least 5%. This means that Darwin was deemed to have underwriting profits only to the extent that its net income, excluding investment income, exceeded 5% of net premiums earned for the applicable Pool Year.

Each year, an amount equal to 20% of Darwin’s Pool Year underwriting profit was allocated to the Darwin LTIP pool. Participants in the Darwin LTIP were awarded specified percentages of the total pool. The Darwin LTIP had a four-year vesting schedule for participants, which began on the first day of each Pool Year. Payouts of benefits under the Darwin LTIP were scheduled to occur in increments prior to March 15th of the fourth year (70% of total payout), the fifth year (15%) and the sixth year (15%) following the relevant Pool Year. Therefore, the first payment to Darwin’s LTIP participants for the 2003 Pool Year occurred in March 2007. The six-year payout schedule in the Darwin LTIP was designed to allow a reasonable period for claims arising under a Pool Year’s policies to mature and to allow the actual underwriting results of that Pool Year’s business to be determined with a high level of credibility. Further, in calculating benefits payable with respect to profitable Pool Years, the Darwin LTIP required that such profits be reduced by underwriting losses in any other Pool Year.

Darwin LTIP awards “vested” upon the closing of the Darwin acquisition in October 2008, although they remain subject to loss in the event of a participant’s termination for “cause,” as defined in the Darwin LTIP. The amounts payable to participants continue to remain subject to future determinations based on actual profits (or losses) for Darwin’s past Pool Years. 2008 constituted the final Pool Year under the Darwin LTIP, and that Pool Year includes policies underwritten by Darwin through year end. Final payouts to participants under the 2008 Pool Year will occur in March 2014. Mr. Sennott is our only NEO who participates in the Darwin LTIP. In 2011, Mr. Sennott received a total Darwin LTIP cash payment equal to $542,261, which represented payments with respect to prior Pool Years. In the first quarter of 2012, Mr. Sennott received a total Darwin LTIP cash payment equal to $136,131, which represented payments with respect to prior Pool Years.

Total Cash Compensation

Total Cash Compensation for 2010 Performance

In February 2011, the Compensation Committee wanted to reward the NEOs for the Company’s superior performance in 2010 as well as for each NEO’s individual performance and achievements during the year that were highlighted during the discussion of the 2010 annual cash bonus. Messrs. Carmilani and Dupont and Ms. Dillard were recognized for their critical roles in the Company successfully establishing the Lloyd’s of London Syndicate 2232 and managing the Company’s capital. In addition, Mr. Carmilani successfully led the Company through a difficult marketplace, helping it to attain significant financial results on both an absolute and a relative basis to the Peer Group. The Compensation Committee acknowledged Ms. Dillard’s efforts in overseeing the Company’s Finance Department and its investment portfolio, which had strong returns during 2010, and completing the Company’s redomestication to Switzerland. Mr. Dupont was also recognized for his leadership in completing the redomestication, his performance and oversight of the Legal & Compliance Department across a wide range of global business initiatives, including consummating the Company’s repurchases of the remaining Common Shares and warrants held by founding shareholders and new product and program development, as well as his expanded role and responsibilities within the organization. Mr. Knight was instrumental in driving the effective performance of the Company’s U.S. insurance platform and operations, including the development of new products and programs and guiding the Company through a difficult premium rate environment. The Compensation Committee noted Mr. Sennott’s role in the Company’s global corporate strategy, including the launch of the Company’s Lloyd’s of London Syndicate 2232 and capital management initiatives as well as his successful oversight of the Company’s investor relations function. Each officer was commended for their leadership and performance as valuable members of the Company’s executive management team.

Total Cash Compensation for 2011 Performance

Considering the difficult economic conditions and numerous global catastrophes that had a significant adverse affect on the insurance and reinsurance industry in 2011, the Company did not meet the formulaic portion of its established performance objectives. Nevertheless, the Compensation Committee wanted to reward the NEOs for the Company’s performance in 2011, as well as for each NEO’s individual performance and achievements during the year that were highlighted during the discussion of the 2011 annual cash bonus. Mr. Carmilani was recognized for his role in successfully leading the Company through a difficult marketplace, for driving the Company’s global expansion that led to an increase in gross premiums written by the Company compared to 2010 and for his oversight of the Company’s strong executive management team. The Compensation Committee also noted Mr. Carmilani’s leadership and discipline during the attempted merger with Transatlantic Holdings, Inc. Ms. Dillard was recognized for her critical role in managing the Company’s capital, and was also recognized for her efforts in overseeing the Company’s Finance Department. Mr. Dupont was recognized for his performance and oversight of the Legal & Compliance Department across a wide range of global business initiatives, including consummating the Company’s repurchase of the remaining warrants held by AIG. Mr. Knight was instrumental in driving the effective performance of the Company’s U.S. insurance platform and operations, including the development of new products and programs and achieving sales and product distribution initiatives. The Compensation Committee noted Mr. Sennott’s role in the Company’s global corporate strategy, his successful oversight of the Company’s investor relations function and his role in helping the Company to attain an upgrade in its Standard & Poor’s financial strength rating to “A” from “A-”.

Equity-Based Compensation

Overview.    The Compensation Committee believes that a substantial portion of each NEO’s compensation should be in the form of long-term, equity-based awards, the largest portion of which should be “at risk” awards with vesting dependent on the Company achieving certain performance targets. Equity-based grants have generally been awarded as a combination of stock options, time-vested RSUs and performance-based awards. Each year, the Compensation Committee sets a mix between the various equity-based vehicles to ensure that a substantial portion of the awards to each NEO is comprised of performance-based awards, while also taking into account share availability under the Company’s equity plans and the Company’s equity burn rate (the number of shares awarded during the year divided by the total Common Shares outstanding). The value of each NEO’s individual awards is based on an assessment of each individual’s performance for the prior year, contribution to the business, experience level and external market information.

Equity-based awards serve to better align the interests of the NEOs and the Company’s shareholders. Equity-based awards also help to ensure a strong connection between NEO compensation and the Company’s financial performance because the value of the award depends on the Company’s future performance and share price. Long-term, equity-based awards, meaning awards that vest over a period of years, also serve as a management retention tool. The Compensation Committee utilizes equity-based awards to accomplish its compensation objectives while recognizing its duty to the Company’s shareholders to limit diluting their holdings in the Company. Each year, the Compensation Committee reviews analyses from its compensation consultant on relevant factors of its equity compensation program, including the competitiveness of equity awards by position, overall share usage, burn rates and comparisons to the equity compensation programs of the Peer Group.

2011 Equity Awards

In 2011, the Compensation Committee set the mix between performance-based awards, time-vested RSU awards and stock option awards at a ratio of approximately 75%, 12.5% and 12.5% for the NEOs.

Time-Vested RSU Awards.    An RSU gives a holder the right to receive a specified number of Common Shares at no cost (or, in the Company’s sole discretion, an equivalent cash amount in lieu thereof) if the holder remains employed at the Company through the applicable vesting date. Because time-vested RSUs do not have a performance component (unlike the Company’s stock options and performance-based awards), they will generally have value in the future. The Company believes these awards encourage employee retention. The Company has historically settled RSUs in Common Shares, but beginning with grants made in February 2009, the holder has received a portion of the aggregate amount of such RSUs in Common Shares and the remaining portion in cash equal to the “fair market value” of the Common Shares on the applicable vesting date. Fair market value is defined as the daily volume-weighted average sales price of the Common Shares for the five consecutive trading days up to and including the applicable vesting date. While the bulk of the Company’s RSU awards to NEOs have historically been made pursuant to our annual grant program, the Compensation Committee retains the discretion to recommend to our Board additional awards at other times. The Company also grants RSUs as part of its equity-based compensation package to its employees, including the NEOs. Historically, these RSUs vest pro rata over four years. The Company granted the following awards in 2011:

Name	2011 Time-Vested RSUs
Scott A. Carmilani	11,820
Joan H. Dillard	1,980
Wesley D. Dupont	1,720
W. Gordon Knight	2,790
John L. Sennott, Jr.	1,250

Performance-Based Awards.    Performance-based awards were granted to our NEOs in February 2011 under the Stock Incentive Plan of which 50% will be eligible to settle in Common Shares and 50% will be eligible to settle in cash. Awards issued in 2011 will vest after the fiscal year ending December 31, 2013 in accordance with the terms and performance conditions set forth in the Performance-Based Award Agreement under the Stock Incentive Plan and as described in more detail below. These performance-based awards are “at risk,” meaning should the Company fail to perform at the minimum prescribed level, no performance-based awards will vest and no compensation will be derived by the NEOs from these awards. The Compensation Committee believes that performance-based awards serve to promote the Company’s growth and profitability over the long term. By having a three-year vesting period, these awards also encourage sustainable performance and employee retention.

Financial Metrics.    Based on consultations with Farient and senior management, the Compensation Committee decided to continue to utilize growth in “adjusted book value” as one of the financial metrics for the 2011 grant of performance-based awards because it believed this metric strongly correlates with long-term shareholder value and the long-term health of the Company. Adjusted book value growth of the Common Shares will be measured on a compounded annual growth rate (“CAGR”) basis. The Compensation Committee also approved using the Company’s adjusted ROE relative to the Peer Group as the other financial metric. “Adjusted ROE” relative to the Peer Group was included as a component of the financial metric for the 2011 grant of performance-based awards because the Compensation Committee believes this metric strongly correlates with long-term shareholder value. ROE is also a common measure used in the industry and, as a measurement of return, complements well with the adjusted book value growth measurement, a measurement of profitable growth.

Goals for the 2011 performance-based awards were chosen by the Compensation Committee based on a comprehensive competitive analysis of performance, the Company’s long-term plans and a competitive review of the calibration of pay to performance. For the 2011 grants, vesting of 50% of the performance-based awards is based on a compounded annual growth in the adjusted book value of the Common Shares as follows:

Performance Versus Goal	Below Threshold	Threshold	Target	Maximum
2011-2013 Adjusted Book Value Growth on a CAGR Basis	Below 3%	3%	9%	15%
Number of Shares Earned	0	50% of Targeted Shares	100% of Targeted Shares	150% of Targeted Shares

How is Adjusted Book Value calculated?    For purposes of vesting performance-based awards under the LTIP and Stock Incentive Plan, adjusted book value is defined as “total shareholders’ equity” adjusted for (1) any special, one-time dividends declared; and (2) any capital events (such as capital contributions or share repurchases). In addition to the two factors above, the Compensation Committee may consider in its discretion any other extraordinary events that may affect the computation.

For 2011 grants, vesting of 50% of the performance-based awards will be based on the Company’s adjusted ROE relative to the Peer Group as follows:

Performance Versus Goal	Below Threshold	Threshold	Target	Maximum
2011-2013 Company ROE Relative to the Peer Group	Below 30th Percentile of Peer Group	30th Percentile of Peer Group	50th Percentile of Peer Group	75th Percentile of Peer Group
Number of Shares Earned	0	20% of Targeted Shares	100% of Targeted Shares	150% of Targeted Shares

The applicable portion of the performance-based equity award will not vest if the Company’s adjusted ROE is below the 30th percentile relative to the ROE of the Peer Group.

How is adjusted ROE defined?    “Adjusted ROE” is defined as the three-year average adjusted net income divided by the four-year average shareholders’ equity for the period then ending. “Adjusted net income” is defined as “net income” adjusted for (1) unrealized gains and losses on investments within “other comprehensive income”; (2) the portion of other-than-temporary impairment losses on investments recognized within “other comprehensive income”; and (3) any reclassification adjustment for net realized gains and losses on investments included in “net income”, each net of applicable income tax.

In 2011, each of the Company’s NEOs received a performance-based award as set forth below.

Name	Target Awards(1)
Scott A. Carmilani	70,930
Joan H. Dillard	11,890
Wesley D. Dupont	10,300
W. Gordon Knight	16,770
John L. Sennott, Jr.	7,500

(1)	For each NEO, 50% of the target award in the table above will be eligible to be settled in Common Shares and 50% of the target award will be eligible to be settled in cash based on the fair market value of the Common Shares on the settlement date.

The total number of performance-based awards available for grant each year is determined by the Board upon the recommendation of the Compensation Committee. In making its recommendation to the Board, the Compensation Committee may consider the number of available shares remaining under the LTIP and the Stock Incentive Plan, the number of employees who will be eligible to receive such awards, market data from competitors with respect to the percentage of outstanding shares made available for annual grants to employees and the need to retain and motivate key employees. The performance-based awards issued under the LTIP in

2009 vested as of December 31, 2011 based on: (1) an average per annum adjusted book value growth of 19.15%, which exceeded the 15% maximum category established by the Compensation Committee at the grant date; and (2) a total shareholder return in the 76th percentile, as measured against the A.M. Best Global Non-Life Insurance Index (the “Index”), excluding Berkshire Hathaway Inc. and any company on the Index with fewer than three years of total shareholder return data, which exceeded the maximum category established by the Compensation Committee at the grant date. Thus, these awards vested at 150% of targeted shares. In addition, one-half of a special performance-based award granted to Mr. Carmilani in 2008 vested as of December 31, 2011 based on an average per annum adjusted book value growth of 18.02%, which exceeded the 15% maximum category established by the Compensation Committee at the grant date. Thus, this award also vested at 150% of targeted shares.

In determining each NEO’s equity award grants for their performance in 2010, the Compensation Committee considered many factors, including each NEO’s performance and the Company’s performance (as discussed under “Total Cash Compensation for 2010 Performance”), accumulated stock ownership, the value of his or her unvested equity and the value of his or her award relative to the other NEOs. The Compensation Committee set the mix between the value of performance-based awards, time-vested RSUs and stock options at a ratio of approximately 75%, 12.5% and 12.5%.

After the grant of RSUs and performance-based awards in February 2011 for 2010 performance, each of the NEO’s total direct compensation (including both cash and equity-based compensation) was determined to have likely been in excess of the median of external market benchmarks consistent with the Company’s superior performance relative to its peers.

Stock Option Awards.    The Compensation Committee included stock options in the mix of grants for 2011 because of the performance-based nature of stock options, which only have value if the Common Share price increases over time, as well as to more effectively use the shares available under the Stock Option Plan. Each NEO received stock options under the Stock Option Plan that vest pro rata over four years. The Company granted the following awards to the NEOs in 2011:

Name	2011 Stock Options
Scott A. Carmilani	44,805
Joan H. Dillard	7,510
Wesley D. Dupont	6,510
W. Gordon Knight	10,590
John L. Sennott, Jr.	4,735

2012 Equity Awards

In February 2012, the Compensation Committee set the mix among performance-based awards and time-vested RSU awards at approximately 75% and 25%, respectively. No stock options were utilized this year for any employees.

In February 2012, in addition to base salary and annual cash bonus, the Compensation Committee sought to reward the NEOs for their performance with equity-based compensation, while also being mindful of the Company’s equity “burn rate”. Accordingly, each NEO received an award of time-vested RSUs and performance-based awards under the Stock Incentive Plan. For the RSUs, 20% will be eligible to settle in Common Shares and 80% will be eligible to settle in cash. For the performance-based awards, 40% will be eligible to settle in Common Shares and 60% will be eligible to settle in cash. In recognition of the Company’s and each individual NEO’s performance in 2011, the Compensation Committee granted to each NEO an amount of equity-based compensation in order to make each NEO’s total direct compensation (including both cash and equity-based compensation) competitive with the Peer Group given the Company’s solid relative performance in 2011.

Time-Vested RSU Awards.    The Company granted the following awards to the NEOs in 2012:

Name	2012 Time-Vested RSUs
Scott A. Carmilani	22,618
Joan H. Dillard	3,510
Wesley D. Dupont	3,510
W. Gordon Knight	5,460
John L. Sennott, Jr.	2,340

Performance-Based Award Grants in February 2012.    In February 2012, the Compensation Committee retained adjusted book value growth of the Common Shares measured on a CAGR basis and the Company’s adjusted ROE relative to the Peer Group as the financial metrics for the 2012 performance-based awards, the same methodology approved for the 2011 awards. The Compensation Committee also approved an equal weighting to the adjusted book value growth metric and the relative ROE metric. Therefore, 50% of the performance-based, equity awards will be based on adjusted book value growth and 50% will be based on relative ROE.

The Compensation Committee approved 3%, 9% and 15% as the Threshold, Target and Maximum goals for the adjusted book value growth metric and the 30th percentile, the 50th percentile and the 75th percentile or greater as the Threshold, Target and Maximum goals for ROE relative to the Peer Group. The payouts on such awards will be 50%, 100% and 150% for the Threshold, Target and Maximum goals for adjusted book value growth and 20%, 100% and 150% for the Threshold, Target and Maximum goals for ROE relative to the Peer Group.

In 2012, each of the Company’s NEOs received a performance-based award as set forth below.

Name	Target Awards
Scott A. Carmilani	67,853
Joan H. Dillard	10,529
Wesley D. Dupont	10,529
W. Gordon Knight	16,378
John L. Sennott, Jr.	7,020

Perquisites

Our global headquarters are now located in Switzerland. Prior to December 1, 2010, our global headquarters were located in Bermuda, which affected our ability to attract and retain talented employees as well as the ways in which we compensate employees. Three of our NEOs, Messrs. Carmilani and Dupont and Ms. Dillard, are non-Bermudians who had relocated to and lived in Bermuda for a number of years, including for portions of 2011. At various points during 2011, Messrs. Carmilani, Dupont and Ms. Dillard relocated out of Bermuda. Accordingly, certain perquisites related to residing in Bermuda will no longer be paid in 2012 and beyond. Other senior officers are non-Bermudians who have relocated to and are living in Bermuda. We believe it is important to remain competitive with other Bermuda insurance and reinsurance companies regarding compensation in order to attract and retain talented employees to grow our business. The Compensation Committee and senior management assess the prevalence and costs of each perquisite provided to the NEOs to ensure that the Company’s perquisite program remains reasonable. Many of the benefits and perquisites discussed below are offered only to those NEOs who have relocated to and reside in Bermuda. Some of the NEOs have not received one or more of these benefits or perquisites in 2011. In 2011, the Compensation Committee and senior management reduced housing allowances for the NEOs and other non-Bermudians who reside and work in Bermuda and eliminated club dues from its perquisite program. The Compensation Committee and senior management will continue to assess the Company’s perquisites to ensure that these perquisites continue to be reasonable and in-line with marketplace practices.

Our NEOs receive various perquisites paid by the Company. For Bermuda executives in 2011, these perquisites included a housing allowance and a very limited number of return flights to their home country for executives and their family members who reside in Bermuda. Many of these perquisites are typical of perquisites provided to the Company’s other expatriate employees located in Bermuda. Similar perquisites are provided by the Company’s competitors in Bermuda for employees in a similar position and have been necessary for recruitment and retention purposes. For Mr. Knight, one of our NEOs located in the United States, perquisites included a housing allowance, reimbursement for air travel to his home in Atlanta, Georgia and financial and tax planning. The Company’s NEO perquisites generally include:

Housing Allowance.    Non-Bermudians are significantly restricted by law from owning property in Bermuda. This has resulted in a housing market that is largely based on renting to expatriates who work on the island. Housing allowances are a near universal practice for expatriates. The Company bases its housing allowances on available rental market information and the Company’s knowledge of the housing rental market in general. Each housing allowance is based on the level of the employment position and the size of the employee’s family living in Bermuda compared with such market data.

As part of Mr. Knight’s overall benefits package, the Company provided Mr. Knight with access to an apartment in New York City. Because of his position and his role in managing the Company’s U.S. operations, the Company believed it was critical for Mr. Knight to be located primarily at the Company’s office in New York, which is one of the largest insurance markets in the United States and which is where many of the Company’s other U.S. senior officers are located.

Home Leave.    Reimbursement for airfare to a home country is common practice for expatriates who are working in Bermuda. The Company believes that this helps the expatriate and his or her family to better keep in touch with relatives and other social networks. Such a benefit is provided by Bermuda insurance and reinsurance companies and is necessary for both recruitment and retention purposes.

The Company reimbursed Mr. Knight for flights to Atlanta, Georgia to return to his home there. The Company believes that this perquisite to Mr. Knight is important for retention purposes, with minimal cost to the Company.

Financial and Tax Planning.    Because many of the Company’s senior officers are subject to complicated tax issues from working abroad on a full-time or part-time basis, the Company provides reimbursement or payment of the cost for financial and tax planning to certain of the senior officers. The Company believes this perquisite is necessary for retention purposes and is important for the financial welfare of its employees affected by these tax issues.

In 2011, the Company reimbursed up to $10,000 for financial and tax planning for certain of its senior officers in the United States, including Mr. Knight. The Company believes this perquisite is important for retention purposes and for helping to ensure the long-term financial security of the NEOs.

Tax “Gross-Ups”.    In 2006, the U.S. Tax Increase Prevention and Reconciliation Act of 2005 (the “Tax Act”) was passed, which significantly increased the amount of U.S. federal tax our Bermuda employees who are U.S. citizens have to pay. As a result of the Tax Act, the Company agreed to “gross-up” U.S. taxpayers who are employees working in Bermuda in connection with these additional tax obligations. The Company believes this perquisite is important in retaining employees affected by the Tax Act. The Company also agreed to gross up Mr. Knight in connection with additional tax obligations he incurs as a result of his housing allowance.

Temporary Allowance for Relocating NEOs.    We are providing a temporary relocation allowance to our NEOs that were requested to relocate out of Bermuda. This allowance consists of a one-time, lump-sum payment to cover incidental moving expenses as well as a monthly payment for a period of two years from the date the NEO relocates from Bermuda, assuming the NEO remains employed by us. For each NEO, the aggregate of the lump-sum payment and monthly allowance is less than his or her monthly Bermuda housing allowance would have been over the two-year period, resulting in a net savings for the Company. In addition, the temporary relocation allowance is fully taxable to the NEO, whereas the Company pays a tax “gross up” on the housing allowance received by U.S. taxpayers that are working in Bermuda. The Company believes this perquisite is important for transition and retention purposes.

Retirement, Health and Welfare Benefits

The Company offers a variety of health and welfare programs to all eligible employees. The NEOs are generally eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs are intended to protect employees against catastrophic loss and include medical, pharmacy, dental, vision, life insurance, accidental death and disability, and short- and long-term disability. Senior employees earning over certain salary levels per year contributed to the cost of their medical insurance based upon a sliding scale tied to their salary level. We offer a qualified 401(k) savings and retirement plan for our employees who are U.S. citizens (wherever they may be located) and similar plans for our other employees. All Company employees, including the NEOs, are generally eligible for these plans. The Company contributes to such employees’ accounts as well in the form of a matching contribution and up to a 2% profit sharing contribution.

We have established the Allied World Assurance Company (U.S.) Inc. Second Amended and Restated Supplemental Executive Retirement Plan (the “SERP”) for our employees who are U.S. citizens and that reside in the United States. We contribute under the SERP up to 10% of a participant’s annual base salary in excess of the then-effective maximum amount of annual compensation that could be taken into account under a qualified plan under the Code, as established by the Internal Revenue Service from time to time (the “IRS Compensation Limit”), with an annual base salary cap of $600,000. This means that we will start making contributions under the SERP to a participant only after such participant has earned annual base salary in excess of the IRS Compensation Limit ($245,000 in 2011) and will stop making such contributions once a participant has earned $600,000. Under the SERP, an eligible NEO may voluntarily contribute up to 25% of his or her annual base salary up to a maximum of $600,000.

There is a five-year cumulative vesting period for all Company contributions so that upon completion of five years of service, a participant will be 100% vested in all prior and future contributions made on his or her behalf by the Company or its subsidiaries. The Company contributions shall also fully vest upon a participant’s retiring after attaining the age of 65. Executives may defer receipt of part or all of their cash compensation under the SERP. The program allows U.S. officers to save for retirement in a tax-effective way at minimal cost to the Company. The investment alternatives under the SERP are the same choices available to all participants under the 401(k) plan, and the NEOs do not receive preferential treatment on their investments. The SERP complies with Sections 409A and 457A of the Code. The Company believes that contributing to a participant’s retirement and having a five-year cumulative vesting for the Company’s contributions on behalf of a participant attracts senior officers who want to remain with the Company for the long term and help it achieve its business objectives.

In 2009, in response to changes in the tax treatment of deferred compensation earned by employees of certain offshore companies including Bermuda-domiciled companies, we precluded future contributions under the SERP by or on behalf of any employees who are subject to Section 457A of the Code. This includes our NEOs who worked and resided in Bermuda for part of 2011, namely Messrs. Carmilani and Dupont. In lieu of matching contributions previously provided by the Company to these former participants through the SERP, the Company has provided comparable benefits to these participants in the form of current cash payments, which are subject to tax.

The Company makes required contributions on behalf of Ms. Dillard to our Swiss pension plan, a defined contribution plan required under Swiss law. These contributions are in lieu of any Company contributions to the SERP (or equivalent cash payments) to which Ms. Dillard would have been entitled.

Stock Ownership Policy

In order to promote equity ownership and further align the interests of management with our shareholders, in 2007 the Board adopted a stock ownership policy for senior employees. Under this policy, all of our employees with titles of senior vice president and above are expected to own within five years after his or her joining us or after a promotion, equity interests in the Company, expressed as a multiple of base salary as follows:

Title	Multiple of Base Salary
Chief Executive Officer	5 times
Presidents, Executive Vice Presidents or Senior Vice Presidents	2 times

Employees are expected not to sell any Common Shares if they will not be in compliance with this policy. If a covered employee previously achieved compliance under the policy but wished to sell a certain portion of his or her holdings of Common Shares at a time when he or she was not in compliance with the policy solely as a result of a significant decrease in the price of Common Shares, the policy allows the General Counsel of the Company to exercise his discretion to allow such sale to occur. All NEOs currently meet or exceed the requirements of the stock ownership policy.

Under the Company’s Policy Regarding Insider Trading for all Directors, Officers and Employees and its Code of Conduct and Business Ethics, employees are prohibited from engaging in speculative or “in and out” trading in securities of the Company. In addition, the Company also prohibits hedging and derivative transactions in its securities (other than transactions in the Company’s employee stock options) and trading in or through margin accounts. These transactions are characterized by short sales, buying or selling publicly traded options, swaps, collars or similar derivative transactions.

Employment Agreements/Severance Arrangements

The Company or its subsidiaries have entered into employment agreements with Messrs. Carmilani, Dupont, Knight and Sennott and Ms. Dillard. Please see “— Narrative Disclosure Regarding Equity Plans and Employment Agreements — Employment Agreements” for more information.

Summary Compensation Table

The following table provides information concerning the compensation for services in all capacities earned by the NEOs for fiscal years 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Scott A. Carmilani(1)	2011	$970,000		$5,089,952	$818,587	$606,250	$259,144	$7,743,933
President, Chief Executive	2010	$970,000		$6,078,600	$—	$1,212,500	$458,190	$8,719,290
Officer and Chairman of the Board	2009	$970,000		$4,000,019	$—	$1,455,000	$424,026	$6,849,045
Joan H. Dillard	2011	$476,131	(2)	$853,144	$137,208	$308,000	$210,159	$1,984,642
Executive Vice President and	2010	$455,000		$1,224,930	$—	$575,000	$240,124	$2,495,054
Chief Financial Officer	2009	$455,000		$975,500	$—	$675,000	$227,286	$2,332,786
Wesley D. Dupont	2011	$411,500		$739,350	$118,938	$262,250	$407,355	$1,939,393
Executive Vice President,	2010	$369,000		$944,025	$—	$460,000	$281,820	$2,054,845
General Counsel and	2009	$364,833		$702,360	$—	$400,000	$252,755	$1,719,948
Corporate Secretary
W. Gordon Knight	2011	$550,000		$1,203,136	$193,479	$344,000	$192,017	$2,482,632
President, Allied World	2010	$550,000		$1,418,340	$—	$687,500	$198,828	$2,854,668
Assurance Company (U.S.) Inc. and	2009	$545,192		$975,500	$—	$825,000	$190,660	$2,536,352
Allied World National Assurance Company
John L. Sennott, Jr.	2011	$370,000		$538,213	$86,508	$173,000	$567,011	$1,743,732
Executive Vice President, Chief	2010	$366,154		$771,338	$—	$350,000	$1,435,367	$2,922,859
Corporate Strategy Officer	2009	$332,075		$507,260	$—	$300,000	$944,088	$2,083,423

(1)	Mr. Carmilani receives no additional compensation for serving as our Chairman of the Board.

(2)	In connection with her relocation to our executive offices in Zug, Switzerland, Ms. Dillard’s $455,000 base salary was converted to and paid in Swiss francs beginning April 2011. The total U.S. dollar value of her 2011 base salary is the sum of her salary paid in U.S. dollars for the first three months of 2011 plus the amount paid to her in Swiss francs that has been converted to U.S. dollars based on the 12-month average USD/CHF exchange rate of 1.0305 as of April 1, 2011.

(3)	The amounts shown in the “Stock Awards” column equal the estimate of aggregate compensation cost to be recognized with respect to RSU and performance-based awards granted in such year determined as of the grant date under FASB ASC Topic 718 and excluding the effect of estimated forfeitures. The following portion of the value shown in the “Stock Awards” column in 2011 represents the grant date value of performance-based awards ($61.51 per Common Share, the closing price on such date) based upon the probable outcome of such performance criteria: $4,362,904 for Mr. Carmilani, $731,354 for Ms. Dillard, $633,553 for Mr. Dupont, $1,031,523 for Mr. Knight and $461,325 for Mr. Sennott. The remaining amounts reflected in the “Stock Awards” column represent the grant date fair value of RSU awards that are not subject to performance vesting conditions. Assuming the highest level of performance, the grant date fair value of performance-based awards granted in 2011 would equal $6,544,356 for Mr. Carmilani, $1,097,031 for Ms. Dillard, $950,330 for Mr. Dupont, $1,547,285 for Mr. Knight and $691,988 for Mr. Sennott. For additional information on the calculation of compensation expenses, please refer to note 13(b), (c) and (d) of the Company’s consolidated financial statements contained in the Form 10-K for the year ended December 31, 2011, as filed with the SEC.

(4)	The amounts shown in the “Option Awards” column equal the estimate of aggregate compensation cost to be recognized with respect to stock option granted to NEOs in 2011 determined as of the grant date under FASB ASC Topic 718 and excluding the effect of estimated forfeitures. For these option awards, the fair value has been calculated using the Black-Scholes option pricing formula. For additional information on the calculation of compensation expenses, please refer to note 13(a) of the Company’s consolidated financial statements contained in the Form 10-K for the year ended December 31, 2011, as filed with the SEC.

(5)	The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent cash bonuses earned under our 2011, 2010 and 2009 cash bonus plans and were paid in March 2012, 2011 and 2010, respectively. For a description of our annual cash bonus plan, see “— Compensation Discussion and Analysis — Cash Compensation — Annual Cash Bonus.”

(6)	The amounts shown in the “All Other Compensation” column are attributable to perquisites and other personal benefits or compensation not reported elsewhere in the Summary Compensation Table. The table below shows certain components of the “All Other Compensation” column.

Name	Year	401(k)/ Company Contributions	SERP/Pension Plan Company Contributions		Perquisites(c)	Tax Payments(d)	Aggregate “All Other Compensation”
Scott A. Carmilani	2011	$12,250	$35,500	(a)	$206,846	$4 ,548	$259,144
Joan H. Dillard(b)	2011	$12,250	$52,416		$100,413	$45,080	$210,159
Wesley D. Dupont	2011	$12,250	$16,650	(a)	$212,441	$166,014	$407,355
W. Gordon Knight	2011	$12,250	$30,500		$94,283	$54,984	$192,017
John L. Sennott, Jr.(e)	2011	$12,250	$12,500		$—	$—	$567,011

(a)	Messrs. Carmilani and Dupont received cash payments, which were subject to tax, instead of tax-deferred contributions under the SERP. Each of the officers was precluded from receiving Company contributions under the SERP because they were subject to Section 457A of the Code. For more information on the SERP, please see “— Compensation Discussion and Analysis — Retirement, Health and Welfare Benefits.”

(b)	As a result of her relocation to Switzerland, Ms. Dillard participates in our Swiss pension plan. The amount contributed to that plan on her behalf as well as the perquisites she received after her relocation is reflected in U.S. dollars based on the same exchange rate used to calculate Ms. Dillard’s salary in footnote 2 above.

(c)

Perquisites in 2011 for the NEOs include reimbursements for amounts for certain home leave travel expenses, relocation expenses, housing allowances, tax preparation, and financial planning. Not all of these perquisites are applicable to all of our NEOs. Mr. Carmilani received a relocation allowance of $139,750 (which consisted of a one-time, lump sum payment of $25,000 and an aggregate of $114,750 for the nine monthly payments to which he was entitled to such benefits) in connection with his relocation to the United States and a housing allowance of $32,680 for the portion of the year that he was resident in Bermuda. Ms. Dillard received a relocation allowance of $61,315 (which consisted of a one-time, lump sum payment of $10,305 and an aggregate of $51,010 for the nine monthly payments to which she was entitled to such benefits) in connection with her relocation to Switzerland and a housing allowance of $28,335 for the portion of the year she was resident in Bermuda. Mr. Dupont received a relocation allowance of $52,000 (which consisted of a one-time, lump sum payment of $25,000 and an aggregate of $27,000 for the three monthly payments to which he was entitled to such benefits), closing costs on his U.S. residence of $45,182 in connection with his relocation to the United States and a housing allowance of $91,200 for the portion of the year he was resident in Bermuda. Mr. Knight received a housing allowance of $72,000.

(d)	Consists of (i) gross-up payments to our NEOs who resided in Bermuda who are U.S. taxpayers of additional tax obligations incurred in 2011 as a result of the Tax Act as follows: Ms. Dillard $8,957 and Mr. Dupont $40,671; (ii) gross-up payments related to certain expenses related to the NEO’s relocating out of Bermuda, as follows: Mr. Carmilani $4,548, and Mr. Dupont $38,794; and (iii) payments for the Bermuda payroll tax as follows: Ms. Dillard $36,123 and Mr. Dupont $86,549. The Bermuda payroll tax is paid to all Bermuda-based employees and not just to our NEOs. The gross-up payments are estimates based on advice from an independent tax advisor and our current understanding of the Tax Act. Accordingly, the “gross-up” amounts provided above are subject to revision. Mr. Knight’s “gross-up” payment was for additional tax obligations incurred in 2011 as a result of his housing allowance. For more information on personal benefits and perquisites, please see “— Compensation Discussion and Analysis — Perquisites.” The amounts shown above for Ms. Dillard are in USD based on the same exchange rate used to calculate Ms. Dillard’s salary in footnote 2 above.

(e)	Mr. Sennott received a $542,261 cash payment from his participation in the Darwin LTIP. For more information on this payment and the terms of the Darwin LTIP, please see “— Compensation Discussion and Analysis — Cash Compensation— Annual Cash Bonus — Other Compensation.”

Grants of Plan-Based Awards

The following table provides information concerning grants of plan-based awards made to our NEOs in fiscal year 2011.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott A. Carmilani		$485,000	$970,000	—	—	—	—	—		—		—	—
	2/22/2011	—	—	—	24,826	70,930	106,395	—		—		—	$4,362,904
	2/22/2011	—	—	—	—	—	—	11,820	(3)	—		—	$727,048
	2/22/2011	—	—	—	—	—	—	—		44,805	(4)	$61.51	$818,587
Joan H. Dillard		$227,500	$455,000	—	—	—	—	—		—		—	—
	2/22/2011	—	—	—	4,162	11,890	17,835	—		—		—	$731,354
	2/22/2011	—	—	—	—	—	—	1,980	(3)	—		—	$121,790
	2/22/2011	—	—	—	—	—	—	—		7,510	(4)	$61.51	$137,208
Wesley D. Dupont		$210,000	$420,000	—	—	—	—	—		—		—	—
	2/22/2011	—	—	—	3,605	10,300	15,450	—		—		—	$633,553
	2/22/2011	—	—	—	—	—	—	1,720	(3)	—		—	$105,797
	2/22/2011	—	—	—	—	—	—	—		6,510	(4)	$61.51	$118,938
W. Gordon Knight		$275,000	$550,000	—	—	—	—	—		—		—	—
	2/22/2011	—	—	—	5,870	16,770	25,155	—		—		—	$1,031,523
	2/22/2011	—	—	—	—	—	—	2,790	(3)	—		—	$171,613
	2/22/2011	—	—	—	—	—	—	—		10,590	(4)	$61.51	$193,479
John L. Sennott, Jr.		$138,750	$277,500	—	—	—	—	—		—		—	—
	2/22/2011	—	—	—	2,625	7,500	11,250	—		—		—	$461,325
	2/22/2011	—	—	—	—	—	—	1,250	(3)	—		—	$76,888
	2/22/2011	—	—	—	—	—	—	—		4,735	(4)	$61.51	$86,508

(1)

The Company’s 2011 cash bonus plan provided for funding of the pool based on target EBIT and other comprehensive income goals. The NEOs are eligible for annual cash bonuses as a percentage of their base salaries. For more information on the target EBIT goals and percentages, see “— Compensation Discussion and Analysis — Cash Compensation — Annual Cash Bonus.”

The amounts provided in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns above assume that the same percentage of funding of the annual cash bonus pool will be applied to each NEO.

Threshold.    The amounts provided in the applicable “threshold” column above assume that the annual cash bonus pool will be 50% funded and that each NEO will receive 50% of the target cash bonus that he or she is eligible to receive. Accordingly, we have reduced by 50% the amount each NEO would be eligible to receive based on his or her target bonus as a percentage of base salary, as reflected below in the “adjusted bonus” column below.

Name	Bonus Target as a Percentage of Base Salary	Adjusted Bonus Target as a Percentage of Base Salary
Scott A. Carmilani	100%	50.0%
Joan H. Dillard	100%	50.0%
Wesley D. Dupont	100%	50.0%
W. Gordon Knight	100%	50.0%
John L. Sennott, Jr.	75%	37.5%

The amounts provided in the applicable “threshold” column above indicate the dollar amount calculated by multiplying the “adjusted bonus target as a percentage of base salary” (as set forth in the table in this footnote) by the NEO’s base salary.

Target.    The amounts provided in the applicable “target” column above assume that the annual cash bonus pool will be 100% funded and that each NEO will receive the full amount of the cash bonus that he or she is eligible to receive. The dollar amount for each NEO is calculated by multiplying the “bonus target as a percentage of base salary” (as set forth in the table in this footnote) by the NEO’s base salary.

Maximum.    If we achieve or exceed the “maximum” threshold, the annual cash bonus plan may be 150% funded. However, individual bonuses under the annual cash bonus plan are not capped or subject to any maximums, so long as the aggregate amount of the bonus pool is not exceeded. Accordingly, no information appears in the applicable column above.

(2)	Amounts disclosed in these columns represent a target award of RSUs granted under the Stock Incentive Plan, 50% of which is eligible to settle in Common Shares and 50% of which is eligible to settle in cash. The vesting of these performance-based awards is currently based on “adjusted book value” growth and “adjusted ROE”, as described in greater detail in “— Compensation Discussion and Analysis — Equity-Based Compensation — Performance-Based Awards.”

The vested share amounts disclosed in the applicable columns of the “Estimated Future Payouts Under Equity Incentive Plan Awards” assumes as follows: for the “threshold” column, the adjusted book value of 3% measured on CAGR basis and an adjusted ROE in the 30th percentile relative to the Peer Group; for the “target” column, an adjusted book value of 9% measured on CAGR basis and an adjusted ROE in the 50th percentile relative to the Peer Group; and for the “maximum” column, an adjusted book value of 15% measured on CAGR basis and an adjusted ROE in the 75th percentile relative to the Peer Group. The performance-based awards had a grant date fair value equal to the closing price of the Common Shares on February 22, 2011 ($61.51). In calculating the grant date value, it was assumed that the performance target regarding such awards will be attained.

(3)	Represents each NEO’s annual grant of RSUs on February 22, 2011 pursuant to the Company’s Stock Incentive Plan. In accordance with FASB ASC Topic 718, the grant date fair value included in the table reflects the closing price of the Common Shares on the grant date ($61.51) multiplied by the number of RSUs granted to the NEO. Of the aggregate amount of such RSUs, 50% will settle in Common Shares and 50% will settle in cash equal to the fair market value of the Common Shares on the applicable vesting date. For more information on these grants, please see “— Compensation Discussion and Analysis — Equity-Based Compensation — Time-Vested RSU Awards.”

(4)	Represents each NEO’s annual grant of stock option awards on February 22, 2011 pursuant to the Company’s Stock Option Plan. In accordance with FASB ASC Topic 718, a fair value of $18.27 has been calculated by using the Black-Scholes option-pricing model. For additional information on the calculation of compensation expense, including the valuation assumption used within the option-pricing model, please refer to note 12(a) of the Company’s consolidated financial statements contained in the Form 10-K for the year ended December 31, 2011, as filed with the SEC. The grant date fair value included in the table reflects the $18.27 fair value multiplied by the number of Common Shares underlying each NEO’s stock option granted.

Narrative Disclosure Regarding Equity Plans and Employment Agreements

Stock Option Plan

We maintain the Stock Option Plan, under which up to 4,000,000 Common Shares may be issued, subject to adjustment as described below. Of that amount, 1,381,379 Common Shares remained available for issuance as of March 1, 2012. During 2011, the Company granted stock options to purchase 494,885 Common Shares under the Stock Option Plan. These stock options are exercisable in certain limited conditions, expire after ten years and generally vest pro rata over four years from the date of grant. Awards may be made to any of our directors, officers, employees (including prospective employees), consultants and other individuals who perform services for us, as determined by the Compensation Committee in its discretion. The Compensation Committee may grant non-qualified stock options to purchase Common Shares (at the price set forth in the award agreement, but in no event less than 100% of the fair market value of the Common Shares on the date of grant) subject to the terms and conditions as it may determine. While the Board retains the right to terminate the Stock Option Plan at any time, in any case the Stock Option Plan will terminate on May 8, 2018.

The shares subject to the Stock Option Plan are authorized but unissued Common Shares. If any award is forfeited or is otherwise terminated or canceled without the delivery of Common Shares, then such shares will again become available under the Stock Option Plan. Our Compensation Committee has the authority to adjust the terms of any outstanding awards, the number of Common Shares covered by each outstanding award and the number of Common Shares issuable under the Stock Option Plan as it deems appropriate for any increase or decrease in the number of issued Common Shares resulting from a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, combination, exchange or any other event that the Compensation Committee determines affects our capitalization, other than regular cash dividends. In the event of a merger, amalgamation or consolidation, the sale of a majority of the Company’s securities or the reorganization or liquidation of the Company, the Compensation Committee will have the discretion to provide, as an alternative to the adjustment described above, for the accelerated vesting of options prior to such an event or the cancellation of options in exchange for a payment based on the per-share consideration being paid in connection with the event. The Stock Option Plan will be automatically terminated, replaced and superseded by the 2012 Omnibus Plan (Proposal 3 on the Proxy Card) on the date on which the 2012 Omnibus Plan is approved by the Company’s shareholders, except that any awards granted under the Stock Option Plan will remain in effect pursuant to their terms. If shareholder approval is not received, the Stock Option Plan will not be terminated, and it will remain in place pursuant to its current respective terms.

Stock Incentive Plan

We maintain the Stock Incentive Plan, under which up to 2,000,000 Common Shares may be issued, subject to adjustment as described below. Of that amount, 165,255 Common Shares remained available for issuance as of March 1, 2012. During 2011, the Company granted 47,198 time-vested RSUs and 139,210 performance-based awards under the Stock Incentive Plan that settle in Common Shares. The Stock Incentive Plan provides for awards of restricted stock, RSUs, dividend equivalent rights and other equity-based or equity-related awards. We will not grant stock options pursuant to the plan. Awards under the Stock Incentive Plan may be made to any of our directors, officers, employees (including prospective employees), consultants and other individuals who perform services for us, as determined by the Compensation Committee in its discretion. Only RSUs have been granted under the Stock Incentive Plan and these RSUs generally vest in the fourth or fifth year from the original grant date, or pro rata over four years from the date of grant; however, in 2011, the Company granted cash-settled RSUs that vest over a three-year period based on the achievement of certain performance conditions in the same manner as LTIP awards. Performance conditions are selected by the Compensation Committee or the Board prior to the commencement of an applicable performance period from a list of permissible financial metrics, including (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) return on investment; (viii) stock price; (ix) improvements in capital structure; (x) revenue or sales; and (xi) total return to shareholders. Awards are expressed as a target amount representing the number of shares to be issued upon 100% achievement of applicable performance conditions, with the actual number of shares (or cash equivalent) delivered ranging from 0% to between 50% and 150% of the target amount based on the level of actual achievement of applicable performance conditions. For additional information regarding RSUs granted under the Stock Incentive Plan, see “— Compensation Discussion and Analysis —Equity-Based Compensation.” While the Board retains the right to terminate the Stock Incentive Plan at any time, the plan will automatically terminate on May 8, 2018.

The shares subject to the Stock Incentive Plan may be either authorized but unissued Common Shares or Common Shares previously issued and reacquired by the Company. If any award expires, terminates or otherwise lapses, in whole or in part, any Common Shares subject to such award will again become available for issuance under the Stock Incentive Plan. Our Compensation Committee has the authority to adjust the terms of any outstanding awards, the number of Common Shares covered by each outstanding award and the number of Common Shares issuable under the Stock Incentive Plan as it deems appropriate to preserve the intended benefits or intended potential benefits for any increase or decrease in the number of issued Common Shares resulting from a stock split, stock dividend, combination or exchange of the Common Shares, merger, amalgamation, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or Common Shares. In the event of a merger, amalgamation or consolidation, the sale of a majority of the Company’s securities or the reorganization or liquidation of the Company, the Compensation Committee will have the discretion to provide, as an alternative to the adjustment described above, for the accelerated vesting of awards prior to such an event or the cancellation of awards in exchange for a payment based on the per-share consideration being paid in connection with the event. The Stock Incentive Plan will be automatically terminated, replaced and superseded by the 2012 Omnibus Plan (Proposal 3 on the Proxy Card) on the date on which the 2012 Omnibus Plan is approved by the Company’s shareholders, except that any awards granted under the Stock Incentive Plan will remain in effect pursuant to their terms. If shareholder approval is not received, the Stock Incentive Plan will not be terminated, and it will remain in place pursuant to its current respective terms.

Long-Term Incentive Plan

We maintain the LTIP, under which up to 2,000,000 Common Shares may be issued pursuant to the terms of the plan, subject to adjustment as described below. Of that amount, no Common Shares remained available for issuance as of March 1, 2012. Participation in the LTIP is limited to employees who are selected by the Compensation Committee. During 2011, the Company did not grant awards under the LTIP. See “— Compensation Discussion and Analysis — Equity-Based Compensation” for more information about the performance-based awards made under the LTIP.

The LTIP provides for grants of long-term incentive awards that are earned based upon the achievement of applicable performance conditions over a three consecutive fiscal-year period. Performance conditions are selected by the Compensation Committee or the Board prior to the commencement of an applicable performance period from a list of permissible financial metrics, including (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) return on investment; (viii) stock price; (ix) improvements in capital structure; (x) revenue or sales; and (xi) total return to shareholders. Awards are expressed as a target amount representing the number of shares to be issued upon 100% achievement of applicable performance conditions, with the actual number of shares delivered ranging from 0% to between 50% and 150% of the target amount based on the level of actual achievement of applicable performance conditions.

The shares subject to the LTIP shall be authorized but unissued Common Shares. If any award expires or is canceled, forfeited or otherwise terminated, any Common Shares subject to such award will again become available for issuance under the LTIP. The Compensation Committee has the authority to adjust the terms of any outstanding awards, the number of Common Shares or cash covered by each outstanding award and the number of Common

Shares or cash issuable under the LTIP as it deems appropriate for any increase or decrease in the number of issued Common Shares or in the capital structure of the Company resulting from a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, combination or exchange or any other event that the Compensation Committee determine affects our capitalization, other than the regular cash dividends. The LTIP will be automatically terminated, replaced and superseded by the 2012 Omnibus Plan (Proposal 3 on the Proxy Card) on the date on which the 2012 Omnibus Plan is approved by the Company’s shareholders, except that any awards granted under the LTIP will remain in effect pursuant to their terms. If shareholder approval is not received, the LTIP will not be terminated, and it will remain in place pursuant to its current respective terms.

2008 Employee Share Purchase Plan

On February 28, 2008, the Board adopted the Amended and Restated 2008 Employee Stock Purchase Plan (“ESPP”), which was approved by our shareholders on May 8, 2008. The purposes of the ESPP are to provide our employees with an opportunity to purchase Common Shares, help such employees to provide for their future security and encourage such employees to remain in the employment of the Company and its subsidiaries. The ESPP is designed to qualify as an “employee share purchase plan” under Section 423 of the Code. A total of 1,000,000 Common Shares are reserved for issuance under the plan. Of that amount, 918,401 Common Shares remained available for issuance as of December 31, 2011. The ESPP provides for consecutive six-month offering periods (or other periods of not more than 27 months as determined by the Compensation Committee) under which participating employees can elect to have between 1% and 10% of their base salary withheld and applied to the purchase of Common Shares at the end of the period. Unless otherwise determined by the Compensation Committee before an offering period, the purchase price will be 85% of the fair market value of the Common Shares at the end of the offering period. Applicable Code limitations specify, in general, that a participant’s right to purchase shares under the plan cannot accumulate at a rate in excess of $25,000 (based on the value at the beginning of the applicable offering periods) per calendar year.

Equity Compensation Plan Information

Please refer to “Approval of 2012 Omnibus Incentive Compensation Plan — Securities Authorized for Issuance under Equity Compensation Plans” for information about equity-based awards outstanding and Common Shares available for future issuance under the Company’s equity compensation plans as of March 1, 2012. The following table presents information concerning our equity compensation plans as of December 31, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by Shareholders	2,178,989	$45.72	2,594,525	(3)
Equity compensation plans not approved by Shareholders(4)	413,056	—	0

Total	2,592,045	$45.72	2,594,525	(3)

(1)	Represents 1,525,853 stock options granted under the Stock Option Plan, which have a weighted average remaining contractual life of 6.9 years, and 653,136 and 413,056 pursuant to RSUs and performance-based awards granted under the Stock Incentive Plan and LTIP, respectively.

(2)	The weighted average exercise price reported in the column does not take into account RSUs or performance-based awards.

(3)	Includes 1,377,636 Common Shares available for issuance pursuant to stock options granted under the Stock Option Plan, 298,488 Common Shares available for issuance pursuant to RSUs awarded under the Stock Incentive Plan and 918,401 Common Shares available for purchase under the ESPP.

(4)	Represents Common Shares available for issuance under the LTIP.

Employment Agreements

Effective as of October 1, 2008, we entered into amended and restated employment agreements with Messrs. Carmilani and Dupont and Ms. Dillard and one of our U.S. subsidiaries entered into an amended and restated employment agreement with Mr. Knight. Effective as of November 5, 2009, we entered into an amended and restated employment agreement with Mr. Sennott. Each employment agreement provides for base salary, discretionary annual cash bonuses and reimbursement for business expenses. The employment agreements for Messrs. Carmilani and Dupont and Ms. Dillard also provide for perquisites, as discussed above under “— Compensation Discussion and Analysis — Perquisites,” that are standard in the compensation packages of executives in the insurance and reinsurance industry.

Each NEO is subject to a non-interference covenant under his or her employment agreement during the term of employment and ending on the 12-month anniversary (for Mr. Sennott) or the 24-month anniversary (for the other NEOs) following any termination of employment. Generally, the non-interference covenant prevents the NEO from soliciting or hiring our employees or other service providers, from inducing any of our customers or other third parties with whom we have a relationship to reduce or cease its business with us or from otherwise interfering with our business relationships. During the term of employment and ending following the Non-Compete Period (as defined below), the NEO is subject to a non-competition covenant. Generally, the non-competition covenant prevents the NEO from engaging in activities that compete with our business in certain jurisdictions. Each employment agreement also contains standard confidentiality and assignment of inventions provisions. In addition, each employment agreement provides that we shall generally indemnify the NEO to the fullest extent permitted, except in certain limited circumstances.

The “Non-Compete Period” means the period commencing on the date of the employment agreement and (i) in the case of the NEO’s termination of employment by us with cause, ending on the date of such termination; (ii) in the case of a NEO’s termination of employment by us without cause or by the NEO for good reason, ending on the 12-month anniversary (for Mr. Sennott) or the 24-month anniversary (for the other NEOs); and (iii) in the case of a NEO’s termination of employment by the NEO without good reason or as a result of a disability, ending on the date of such termination; provided, however, in the case of clause (iii) above, we may elect to extend the Non-Compete Period up to an additional 12 months following the date of such termination, during which period we will be required to continue to pay the NEO his or her base salary and provide coverage under our company’s health and insurance plans (or the equivalent of such coverage).

Each employment agreement terminates upon the earliest to occur of (i) the NEO’s death, (ii) a termination by reason of a disability, (iii) a termination by us with or without cause and (iv) a termination by the NEO with or without good reason. Upon termination of the NEO’s employment for any reason, except as may otherwise be requested by us in writing and agreed upon in writing by the NEO, the NEO will resign from any and all directorships, committee memberships or any other positions the NEO holds with the Company or any of its subsidiaries. The NEOs are entitled to cash payments and accelerated vesting of equity awards based on the reason for his or her termination of employment. If an NEO is terminated by us with cause or if he or she leaves without good reason, the NEO will only be entitled to reimbursement of prior accrued obligations (i.e., legitimate business expenses). The amounts to which an NEO would be entitled under various other termination scenarios are set forth in the “Potential Payments Upon a Termination or Change in Control” table further on in this Proxy Statement as well as the footnotes thereto. We may require the NEO to execute a general release prior to payment of any amount or provision of any benefit as a result of termination of employment by us without cause or by the NEO for good reason. In addition, upon the occurrence of a change in control, all equity-based awards received by the NEO will fully vest immediately prior to such change in control.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of securities underlying awards for each NEO as of December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price(1)($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(7)
Scott A. Carmilani	13,333	—	$23.61	01/02/2013	4,167	(2)	$262,229	43,332	(8)	$2,726,883
	13,333	—	$29.52	12/31/2013	5,000	(3)	$314,650	119,000	(9)	$7,488,670
	20,000	—	$32.70	01/03/2015	9,750	(4)	$613,568	70,930	(10)	$4,463,625
	—	44,805	$61.51	02/22/2021	11,820	(5)	$743,833			—
Joan H. Dillard	33,333	—	$28.32	12/01/2015	1,250	(2)	$78,663	20,000	(9)	$1,258,600
	—	7,510	$61.51	02/22/2021	2,500	(3)	$157,325	11,890	(10)	$748,238
	—	—	—	—	4,950	(4)	$311,504	—		—
	—	—	—	—	1,980	(5)	$124,601	—		—
Wesley D. Dupont	25,000	—	$28.32	12/01/2015	1,000	(2)	$62,930	17,000	(9)	$1,069,810
	—	6,510	$61.51	02/22/2021	2,000	(3)	$125,860	10,300	(10)	$648,179
	—	—	—	—	2,625	(4)	$165,191	—		—
	—	—	—	—	1,720	(5)	$108,240	—		—
W. Gordon Knight	12,375	4,125	$43.27	02/28/2018	2,500	(2)	$157,325	22,000	(9)	$1,384,460
	—	10,590	$61.51	02/22/2021	2,500	(3)	$157,325	16,770	(10)	$1,055,336
	—	—	—	—	6,600	(4)	$415,338	—		—
	—	—	—	—	2,790	(5)	$175,575	—		—
John L. Sennott, Jr.	—	4,735	$61.51	02/22/2021	10,000	(6)	$629,300	13,000	(9)	$818,090
	—	—	—	—	1,500	(3)	$94,395	7,500	(10)	$471,975
	—	—	—	—	2,813	(4)	$177,022	—		—
	—	—	—	—	1,250	(5)	$78,663	—		—

(1)	All of the stock options listed in the table above have fully vested, except for those stock options with an exercise price of (i) $43.27, which vest on February 28, 2012; and (ii) $61.51, which vest pro rata on February 22, 2012, 2013, 2014 and 2015.

(2)	These RSUs vest on February 28, 2012.

(3)	These RSUs vest pro-rata on February 26, 2012 and 2013.

(4)	These RSUs vest pro-rata on February 22, 2012, 2013 and 2014.

(5)	These RSUs vest pro rata on February 22, 2012, 2013, 2014 and 2015.

(6)	These RSUs vest as follows: 50% on October 20, 2012 and 50% on October 20, 2013.

(7)	Assumes a price of $62.93 per Common Share, the closing price as of December 30, 2011, the last trading day preceding December 31, 2011, which was a Saturday.

(8)	This performance-based equity award is eligible to vest after December 31, 2012. This award vests upon the achievement of established performance criteria during the applicable five-year period that commenced in 2008. The share amounts reflected in the table above represent the maximum performance goals.

(9)	These performance-based equity awards are not eligible to vest until after December 31, 2012. These awards vest upon the achievement of established performance criteria during an applicable three-year period. The amounts reflected in the table above represent the target performance goals. For additional information regarding these performance-based awards, see “— Compensation Discussion and Analysis — Equity-Based Compensation.”

(10)	These performance-based equity awards are not eligible to vest until after December 31, 2013. These awards vest upon the achievement of established performance criteria during an applicable three-year period. The amounts reflected in the table above represent the target performance goals. For additional information regarding these performance-based awards, see “— Compensation Discussion and Analysis — Equity-Based Compensation.”

Option Exercises and Stock Vested

The following table summarizes information underlying each exercise of stock options, vesting of RSUs or vesting of LTIP awards for each NEO in 2011.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott A. Carmilani	1,667	$61,073	(1)	25,000	$1,381,250	(2)
	—	—		7,167	$442,276	(3)
	—	—		1,250	$76,525	(4)
	—	—		1,250	$76,569	(5)
	—	—		1,950	$119,945	(6)
	—	—		1,300	$80,667	(7)
	—	—		147,408	$9,276,385	(8)
	—	—		34,692	$2,178,848	(9)
Joan H. Dillard	—	—		10,000	$552,500	(2)
	—	—		2,500	$154,275	(3)
	—	—		625	$38,263	(4)
	—	—		625	$38,284	(5)
	—	—		990	$60,895	(6)
	—	—		660	$40,954	(7)
	—	—		22,500	$1,415,925	(10)
	—	—		7,500	$471,041	(9)
Wesley D. Dupont	—	—		15,000	$828,750	(2)
	—	—		1,750	$107,993	(3)
	—	—		500	$30,610	(4)
	—	—		500	$30,627	(5)
	—	—		525	$32,293	(6)
	—	—		350	$21,718	(7)
	—	—		15,750	$991,148	(10)
	—	—		5,250	$329,729	(9)
W. Gordon Knight	—	—		2,500	$154,275	(3)
	—	—		625	$38,263	(4)
	—	—		625	$38,284	(5)
	—	—		1,320	$81,193	(6)
	—	—		880	$54,605	(7)
	—	—		22,500	$1,415,925	(10)
	—	—		7,500	$471,041	(9)
John L. Sennott, Jr.	—	—		375	$22,958	(4)
	—	—		375	$22,971	(5)
	—	—		562	$34,569	(6)
	—	—		375	$23,269	(7)
	—	—		11,250	$707,963	(10)
	—	—		3,750	$235,521	(9)

(1)	Calculated as the difference between (i) $60.9064 (the weighted average sale price per share on November 15, 2011, the date of exercise and sale) and (ii) the exercise price of $24.27, multiplied by the number of stock options exercised.

(2)	RSUs that settled in Common Shares. Assumes a price of $55.25 per Common Share, the closing price on July 11, 2011, the RSU vesting date.

(3)	RSUs that settled in Common Shares. Assumes a price of $61.71 per Common Share, the closing price on February 28, 2011, the RSU vesting date.

(4)	RSUs that settled in Common Shares. Assumes a price of $61.22 per Common Share, the closing price on February 25, 2011, the last trading date preceding February 26, 2011, the vesting date, which was a Saturday.

(5)	RSUs that settled in cash. Assumes a price of $61.2548 per Common Share, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including February 25, 2011, the last trading date preceding February 26, 2011, the vesting date, which was a Saturday.

(6)	RSUs that settled in Common Shares. Assumes a price of $61.51 per Common Share, the closing price on February 22, 2011, the RSU vesting date.

(7)	RSUs that settled in cash. Assumes a price of $62.0515 per Common Share, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including February 22, 2011.

(8)	Performance-based awards that settled in Common Shares. Assumes a price of $62.93 per Common Share, the closing price on December 30, 2011 (the last business day of the year), and relates to performance based awards granted to Mr. Carmilani in 2008 and in 2009. These awards vested at 150% of target.

(9)	Performance-based awards that settled in cash. Assumes a price of $62.8055 per Common Share, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including December 30, 2011 (the last business day of the year), and relates to performance-based awards granted to certain NEOs in 2009. These awards vested at 150% of target.

(10)	Performance-based awards that settled in Common Shares. Assumes a price of $62.93 per Common Share, the closing price on December 30, 2011 (the last business day of the year), and relates to performance-based awards granted to certain NEOs in 2009. These awards vested at 150% of target

Non-Qualified Deferred Compensation

The following table summarizes information regarding each NEO’s participation in the SERP in 2011.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Scott A. Carmilani	$—	$—	$(10,986)	$—	$347,566
Joan H. Dillard	$—	$—	$(2,636)	$—	$211,260
Wesley D. Dupont	$—	$—	$4,465	$—	$62,707
W. Gordon Knight	$55,000	$30,500	$(5,327)	$—	$293,340
John L. Sennott, Jr.	$—	$12,500	$803	$—	$35,166

(1)	Reflects amount of base salary deferred by the NEO under the SERP in 2011.

(2)	Reflects amounts contributed by us on behalf of the NEO. In 2011, Messrs. Carmilani and Dupont received cash payments, which were subject to tax, instead of tax-deferred contributions under the SERP. In 2011, Messrs. Carmilani and Dupont were precluded from Company contributions under the SERP because they are subject to Section 457A of the Code and Ms. Dillard participated in a pension plan that we provide to all of our Swiss employees. All amounts that we contributed on behalf of the NEO under the SERP or Swiss pension plan, as applicable, or cash payments to the NEO in lieu thereof, have also been reported in the Summary Compensation Table.

(3)	Represents capital gains and dividends on and earnings from the investments made in one or more mutual funds selected by the NEO, less any losses incurred from one or more selected mutual funds during 2011.

Investment Alternatives Under the SERP.    Under the SERP, each NEO that is eligible to participate has the option to select a variety of mutual funds that are used to determine the additional amounts to be credited to his or her account. These mutual funds are the same as those offered under our 401(k) plan. Each NEO is permitted to change, on a monthly basis, his or her mutual fund choices in which individual and company contributions are to be invested.

Payouts and Withdrawals.    Subject to earlier payout required pursuant to Section 457A of the Code described above, each NEO may elect to receive at retirement amounts deferred and contributions credited to his or her account in either a lump sum or in annual installments over a period of up to ten years. For more information regarding the SERP, please see “— Compensation Discussion and Analysis — Retirement, Health and Welfare Benefits.”

Potential Payments Upon a Termination or Change in Control

The table below reflects the amount of compensation and benefits payable to each NEO in the event of (i) a termination by the NEO without good reason (a “voluntary termination”), (ii) a termination without cause or with good reason (“involuntary termination”) other than within 12 months of a change in control, (iii) an involuntary termination within 12 months of a change in control, (iv) a termination due to death and (v) a termination due to disability. The amounts shown assume that the applicable triggering event occurred on December 30, 2011, the last business day of the year, and therefore are estimates of the amounts that would be paid to the applicable NEO upon the occurrence of such triggering event, assuming a price of $62.93 per Common Share, the closing price as of December 30, 2011.

Name	Type of Payment	Voluntary Termination(1)	Involuntary Termination(2)	Change in Control(3)	Death(4)	Disability(5)
Scott A. Carmilani	Cash Severance:	$970,000	$4,850,000	$7,275,000	$1,455,000	$2,425,000
	Continued Benefits:	$22,818	$45,636	$68,454	$1,500,000	$22,818
	Equity Acceleration:	$—	$15,148,587	$15,756,308	$12,411,901	$12,411,901

	TOTAL:	$992,818	$20,044,223	$23,099,762	$15,366,901	$14,859,719

Joan H. Dillard	Cash Severance:	$455,000	$2,260,000	$3,390,000	$675,000	$1,130,000
	Continued Benefits:	$26,779	$53,558	$80,337	$1,154,041	$1,510,699
	Equity Acceleration:	$—	$2,516,009	$2,687,333	$2,126,710	$2,126,710

	TOTAL:	$481,779	$4,829,567	$6,157,670	$3,955,751	$4,767,409

Wesley D. Dupont	Cash Severance:	$420,000	$1,760,000	$2,640,000	$460,000	$880,000
	Continued Benefits:	$21,354	$42,708	$64,062	$750,000	$21,354
	Equity Acceleration:	$—	$2,073,895	$2,187,604	$1,701,951	$1,701,951

	TOTAL:	$441,354	$3,876,603	$4,891,666	$2,911,951	$2,603,305

W. Gordon Knight	Cash Severance:	$550,000	$2,750,000	$4,125,000	$825,000	$1,375,000
	Continued Benefits:	$21,650	$43,300	$64,950	$1,000,000	$21,650
	Equity Acceleration:	$—	$3,205,078	$3,438,697	$2,647,977	$2,647,977

	TOTAL:	$571,650	$5,998,378	$7,628,647	$4,472,977	$4,044,627

John L. Sennott, Jr.	Cash Severance:	$370,000	$720,000	$720,000	$350,000	$720,000
	Continued Benefits:	$21,199	$42,398	$65,397	$741,000	$21,199
	Equity Acceleration:	$—	$1,259,520	$2,274,743	$1,921,112	$1,921,112

	TOTAL:	$391,199	$2,021,918	$3,060,140	$3,012,112	$2,662,311

(1)

Under the employment agreements with each NEO, in the case of a voluntary termination, such NEO is entitled only to the prior accrued obligations. However, for purposes of precluding the NEO from joining an organization that competes with the Company, the Company may elect to extend a non-compete period for up to 12 months from the date of such voluntary termination. The amounts included in the voluntary termination column above under “Cash Severance” represent the NEO’s base salary as of December 30, 2011 (the amount to which the NEO would be entitled for the entire non-compete period) and the amounts included under “Continued Benefits” represent participation in the Company’s health and insurance plans, based on current health and insurance premiums for the NEO projected over the applicable period, and such amounts assume that the Company has elected to extend the non-compete period for the full 12 months. Please see “— Narrative Disclosure Regarding Equity Plans and Employment Agreements — Employment Agreements” for more information on the employment agreements.

(2)	Under the employment agreement with each NEO (other than Mr. Sennott), upon an involuntary termination, such NEO is entitled to: (i) his or her current base salary and the highest annual cash bonus paid or payable for the two immediately prior fiscal years multiplied by two, (ii) participation in the Company’s health and insurance plans (or the economic equivalent of such participation) for a period of two years from the date of such termination and (iii) vesting in the number of equity awards held by the NEO that otherwise would have vested during the two-year period from the date of such termination. Under his employment agreement, Mr. Sennott is entitled to (i) his current base salary for the one-year period from the date of such termination and the highest annual cash bonus paid or payable for the two immediately prior fiscal years, (ii) participation in the Company’s health and insurance plans (or the economic equivalent of such participation) for the one-year period from the date of such termination and (iii) vesting in the number of equity awards held by the NEO that otherwise would have vested during the one-year period from the date of such termination.

The dollar value reflected under the Involuntary Termination column above for “Equity Acceleration” assumes all equity awards (i) that settle in Common Shares vested, were exercised and sold as of December 30, 2011 and (ii) that settle in cash vested as of December 30, 2011 and were paid to the NEO based on the fair market value of $62.8055 per Common Share, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including December 30, 2011.

(3)	Under the employment agreement with each NEO, upon the occurrence of a change in control of the Company, all equity awards held by the NEO shall fully vest immediately prior to such change in control. If within 12 months of a change in control the NEO (other than Mr. Sennott) undergoes an involuntary termination, such NEO is entitled to: (i) his or her current base salary and the highest annual cash bonus paid or payable for the two immediately prior fiscal years multiplied by three and (ii) participation in the Company’s health and insurance plans (or the economic equivalent of such participation) for a period of three years from the date of such termination. Under his employment agreement, if Mr. Sennott underwent an involuntary termination following a change in control he would be entitled to the same benefits reflected under the Involuntary Termination column above for “Cash Severance” and “Continued Benefits”. The dollar value reflected under the Change in Control column above for “Equity Acceleration” assumes all equity awards (i) that settle in Common Shares vested, were exercised and sold as of December 30, 2011; and (ii) that settle in cash vested as of December 30, 2011 and were paid to the NEO based on the fair market value of $62.8055 per Common Share, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including December 30, 2011.

(4)	The amounts included under the Death column above for “Cash Severance” represent the highest cash bonus paid or payable for the two immediately prior fiscal years to which the NEO would be entitled under his or her employment agreement and which would be received by the NEO’s estate or beneficiary. Under the employment agreements, upon the NEO’s death, the NEO’s estate or beneficiary is also entitled to receive a pro rata annual bonus for that portion of the year that the NEO worked.

Under the employment agreements, as of the date of the NEO’s death, his or her estate or beneficiaries would also be entitled to the number of equity awards held by the NEO that otherwise would have vested during the one-year period following such date. In addition, the Stock Option Plan and the Stock Incentive Plan provide for the accelerated vesting of all stock options and RSUs, respectively, held by the NEO in the event of his or her death. Performance-based awards vest on a proportional basis depending on the date of death in relation to the three-year performance period. If the NEO were to die in the first year of the three-year performance period, the NEO would be entitled to 25% of the award; in the second year of the three-year performance period, the NEO would be entitled to 50% of the award; and in the third year of the three-year performance period, the NEO would be entitled to 75% of the award. The dollar value reflected under the Death column above for “Equity Acceleration” assumes all equity awards (i) that settle in Common Shares vested, were exercised and sold as of December 30, 2011; and (ii) that settle in cash vested as of December 30, 2011 and were paid to the NEO based on the fair market value of $62.8055 per Common Share, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including December 30, 2011.

In addition, each employee has life insurance paid by the Company or its subsidiaries for the employee’s benefit (or the benefit of his or her estate or beneficiaries). Assuming the death of each NEO as of December 31, 2011, the estate or beneficiaries of such NEO would be entitled to the amounts reflected in the Death column above for “Continued Benefits” for our NEOs.

(5)	Under the employment agreement with each NEO, in the case of a termination of employment as a result of the NEO’s disability, the NEO is entitled to: (i) his or her highest annual cash bonus paid or payable for the two immediately prior fiscal years and (ii) the number of equity awards held by the NEO that otherwise would have vested during the one-year period following the date of disability. For purposes of precluding the NEO from joining an organization that competes with the Company, the Company may elect to extend a non-compete period for up to 12 months from the date the NEO’s employment is terminated as a result of a disability. The amounts included in the disability column above under “Cash Severance” represent the NEO’s current base salary and the highest annual cash bonus paid or payable for the two immediately prior fiscal years and “Continued Benefits” represent participation in the Company’s health and insurance plans (or the economic equivalent of such participation) and assumes that the Company has elected to extend the Non-Compete Period for the full 12 months. Swiss employees are also entitled to receive four times their base salary (capped at CHF 300,000) if disabled and this amount is included in Ms Dillard’s “Continued Benefits” column (assuming a USD/CHF exchange rate of 1.0305) as well as additional amounts to which she would be entitled under our plans. The Company pays on behalf of our employees, including the NEOs, short-term and long-term disability insurance. Under this insurance, if the NEO (other than Ms. Dillard) is considered disabled, he will be entitled to $2,500 per week for the first 26 weeks after a disability and thereafter he will be entitled to $15,000 per month until the age of 65. Ms. Dillard would be entitled to 80% of her base salary (capped at CHF 300,000) for two years and would be entitled to receive 60% of her base salary until the age of 65.

The Stock Option Plan and the Stock Incentive Plan provide for the accelerated vesting of all stock options and RSUs, respectively, held by the NEO in the event of his or her disability. Performance-based awards vest on a proportional basis depending on the date of disability in relation to the three-year performance period. If the NEO were to be disabled in the first year of the three-year performance period, the NEO would be entitled to 25% of the award; in the second year of the three-year performance period, the NEO would be entitled to 50% of the award; and in the third year of the three-year performance period, the NEO would be entitled to 75% of the award. The dollar value reflected under the Disability column above for “Equity Acceleration” assumes all equity awards (i) that settle in Common Shares vested at the applicable levels described above, were exercised and sold as of December 31, 2011; and (ii) that settle in cash vested at the applicable levels described above as of December 30, 2011 and were paid to the NEO based on the fair market value of $62.8055 per Common Share, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including December 30, 2011.

Under the employment agreements, if the NEO is terminated for cause, he or she is entitled only to the prior accrued obligations. Under the employment agreements, the NEO is subject to certain restrictive covenants, including non-compete, non-interference, confidentiality and assignment of inventions provisions. In the case where the NEO is terminated by the Company without cause or by the NEO with good reason, should the NEO breach these restrictive covenants, the payments and benefits described above would cease immediately.

Under the RSU Award Agreement to the Stock Incentive Plan, each employee agrees that the Company may terminate the NEO’s right to any RSU he or she holds (whether or not vested) upon the occurrence of: (i) any event that constitutes cause, (ii) the NEO’s violating the non-solicitation provision set forth in the RSU Award Agreement or (iii) the NEOs’ interfering with a relationship between the Company and one of its clients.

Under the Stock Option Plan, a participant retiring after attaining the age of 65 is entitled to accelerated vesting of all stock options held by him or her. Under the Stock Incentive Plan, upon a participant attaining the age of 65, the service-based vesting component is waived, and a portion of the RSUs awarded will be settled on an accelerated basis to cover any tax obligations of the participant pursuant to Section 457A of the Code. The remaining portion of the RSUs awarded will vest according to the schedule established on the date of grant. Under the employment agreements, there are no additional compensation provisions for retirement. None of our NEOs was 65 as of December 31, 2011. Accordingly, if any of our NEOs had retired as of such date, he or she would not have been entitled to the acceleration or continued vesting of equity awards or any additional compensation.

In addition to the payments and benefits described above, upon the NEO’s retirement at or after age 65, termination of employment (other than with cause), change in control or death or disability of the NEO, the NEO (or his or her estate or beneficiaries) would be entitled to the distribution of the vested contributions we made to the SERP on his or her behalf. The NEO would also be entitled to receive his or her own contributions to the SERP.

Compensation Committee Interlocks and Insider Participation

None of our directors or executive officers has a relationship with us or any other company that the SEC defines as a compensation committee interlock or insider participation that should be disclosed to shareholders. Our Compensation Committee is comprised solely of independent directors.

Compensation Committee Report on Executive Compensation

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent the Company specifically incorporates this report by reference therein.

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Samuel J. Weinhoff (Chairperson)

Barbara T. Alexander

James F. Duffy

Bart Friedman

Scott Hunter

Patrick de Saint-Aignan

Audit Committee Report

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee is comprised of Ms. Barbara T. Alexander (Co-Chair) and Messrs. Scott Hunter (Co-Chair), James F. Duffy, Patrick de Saint-Aignan and Samuel J. Weinhoff, each of whom has been determined by the Board to be “independent” under the rules of the NYSE, Section 10A(m)(3) of the Exchange Act and Rule 10A-3 promulgated under the Exchange Act. The Board adopted an Audit Committee Charter, which is available on our website at www.awac.com under “Investor Relations — Corporate Information — Governance Documents”.

The role of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting process. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and policies, and its internal controls and procedures. The independent auditors are responsible for auditing the Company’s financial statements, reviewing the Company’s quarterly financial statements, annually auditing management’s assessment of the effectiveness of internal controls over financial reporting and other procedures. Members of the Audit Committee are entitled to rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. The independent auditors have access to the Audit Committee to discuss any matters they deem appropriate.

As set forth in the Audit Committee Charter, in the performance of its oversight function, the Audit Committee reviews and discusses the Company’s audited financial statements with management and the independent auditors. The Audit Committee also discusses with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee receives the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, considers whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditors’ independence and discusses with the auditors the auditors’ independence.

Based upon the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 that was filed with the SEC.

Barbara T. Alexander (Co-Chair)

Scott Hunter (Co-Chair)

James F. Duffy

Patrick de Saint-Aignan

Samuel J. Weinhoff

SHAREHOLDER COMMUNICATION

Shareholders and other interested parties may communicate directly with the Board by sending a written notice to the Company’s General Counsel at the executive offices of the Company. The notice may specify whether the communication is directed to the entire Board, to a committee of the Board, to the non-management directors, to the Lead Independent Director or to any other director. Except as provided below, if any written communication is received by the Company and addressed to the persons listed above (or addressed to the General Counsel of the Company with a request to be forwarded to the persons listed above), the General Counsel of the Company shall be responsible for promptly forwarding the correspondence to the appropriate persons. Obvious marketing materials or other general solicitations will not be forwarded. Directors will generally respond in writing, or cause the Company to respond, to bona fide shareholder and other interested party communications that express legitimate concerns or questions about us.

The Board does not have a formal policy regarding the attendance of directors at meetings of shareholders; however, it encourages all directors to attend the Annual Shareholder Meeting. All of the Company’s directors attended the Annual Shareholder Meeting in 2011.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL SHAREHOLDER MEETING

Submission of an Additional Item for the 2013 Proxy Statement or for the Agenda for the 2013 Annual Shareholder Meeting

If you wish to submit a proposal to be considered for inclusion in the proxy materials for the 2013 Annual Shareholder Meeting or propose a nominee for the Board, please send such proposal to the Corporate Secretary, attention: Wesley D. Dupont, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar,

Zug, Switzerland, or via e-mail at secretary@awac.com. Under the rules of the SEC, proposals must be received by no later than November 16, 2012 to be eligible for inclusion in the proxy statement and form of proxy for the 2013 Annual Shareholder Meeting.

Under Swiss law, one or more shareholders of record owning registered Common Shares with an aggregate par value of CHF 1 million or more can request that an item be put on the agenda of a shareholders meeting. However, any such requests received after November 16, 2012 may not be eligible for inclusion in the Company’s proxy statement and form of proxy for the 2013 Annual Shareholder Meeting. If a shareholder wishes to submit a proposal to the 2013 Annual Shareholder Meeting without including such proposal in the proxy statement for that meeting, that proposal must be made at least 60 days prior to the shareholders meeting and sent to the Corporate Secretary, attention: Wesley D. Dupont, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, or via e-mail at secretary@awac.com. In that case, the proxies solicited by the Board will confer discretionary authority on persons named in the accompanying form of proxy to vote on that proposal as they see fit.

OTHER MATTERS

Your Board does not know of any matters that may be presented at the Annual Shareholder Meeting other than those specifically set forth in the Notice of Annual Shareholder Meeting attached hereto. If matters other than those set forth in the Notice of Annual Shareholder Meeting come before the meeting, the persons named in the accompanying form of proxy and acting thereunder will vote in their discretion with respect to such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and shareholders are also required to furnish us with copies of all Section 16(a) reports they file. Purchases and sales of our equity securities by such persons are published on our website under the “SEC Filings” link under “Investor Relations”.

Based on a review of the copies of such reports, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and shareholders were complied with during the fiscal year 2011.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Shareholder Meeting to be held on Thursday, May 3, 2012. The Proxy Statement and Annual Report are available at http://www.awac.com/proxy.aspx.

For the date, time and location of the Annual Shareholder Meeting, please see “General Meeting Information.” For information on how to attend and vote in person at the Annual Shareholder Meeting, an identification of the matters to be voted upon at the Annual Shareholder Meeting and the Board’s recommendations regarding those matters, please also refer to “General Meeting Information.”

APPENDIX A

ANNUAL GENERAL MEETING OF SHAREHOLDERS

OF

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

2:00 p.m. (Swiss Local Time)

May 3, 2012

LINDENSTRASSE 8

6340 BAAR

ZUG, SWITZERLAND

PROXY

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

Meeting Details

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG (THE “COMPANY”) IN CONNECTION WITH THE COMPANY’S ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2012 (THE “ANNUAL SHAREHOLDER MEETING”) AT 2:00 P.M. (SWISS LOCAL TIME) AT LINDENSTRASSE 8, 6340 BAAR, ZUG, SWITZERLAND.

INDEPENDENT PROXY FOR REGISTERED SHAREHOLDERS

The undersigned shareholder of the Company hereby acknowledges receipt of the Notice of Annual Shareholder Meeting and Proxy Statement, each dated March 16, 2012, and hereby appoints Mr. Paul Buergi, as Independent Proxy, with the power to appoint his substitute, and authorizes him to represent and vote as designated herein, all of the voting registered shares of the Company (the “Common Shares”) held of record on March 7, 2012 by the undersigned shareholder of the Company at the Annual Shareholder Meeting with respect to the matters listed on this Proxy. In his discretion, the Independent Proxy is authorized to vote the Common Shares upon such other business as may properly come before the Annual Shareholder Meeting.

Return this proxy to Mr. Paul Buergi, of Buis Buergi AG, Muehlebachstrasse 7, P.O. Box 672, CH-8024, Zurich, Switzerland for arrival no later than 12:00 noon (Swiss local time) on April 26, 2012. The method of delivery of this proxy is at your risk. Sufficient time should be allowed to ensure timely delivery.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY

(Continued, and to be marked, dated and signed as instructed on the other side)

A-1

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH PROPOSAL BELOW.

PROXY FOR ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG ANNUAL SHAREHOLDER MEETING

MAY 3, 2012 THE SUBMISSION OF THIS PROXY, IF PROPERLY EXECUTED, REVOKES ALL PRIOR PROXIES.

Please mark your votes like this	☒
1.	To elect the nominees listed as the Class II Directors of the Company to serve until the Company’s Annual Shareholder Meeting in 2015.

Nominees:

	FOR		AGAINST	ABSTAIN
(1) Scott A. Carmilani	☐		☐	☐
(2) James F. Duffy		☐	☐	☐
(3) Bart Friedman		☐	☐	☐

2.	Advisory vote to approve named executive officer compensation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To approve the Allied World Assurance Company Holdings, AG 2012 Omnibus Incentive Compensation Plan.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	To approve a new $500 million share repurchase program.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5.	To approve the reclassification of “free reserves from capital contributions” to the “general legal reserve from capital contributions” on the balance sheet of the Company’s audited statutory financial statements for the year ended December 31, 2011.

FOR	AGAINST	ABSTAIN
☐	☐	☐

6.	To approve the Company’s Annual Report and its consolidated financial statements and statutory financial statements for the year ended December 31, 2011.

FOR	AGAINST	ABSTAIN
☐	☐	☐

7.	To approve the Company’s retention of disposable profits.

FOR	AGAINST	ABSTAIN
☐	☐	☐

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INSTRUCTION (OR AN UNCLEAR INSTRUCTION) IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE “FOR” EACH OF THE PROPOSALS HERETO.

8.	To approve an amendment to the Company’s Articles of Association to reduce the Company’s share capital and participation capital through the cancellation of a portion of shares held in treasury.

FOR	AGAINST	ABSTAIN
☐	☐	☐

9.	To approve an amendment to the Company’s Articles of Association to eliminate the conditional share capital relating to certain shareholder warrants.

FOR	AGAINST	ABSTAIN
☐	☐	☐

10.	To approve an amendment to the Company’s Articles of Association to extend the Board of Directors’ ability to issue authorized share capital until May 3, 2014.

FOR	AGAINST	ABSTAIN
☐	☐	☐

11.	To approve the payment of dividends to the Company’s shareholders in the form of a par value reduction.

FOR	AGAINST	ABSTAIN
☐	☐	☐

12.	To elect Deloitte & Touche Ltd. as the Company’s independent auditor and Deloitte AG as the Company’s statutory auditor to serve until the Company’s Annual Shareholder Meeting in 2013.

FOR	AGAINST	ABSTAIN
☐	☐	☐

13.	To elect PricewaterhouseCoopers AG as the Company’s special auditor to serve until the Company’s Annual Shareholder Meeting in 2013.

FOR	AGAINST	ABSTAIN
☐	☐	☐

14.	To approve a discharge of the Company’s Board of Directors and executive officers from liabilities for their actions during the year ended December 31, 2011.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PLACE “X” HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING ☐

  COMPANY ID:

  PROXY NUMBER:

  ACCOUNT NUMBER:

Signature	Signature	Date	, 2012

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

A-2

APPENDIX B

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

BOARD POLICY ON DIRECTOR INDEPENDENCE

A majority of the Board of Directors will be independent, as that term is defined in any applicable laws and regulations including the listing standards of the New York Stock Exchange. Allied World Assurance Company Holdings, AG (the “Company”) believes that independent directors as well as directors who may be deemed not independent all make valuable contributions to the Board and to the Company by reason of their experience and judgment.

A director will be considered independent only if the Board has affirmatively determined that the director has no material relationship with the Company that would impair his or her independent judgment. The Board will review factors affecting independence at the time a director is proposed for election or re-election. In the process of making such determinations, the Board will consider the nature, extent and materiality of the director’s relationships with the Company. In particular, in order for a director to be “independent” for purposes of service on our Board of Directors, the director should meet all of the following criteria:

1.   has not been an employee within the last three years and never has been an officer of the Company.

2.  has not been employed as an executive officer of a company within the last three years where an executive officer of the Company serves on the compensation committee (or board committee performing similar functions) of such other company.

3.  is not affiliated with, or employed in a professional capacity, by a present or former auditor of the Company within the three years after the end of either the affiliation or the auditing relationship.

4.  does not have an immediate family member who is or has been (a) an executive officer of the Company within the last three years; (b) employed as an executive officer of a company within the last three years where an executive officer of the Company serves on the compensation committee (or board committee performing similar functions) of such other company; or (c) affiliated with, or employed in a professional capacity, by a present or former auditor of the Company within the three years after the end of either the affiliation or the auditing relationship.

5.  is not an immediate family member of any executive officer, or another director, of the Company.

6.  has not, nor has any immediate family member (other than a non-executive employee), received within the last three years any compensation from the Company or any other person, directly or indirectly (including, for example, fees paid to an advisory firm in which the director is a partner or has a greater than 10% equity or voting interest whether or not the director personally provided the service) for services rendered to the Company (other than standard arrangements applicable to directors generally, including, but not limited to, deferred compensation for prior service provided that such compensation is not contingent on continued service).

7.  has not had a personal services contract with the Company, or with any executive officer of the Company, within the last five years.

8.  is not, nor is any immediate family member, an executive officer, employee or greater than 10% owner of any company supplying or receiving goods or services to or from the Company, unless such goods or services are supplied in the ordinary course of business on an arms-length basis and their value has not exceeded within the last three years (a) 5% of the consolidated gross revenues of either company in any single year or (b) the greater of $1 million or 2% of the other company’s consolidated gross revenues in any single year.

9.  is not an executive officer, partner or greater than 10% owner of any company to which the Company is indebted in an aggregate amount in excess of 5% of the Company’s consolidated assets.

B-1

10.  is not, nor is any immediate family member, (a) indebted to the Company in an amount greater than $60,000; (b) an executive officer, partner or greater than 10% owner of any entity that is so indebted; or (c) a trustee of, or have a substantial beneficial interest in, any trust or other estate that is so indebted.

11.  has not had, nor has any immediate family member had, any direct or indirect material interest in a transaction or series of transactions to which the Company is a party and in which the transaction amount exceeds $60,000 (other than interests that arise solely from an aggregate ownership of less than 10% of the Company or an entity furnishing services to the Company).

12.  is not a director pursuant to any arrangement or understanding with another person or group.

13.  does not hold, nor otherwise have voting power with respect to, 25% or more of the Company’s outstanding voting stock, either directly, or indirectly through one or more intermediaries.

14.  is not, nor is any immediate family member, an employee, officer or director of a foundation, university or other non-profit organization that receives, or has received, from the Company in any of the last five years grants or endowments greater than $100,000 or greater than 1% of the total donations received by the entity in that year.

In applying the criteria listed above, the Board of Directors will consider such other factors as it may deem necessary to arrive at sound determinations as to the independence of each director, and such factors may override the conclusions of independence or non-independence that would be reached simply by applying the criteria. In such cases, the basis for independence determinations will be disclosed in the Company’s annual proxy statement.

NOTES:

1.  For purposes of these independence guidelines, the Company is intended to also refer to any and all consolidated subsidiaries of Allied World Assurance Company Holdings, AG.

2.  “Immediate family member” means any of the person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the person’s home.

B-2

APPENDIX C

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG 2012 OMNIBUS INCENTIVE COMPENSATION PLAN

SECTION 1. Purpose.    The purpose of this 2012 Omnibus Incentive Compensation Plan (the “Plan”) is to promote the interests of Allied World Assurance Company Holdings, AG and its shareholders by (a) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company (as defined below) and its Affiliates (as defined below) and (b) enabling such individuals to participate in the growth and financial success of the Company. This Plan is intended to replace the Allied World Assurance Company Holdings, AG Third Amended and Restated 2001 Employee Stock Option Plan, the Allied World Assurance Company Holdings, AG Third Amended and Restated 2004 Stock Incentive Plan and the Allied World Assurance Company Holdings, AG Third Amended and Restated Long-Term Incentive Plan (collectively, the “Prior Plans”), which Prior Plans shall be automatically terminated and replaced and superseded by this Plan on the date on which this Plan is approved by the Company’s shareholders, except that any awards granted under the Prior Plans shall remain in effect pursuant to their terms.

SECTION 2. Definitions.    As used herein, the following terms shall have the meanings set forth below:

“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company; and/or (b) any entity in which the Company has a significant equity interest, in either case, as determined by the Committee.

“Award” means any award that is permitted under Section 6 and granted under this Plan.

“Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award, which may (but need not) require execution or acknowledgment by a Participant.

“Board” means the Board of Directors of the Company.

“Cash Incentive Award” means an Award (a) that is granted pursuant to Section 6(f); (b) that is settled in cash; and (c) the value of which is set by the Committee and is not calculated by reference to the Fair Market Value of Shares.

“Cause” shall (a) have the meaning set forth in an Award Agreement; or (b) if there is no definition set forth in an Award Agreement, mean (i) the Participant’s willful failure (except where due to physical or mental incapacity), willful neglect or willful refusal to substantially perform the Participant’s duties in connection with the Participant’s employment with or service to the Company or its Affiliates; (ii) any willful or intentional act of the Participant with regard to the Company or its Subsidiaries that has the effect of injuring the reputation or business of the Company or its Subsidiaries in a material manner; (iii) Participant’s conviction of, or plea of guilty or nolo contendere to, the commission of a criminal act that would constitute a felony in the United States; (iv) the commission by the Participant of an act of fraud, embezzlement or material dishonestly against the Company or its Subsidiaries (other than a good faith expense account dispute); (v) the Participant’s breach of a material provision of an applicable employment agreement; or (vi) the triggering of “cause” in an applicable employment agreement.

“Change of Control” shall (a) have the meaning set forth in an Award Agreement; provided, however, that, except in the case of a transaction similar to a transaction described in subparagraph (b)(iii) below, any definition of Change of Control shall require the consummation or effectiveness of a change of control of the Company, rather than upon the announcement, commencement, shareholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change of control transaction or (b) if there is no definition set forth in an Award Agreement, mean the occurrence of any of the following events:

(i) during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act) (a “Person”), in each case, other than the Board;

(ii) the consummation of a merger, amalgamation, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries (but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable) or the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (each of the foregoing events being hereinafter referred to as a “Reorganization”), in each case, unless, immediately following such Reorganization, (1) all or substantially all the Persons who were the “beneficial owners” (as used in Rule 13d-3 under the Exchange Act (or any successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization continue to beneficially own, directly or indirectly, as a result of beneficially owning such Company Voting Securities, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization, of the outstanding Company Voting Securities (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization other than the Company); (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any entity controlled by the Continuing Company) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the Continuing Company; and (3) at least a majority of the members of the board of directors of the Continuing Company (or equivalent body) were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization;

(iii) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (ii) above that does not otherwise constitute a Change of Control; or

(iv) any Person or “group” (as used in Section 13(d) of the Exchange Act) (other than (A) the Company; (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate; or (C) any entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change of Control: (x) any acquisition directly from the Company; (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities; or (z) any acquisition pursuant to a Reorganization that does not constitute a Change of Control for purposes of subparagraph (ii) above.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or a subcommittee thereof, or such other committee of the Board as may be designated by the Board to administer this Plan.

“Company” means Allied World Assurance Company Holdings, AG, a corporation organized under the laws of Switzerland, together with any successor thereto.

“Deferred Share Unit” means an Award (a) that is granted pursuant to Section 6(e); and (b) that represents an unfunded and unsecured promise to deliver Shares in accordance with the terms of the applicable Award Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Exercise Price” means (a) in the case of each Option, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option or (b) in the case of each SAR, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the applicable Participant pursuant to such SAR.

“Fair Market Value” means, except as otherwise provided in the applicable Award Agreement or determined by the Committee, (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to Shares as of any date, (i) the closing per-Share sales price of the Shares (A) as reported by the NYSE for such date or (B) if the Shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares; or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

“Good Reason” shall (a) have the meaning set forth in an Award Agreement; or (b) if there is no definition set forth in an Award Agreement, mean, without the Participant’s written consent, (i) an adverse change in the Participant’s employment title; (ii) a material diminution in the Participant’s employment duties, responsibilities or authority, or the assignment to the Participant of duties that are materially inconsistent with the Participant’s position; (iii) any reduction in the Participant’s base salary or target annual bonus (other than broad-based reductions applicable to all executive officers of the Company), in each case, as in effect on the date on which an Award is granted to the Participant; or (iv) the triggering of “good reason” in an applicable employment agreement.

“Incentive Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b); and (b) is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to any successor provision of the Code, and which is so designated in the applicable Award Agreement.

“Nonqualified Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b); and (b) is not an Incentive Stock Option.

“NYSE” means the New York Stock Exchange.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

“Participant” means any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or its Affiliates who is eligible for an Award under Section 5 and who is selected by the Committee to receive an Award under this Plan.

“Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 6(g).

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goals for a Performance Period with respect to any Performance Compensation Award or Cash Incentive Award under this Plan.

“Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award or Cash Incentive Award of a particular Participant, whether all, some portion but less than all, or none of such Award has been earned for the Performance Period.

“Performance Goal” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

“Performance Period” means the one or more periods of time as the Committee may select over which the attainment of one or more Performance Goals shall be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award or Cash Incentive Award.

“Qualifying Termination” means a termination of employment or services by the Company without Cause or by the Participant for Good Reason.

“Restricted Share” means a Share that is granted under Section 6(d) that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.

“RSU” means a restricted stock unit Award (a) that is granted under Section 6(d); (b) that is designated as such in the applicable Award Agreement; and (c) that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 under the Exchange Act (or any successor rule thereto).

“SAR” means a stock appreciation right Award (a) that is granted under Section 6(c); and (b) that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Settlement Date” means the date following the end of a Performance Period on which a Performance Compensation Award is settled or otherwise paid.

“Shares” means common shares of the Company or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, merger, amalgamation, consolidation, split-up, combination, exchange of shares or other similar transaction; or (b) as may be determined by the Committee pursuant to Section 4(b).

“Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.

“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

SECTION 3. Administration.    (a) Composition of the Committee. This Plan shall be administered by the Committee, which shall be composed of one or more directors, as determined by the Board; provided that, to the extent the Board deems it necessary or desirable to comply with the rules of the NYSE, Rule 16b-3, Section 162(m) of the Code or any other applicable laws or rules, the Committee shall, as the case may be, be composed of two or more directors, all of whom shall meet the independence requirements of such laws or rules.

(b) Authority of the Committee.    Subject to the terms of this Plan and applicable law, and in addition to the other express powers and authorizations conferred on the Committee by this Plan, the Committee shall have discretion to administer this Plan, including the authority to (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of Awards; (v) determine the vesting schedules of Awards and, if certain performance criteria must be attained in order for an Award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained; (vi) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, this Plan and any instrument or agreement relating to, or Award made under, this Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of this Plan; (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Plan.

(c) Committee Decisions.    Unless otherwise expressly provided in this Plan, all designations, determinations, interpretations and other decisions under or with respect to this Plan or any Award shall be within the discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or any beneficiary of any Award and any shareholder.

(d) Indemnification.    No member of the Board, the Committee or any employee of the Company (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to this Plan or any Award hereunder. Each Covered Person shall be indemnified and held harmless by the Company from and against (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under this Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that, the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Articles of Association or Organizational Regulations, in each case, as may be amended from time to time. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Articles of Association, the Organizational Regulations or any other agreement providing for indemnification, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

(e) Delegation of Authority to Officers.    The Committee may delegate, on such terms and conditions as it determines in its discretion, to one or more officers of the Company the authority to make grants of Awards to officers (other than any officer subject to Section 16 of the Exchange Act), employees and consultants of the Company and its Affiliates (including any prospective officer (other than any such officer who is expected to be subject to Section 16 of the Exchange Act), employee or consultant) and all necessary and appropriate decisions and determinations with respect thereto.

(f) Awards to Directors.    Notwithstanding anything to the contrary contained herein, the Board may, in its discretion, at any time and from time to time, grant Awards to non-employee directors and administer this Plan with respect to such Awards. In any such case, the Board shall have all the authority and responsibility granted to the Committee herein.

SECTION 4. Shares Available for Awards; Cash Payable Pursuant to Awards.    (a) Shares and Cash Available. (i) Subject to adjustment as provided in Section 4(b), the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under this Plan shall be equal to 1,500,000 (such amount, the “Plan Share Limit”).

(ii) Subject to adjustment as provided in Section 4(b), (A) each Share with respect to which an Option or stock-settled SAR (regardless of the number of Shares actually delivered upon settlement of such stock-settled SAR) is granted under this Plan shall be deemed to utilize 0.36 Shares of the Plan Share Limit and (B) each Share with respect to which any other Award denominated in Shares is granted under this Plan shall be deemed to utilize 1 Share of the Plan Share Limit. Awards that are settled in cash shall not count against the Plan Share Limit. Subject to adjustment as provided in Section 4(b), the maximum aggregate number of Shares that may be delivered pursuant to Incentive Stock Options granted under this Plan shall be equal to the Plan Share Limit (such amount, the “Plan ISO Limit”).

(iii) If any Award granted under this Plan is forfeited (or otherwise expires, terminates or is canceled without the delivery of all Shares subject thereto) or settled other than wholly by delivery of Shares (including cash settlement), then, in any such case, any number of Shares subject to such Award that were not issued with respect to such Award shall not be treated as issued for purposes of this Section 4(a) and the number of Shares remaining available for issuance shall be increased by such number of Shares (but not above the Plan Share Limit). Notwithstanding the foregoing, the unused portion of the Plan Share Limit and the Plan ISO Limit shall not be increased, and the Shares available for issuance shall not otherwise increase, as a result of the surrender or tender of Shares to the Company in payment of the Exercise Price of an Award or any taxes required to be withheld in respect of an Award.

(iv) With respect to Awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, subject to adjustment as provided in Section 4(b), (A) in the case of Awards that are settled in Shares, the maximum aggregate number of Shares with respect to which Awards may be granted to any Participant in any fiscal year of the Company under this Plan shall not exceed 650,000 (such amount, the “Annual Individual Limit”); (B) in the case of Awards that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to Awards granted to any Participant in any fiscal year of the Company under this Plan shall not exceed the per-Share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by the Annual Individual Limit; and (C) in the case of all Awards other than those described in clauses (A) and (B), the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Shares that may be paid or delivered pursuant to Awards under this Plan to any Participant in any fiscal year of the Company shall not exceed $40,000,000.

(b) Adjustments for Changes in Capitalization and Similar Events.    (i) In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off, the Committee shall adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (1) the Plan Share Limit, (2) the Plan ISO Limit and (3) the Annual Individual Limit; and (B) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (2) the Exercise Price, if applicable, with respect to any Award; provided, however, that the Committee shall determine the method and manner in which to effect such adjustment.

(ii) In the event that the Committee determines that any reorganization, merger, amalgamation, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares (including any Change of Control) such that an adjustment is determined by the Committee in its discretion to be appropriate or desirable, then the Committee may (A) in such manner as it may deem appropriate or desirable, adjust any or all of (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including, the Plan Share Limit, the Plan ISO Limit and the Annual Individual Limit; and (2) the terms of any outstanding Award, including (x) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (y) the Exercise Price, if applicable, with respect to any Award; (B) if deemed appropriate or desirable by the Committee, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR; and (C) if deemed appropriate or desirable by the Committee, cancel and terminate any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

(c) Sources of Shares Deliverable Under Awards.    Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

SECTION 5. Eligibility.    Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any of its Affiliates shall be eligible to be designated a Participant.

SECTION 6. Awards.    (a) Types of Awards. Awards may be made under this Plan in the form of (i) Options; (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) Deferred Share Units, (vi) other equity-based or equity-related Awards that the Committee determines are consistent with the purpose of this Plan and the interests of the Company, (vii) Cash Incentive Awards and (viii) Performance Compensation Awards. Awards may be granted in tandem with other Awards. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is ineligible to receive an Incentive Stock Option under the Code.

(b) Options.    (i) Grant. Subject to the provisions of this Plan, the Committee shall have discretion to determine (A) the Participants to whom Options shall be granted, (B) subject to Section 4(a), the number of Shares subject to each Option to be granted to each Participant, (C) whether each Option shall be an Incentive Stock Option or a Nonqualified Stock Option and (D) the terms and conditions of each Option, including the vesting criteria, term, methods of exercise and methods and form of settlement. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations related thereto, as may be amended from time to time. Each Option granted under this Plan shall be a Nonqualified Stock Option unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if, for any reason, such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under this Plan; provided that such Option (or portion thereof) otherwise complies with this Plan’s requirements relating to Nonqualified Stock Options.

(ii) Exercise Price.    The Exercise Price of each Share covered by each Option shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the Option is granted); provided, however, in the case of each Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the per-Share Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of the grant. Each Option is, unless otherwise specified by the Committee, intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

(iii) Vesting and Exercise.    Each Option shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its discretion, specify in the applicable Award Agreement or thereafter. Except as otherwise specified by the Committee in the applicable Award Agreement, each Option may only be exercised to the extent that it has already vested at the time of exercise. Except as otherwise specified by the Committee in the applicable Award Agreement, each Option shall become vested and exercisable with respect to 25% of the Shares subject to such Option on each of the first four anniversaries of the date of grant. Each Option shall be deemed to be exercised when written notice of such exercise and full payment pursuant to Section 6(b)(iv) for the Shares with respect to which the Award is exercised has been delivered to either (A) the Company at its principal office or at such other address as may be established by the Committee, to the attention of the Company Secretary; or (B) to a third-party stock plan administrator as may be arranged for by the Company or the Committee from time to time for purposes of the administration of outstanding Awards under the Plan in accordance with the procedures established by such third-party stock plan administrator, approved by the Company and communicated to Holder from time to time, or as otherwise specified by the Committee in the applicable Award Agreement. Exercise of each Option in any manner shall result in a decrease in the number of Shares that thereafter may be available for sale under the Option. The Committee may impose such conditions with respect to the exercise of each Option, including any conditions relating to the application of Federal, state or foreign securities laws, as it may deem necessary or advisable.

(iv) Payment.    Without limiting Section 9(l), no Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company. Such payments may be made in cash (or its equivalent) or by any other method (or combination of methods) acceptable to the Company and any third-party stock plan administrator as may be arranged for by the Company or Committee from time to time for purposes of the administration of outstanding Awards under the Plan, including, (A) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest); (B) if there is a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver cash promptly to the Company; (C) by having the Company withhold Shares from the Shares otherwise issuable pursuant to the exercise of the Option; or (D) through any other method (or combination of methods) as approved by the Committee; provided that, the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered or withheld in accordance with this Section 6(b)(iv) is at least equal to such aggregate Exercise Price.

(v) Expiration.    Except as otherwise set forth in the applicable Award Agreement, each Option shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the Option is granted and (B) 90 days after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates. In no event may an Option be exercisable after the tenth anniversary of the date the Option is granted.

(c) SARs.    (i) Grant. Subject to the provisions of this Plan, the Committee shall have discretion to determine (A) the Participants to whom SARs shall be granted; (B) subject to Section 4(a), the number of SARs to be granted to each Participant; (C) the Exercise Price thereof; and (D) the terms and conditions of each SAR, including the vesting criteria, term, methods of exercise and methods and form of settlement.

(ii) Exercise Price.    The Exercise Price of each Share covered by a SAR shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the SAR is granted). Each SAR is, unless otherwise specified by the Committee, intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

(iii) Vesting and Exercise.    Each SAR shall entitle the Participant to receive an amount upon exercise equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof. The Committee shall determine, in its discretion, whether a SAR shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing. Each SAR shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its discretion, specify in the applicable Award Agreement or thereafter. Except as otherwise specified by the Committee in the applicable Award Agreement, each SAR shall become vested with respect to 25% of the Shares subject to such SAR on each of the first four anniversaries of the date of grant.

(iv) Expiration.    Except as otherwise set forth in the applicable Award Agreement, each SAR shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the SAR is granted and (B) 90 days after the date the Participant who is holding the SAR ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates. In no event may a SAR be exercisable after the tenth anniversary of the date the SAR is granted.

(d) Restricted Shares and RSUs.    (i) Grant.    Subject to the provisions of this Plan, the Committee shall have discretion to determine (A) the Participants to whom Restricted Shares and RSUs shall be granted; (B) subject to Section 4(a), the number of Restricted Shares and RSUs to be granted to each Participant; (C) the duration of the period during which, and the conditions, if any, under which, the Restricted Shares and RSUs may vest or may be forfeited to the Company; and (D) the terms and conditions of each such Award, including the vesting criteria, term, methods of exercise and methods and form of settlement.

(ii) Transfer Restrictions.    No Restricted Share may be sold, assigned, transferred, pledged or otherwise encumbered except as provided in this Plan or as may be provided in the applicable Award Agreement. Each Restricted Share may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the applicable Participant, such certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of such certificates until such time as all applicable restrictions lapse.

(iii) Payment/Lapse of Restrictions.    Each RSU shall be granted with respect to a specified number of Shares (or a number of Shares determined pursuant to a specified formula) or shall have a value equal to the Fair Market Value of a specified number of Shares (or a number of Shares determined pursuant to a specified formula). RSUs shall be paid in cash, Shares, other securities, other Awards or other property, as determined in the discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. Except as otherwise specified by the Committee in the applicable Award Agreement, Restricted Shares and RSUs shall become vested with respect to 25% of the Shares subject to such Awards on each of the first four anniversaries of the date of grant. If a Restricted Share or an RSU is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(g) must be satisfied in order for the restrictions applicable thereto to lapse.

(e) Other Stock-Based Awards.    Subject to the provisions of this Plan, the Committee shall have discretion to grant to Participants other equity-based or equity-related Awards (including Deferred Share Units and fully vested Shares) (whether payable in cash, equity or otherwise) in such amounts and subject to such terms and conditions as the Committee shall determine.

(f) Cash Incentive Awards.    (i) Grant.    Subject to the provisions of this Plan, the Committee shall have discretion to determine (A) the Participants to whom Cash Incentive Awards shall be granted; (B) subject to Section 4(a), the value (or formula for determining the value) of Cash Incentive Awards to be granted to each Participant; (C) the duration of the period during which, and the conditions, if any, under which, the Cash Incentive Awards may vest or may be forfeited to the Company; and (D) the other terms and conditions of the Cash Incentive Awards. Each Cash Incentive Award shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals or other payment conditions in its discretion, which, depending on the extent to which they are met during a specified performance period, shall determine the value of Cash Incentive Awards that shall be paid to the Participant.

(ii) Earning of Cash Incentive Awards.    Subject to the provisions of this Plan, after the applicable vesting period has ended, the holder of Cash Incentive Awards shall be entitled to receive a payout of all or a portion of the value of the Cash Incentive Awards earned by the Participant over the specified performance period, to be determined by the Committee, in its discretion, as a function of the extent to which the corresponding performance goals or other conditions to payment have been achieved.

(iii) Payment.    If a Cash Incentive Award is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(g) must be satisfied in order for a Participant to be entitled to payment.

(g) Performance Compensation Awards.    (i) General. The Committee shall have the authority but not the obligation, at the time of grant of any Award, to designate such Award (other than an Option or SAR) as a Performance Compensation Award in order for such Award to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. Options and SARs granted under this Plan shall not be included among Awards that are designated as Performance Compensation Awards under this Section 6(g). In addition, the Committee shall have the authority to grant Performance Compensation Awards that are not intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. For the avoidance of doubt, if any of the requirements of this Section 6(g) are not satisfied, then the Award, even if designated as a Performance Compensation Award, shall not qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

(ii) Eligibility.    The Committee shall, in its discretion, designate within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants shall be eligible to receive Performance Compensation Awards in respect of such Performance Period.

(iii) Discretion of the Committee with Respect to Performance Compensation Awards.    With regard to a particular Performance Period, the Committee shall select (A) the length of such Performance Period; (B) the types of Performance Compensation Awards to be issued; (C) the Performance Criteria that shall be used to establish the Performance Goals; and (D) the Performance Formula. Within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.

(iv) Performance Criteria.    Notwithstanding the foregoing, the Performance Criteria that shall be used to establish the Performance Goals with respect to Performance Compensation Awards shall be based on the attainment of specific levels of performance of the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and shall be limited to the following: (A) share price; (B) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and/or amortization); (C) operating income, (D) earnings per share (including specified types or categories thereof); (E) cash flow (including specified types or categories thereof); (F) revenues (including specified types or categories thereof); (G) return measures (including specified types or categories thereof); (H) shareholder return measures (including specified types or categories thereof); (I) sales or product volume; (J) working capital; (K) gross or net profitability/profit margins (including profitability of an identifiable business unit or product); (L) objective measures of productivity or operating efficiency; (M) costs (including specified types or categories thereof); (N) expenses (including specified types or categories thereof); (O) product unit and pricing targets; (P) premiums written and sales of particular products; (Q) combined ratio; (R) operating ratio; (S) leverage ratio; (T) credit rating; (U) borrowing levels; (V) market share (in the aggregate or by segment); (W) level or amount of acquisitions; (X) economic value; (Y) enterprise value; (Z) book, economic book or intrinsic book value (including book value per share); (AA) improvements in capital structure; (BB) underwriting income or profit; (CC) underwriting return on capital; (DD) underwriting return on equity; and (EE) customer satisfaction survey results. Such Performance Criteria may be applied on an absolute basis, be relative to one or more peer companies of the Company or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of the applicable Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective manner the method of calculating the Performance Criteria it selects to use for such Performance Period.

(v) Modification of Performance Goals.    The Committee is authorized at any time during the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), or any time thereafter (but only to the extent the exercise of such authority after such 90-day period (or such shorter period, if applicable) would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code), in its discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code (A) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company, or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal); or (B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or the financial statements of the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

(vi) Payment of Performance Compensation Awards.    (A) Condition to Receipt of Payment. A Participant must be employed by the Company or one of its Subsidiaries on the Settlement Date to be eligible for payment in respect of a Performance Compensation Award for such Performance Period; provided that, to the extent permitted by Section 162(m) of the Code, in the discretion of the Committee, Performance Compensation Awards may be paid to Participants who have retired or whose employment has terminated prior to the Settlement Date, or to the designee or estate of a Participant who died prior to the Settlement Date.

(B) Limitation.     Except as otherwise permitted by Section 162(m) of the Code, a Participant shall be eligible to receive a payment in respect of a Performance Compensation Award only to the extent that (1) the Performance Goals for the relevant Performance Period are achieved and certified by the Committee in accordance with Section 6(g)(vi)(C) and (2) the Performance Formula as applied against such Performance Goals determines that such payment has been earned.

(C) Certification.     Following the completion of a Performance Period, the Committee shall certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual amount of each Participant’s Performance Compensation Award for the Performance Period.

(D) Discretion.    Except as otherwise permitted by Section 162(m) of the Code, in no event shall any discretionary authority granted to the Committee by this Plan be used to (1) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained; (2) increase a Performance Compensation Award for any Participant at any time after the first 90 days of the Performance Period (or, if shorter, the maximum period allowed under Section 162(m) of the Code); or (3) increase the amount of a Performance Compensation Award above the maximum amount payable under Section 4(a). Notwithstanding the foregoing, if a Performance Compensation Award is not intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code at the time of grant or at any time thereafter, the limitations on the Committee’s discretion set forth in Section 6(g)(iv) shall not apply with respect to such Performance Compensation Award.

(h) Dividends and Dividend Equivalents.    In the discretion of the Committee, an Award, other than an Option, SAR or a Cash Incentive Award, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its discretion, including (A) payment directly to the Participant; (B) withholding of such amounts by the Company subject to vesting of the Award; or (C) reinvestment in additional Shares, Restricted Shares or other Awards; provided, however, that a Participant shall be eligible to receive dividends or dividend equivalents in respect of any Performance Compensation Award that is payable upon the achievement of Performance Goals only to the extent that (1) the Performance Goals for the relevant Performance Period are achieved and (2) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Award has been earned for such Performance Period.

SECTION 7. Amendment and Termination.    (a) Amendments to this Plan.     Subject to any applicable law or government regulation and the rules of NYSE or any successor exchange or quotation system on which the Shares may be listed or quoted, this Plan may be amended, modified or terminated by the Board without the approval of the shareholders of the Company, except that shareholder approval shall be required for any amendment that would (i) increase either the Plan Share Limit or the Plan ISO Limit; provided, however, that any adjustment under Section 4(b) shall not constitute an increase for purposes of this Section 7(a), (ii) change the class of employees or other individuals eligible to participate in this Plan or (iii) result in a Repricing (as defined below) being permitted without approval by the Company’s shareholders. No amendment, modification or termination of this Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award Agreement.

(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofore granted, prospectively or retroactively (including, without limitation, by taking any action that would cause a Performance Compensation Award that qualified as “qualified performance-based compensation” under Section 162(m) of the Code at the time of grant to cease to so qualify at the time of payment); provided, however, that, except as set forth in this Plan, unless otherwise provided by the Committee in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the applicable Participant, holder or beneficiary. Notwithstanding the preceding sentence, in no event may any Option or SAR (i) be amended to decrease the Exercise Price thereof; (ii) be canceled at a time when its Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for another Option or SAR or any Restricted Share, RSU, other equity-based Award, award under any other equity-compensation plan or any cash payment; or (iii) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or SAR (any such action, a “Repricing”), unless such amendment, cancelation or action is approved by the Company’s shareholders. For the avoidance of doubt, an adjustment to the Exercise Price of an Option or SAR that is made in accordance with Section 4(b) or Section 8 shall not be considered a reduction in Exercise Price or Repricing of such Option or SAR.

SECTION 8. Change of Control.    Unless otherwise provided in the applicable Award Agreement or an employment agreement between a Participant and the Company or one of its Subsidiaries, in the event of a Change of Control after the date of the adoption of this Plan, (a) any outstanding Options or SARs then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, upon a Qualifying Termination within two years following a Change of Control; (b) all Awards designated as Performance Compensation Awards shall automatically vest and be paid out upon a Qualifying Termination within two years following a Change of Control at the same percentage at which the Company is expensing such Award for financial reporting purposes immediately prior to the Qualifying Termination; and (c) all other outstanding Awards (i.e., other than Options, SARs and Awards designated as Performance Compensation Awards) then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse upon a Qualifying Termination within two years following a Change of Control.

SECTION 9. General Provisions.    (a) Award Agreements.    Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

(b) Share Certificates.    All certificates for Shares or other securities of the Company or any Affiliate delivered under this Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under this Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, NYSE or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable Federal, state or foreign laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(c) Nontransferability.    Except as otherwise specified in the applicable Award Agreement, during the Participant’s lifetime each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no

Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that, (i) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance; and (ii) the Board or the Committee may adopt rules permitting the transfer, solely as gifts during the Participant’s lifetime, of Awards to (x) members of a Participant’s immediate family or to trusts, family partnerships or similar entities for the benefit of such immediate family members (such term meaning the Participant’s spouse, parent, child, stepchild, grandchild and the spouses of such family members) and (y) charitable institutions; provided, however, that Incentive Stock Options granted under this Plan shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations and in no event may any Award (or any rights and obligations thereunder) be transferred in any way in exchange for value. All terms and conditions of this Plan and all Award Agreements shall be binding upon any permitted successors and assigns.

(d) Other Laws; Restrictions on Transfer of Shares.    The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the Federal and any other applicable securities laws.

(e) No Rights to Awards.    No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(f) No Right to Employment.    The grant of an Award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any directorship or consulting relationship, free from any liability or any claim under this Plan, unless otherwise expressly provided in this Plan or in any Award Agreement.

(g) No Rights as a Shareholder.    No Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under this Plan until such Participant has become the holder of such Shares. In connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement, the Participant shall be entitled to the rights of a shareholder (including the right to vote) in respect of such Restricted Shares. Except as otherwise provided in Section 4(b) or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

(h) No Trust or Fund Created.    Neither this Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant or any other Person, on the other. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.

(i) No Fractional Shares.    No fractional Shares shall be issued or delivered pursuant to this Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(j) No Limit on Other Compensation Arrangements.    Nothing contained in this Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares, other types of equity-based awards (subject to shareholder approval if such approval is required) and cash incentive awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(k) Recoupment of Awards.    Any Award Agreement may (i) provide for recoupment by the Company of all or any portion of an Award if the Company’s financial statements are required to be restated due to noncompliance with any financial reporting requirement under the Federal securities laws or similar foreign law; or (ii) include restrictive covenants, including non-competition, non-disparagement and confidentiality conditions or restrictions, that the Participant must comply with during employment by the Company or for a specified period thereafter as a condition to the Participant’s receipt or retention of all or any portion of an Award. This Section 9(k) shall not be the Company’s exclusive remedy with respect to such matters.

(l) Withholding.    (i) Authority to Withhold and Deduct.    A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under this Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes or tax deductions in respect of an Award, its exercise or any payment or transfer under an Award or under this Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii) Alternative Ways to Satisfy Withholding Liability.    Without limiting the generality of clause (i) above, subject to the Committee’s discretion, a Participant may be permitted to satisfy, in whole or in part, the foregoing tax liabilities (A) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest); (B) if there is a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of an Option or SAR or the lapse of the restrictions on any other Award (in the case of SARs and other Awards, if such SARs and other Awards are settled in Shares) and to deliver cash promptly to the Company; (C) by having the Company withhold Shares from the Shares otherwise issuable pursuant to the exercise of an Option or SAR or the lapse of the restrictions on any other Award (in the case of SARs and other Awards, if such SARs and other Awards are settled in Shares); or (D) through any other method (or combination of methods) as approved by the Committee; provided that, the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company and Shares withheld by the Company in accordance with this Section 9(l)(ii), as of the date of such tender, is at least equal to the amount of the foregoing tax liabilities.

(m) Sections 409A and 457A.    (i) It is intended that the provisions of this Plan comply with Sections 409A and 457A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A and 457A of the Code.

(ii) No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under this Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.

(iii) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant.

(iv) Notwithstanding any provision of this Plan to the contrary, in light of the uncertainty with respect to the proper application of Sections 409A and 457A of the Code, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A or 457A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A or 457A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

(n) Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision.    No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If an Award recipient, in connection with the acquisition of Shares under this Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the Internal Revenue Service (or any successor thereto) or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or any other applicable provision.

(o) Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code.    If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.

(p) Governing Law.    The validity, construction and effect of this Plan and any rules and regulations relating to this Plan and any Award Agreement shall be determined in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

(q) Severability.    If any provision of this Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify this Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of this Plan and any such Award shall remain in full force and effect.

(r) Headings and Construction.    Headings are given to the Sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Plan, they shall be deemed to be followed by the words “but not limited to”.

SECTION 10. Term of this Plan.    (a) Effective Date.    This Plan shall be effective as of the date of its adoption by the Board and approval by the Company’s shareholders.

(b) Expiration Date.    No Award shall be granted under this Plan after the tenth anniversary of the date this Plan is approved by the Company’s shareholders under Section 10(a). Unless otherwise expressly provided in this Plan or in an applicable Award Agreement, any Award granted hereunder, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award, shall nevertheless continue thereafter.

ANNUAL GENERAL MEETING OF SHAREHOLDERS

OF

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

2:00 p.m. (Swiss Local Time)

May 3, 2012

LINDENSTRASSE 8

6340 BAAR

ZUG, SWITZERLAND

PROXY

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

Meeting Details

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG (THE “COMPANY”) IN CONNECTION WITH THE COMPANY’S ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2012 (THE “ANNUAL SHAREHOLDER MEETING”) AT 2:00 P.M. (SWISS LOCAL TIME) AT LINDENSTRASSE 8, 6340 BAAR, ZUG, SWITZERLAND.

The undersigned shareholder of the Company hereby acknowledges receipt of the Notice of Annual Shareholder Meeting and Proxy Statement, each dated March 16, 2012, and hereby appoints Scott A. Carmilani and Wesley D. Dupont, as proxy, each with the power to appoint his substitute, and authorizes them to represent and vote as designated herein, all of the voting registered shares of the Company (the “Common Shares”) held of record on March 7, 2012 by the undersigned shareholder of the Company at the Annual Shareholder Meeting with respect to the matters listed on this Proxy. In their discretion, the Proxies are authorized to vote the Common Shares upon such other business as may properly come before the Annual Shareholder Meeting.

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INSTRUCTION (OR AN UNCLEAR INSTRUCTION) IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE “FOR” EACH OF THE PROPOSALS HERETO ON THE REVERSE SIDE.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY

(Continued, and to be marked, dated and signed as instructed on the other side)

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH PROPOSAL BELOW.	Please mark your votes like this	☒
PROXY FOR ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG ANNUAL SHAREHOLDER MEETING MAY 3, 2012 THE SUBMISSION OF THIS PROXY, IF PROPERLY EXECUTED, REVOKES ALL PRIOR PROXIES.

1.	To elect the nominees listed as the Class II Directors of the Company to serve until the Company’s Annual Shareholder Meeting in 2015.

	Nominees:		FOR	AGAINST	ABSTAIN
	(1)	Scott A. Carmilani	☐	☐	☐
	(2)	James F. Duffy	☐	☐	☐
	(3)	Bart Friedman	☐	☐	☐

2.	Advisory vote to approve named executive officer compensation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To approve the Allied World Assurance Company Holdings, AG 2012 Omnibus Incentive Compensation Plan.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	To approve a new $500 million share repurchase program.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5.	To approve the reclassification of “free reserves from capital contributions” to the “general legal reserve from capital contributions” on the balance sheet of the Company’s audited statutory financial statements for the year ended December 31, 2011.

FOR	AGAINST	ABSTAIN
☐	☐	☐

6.	To approve the Company’s Annual Report and its consolidated financial statements and statutory financial statements for the year ended December 31, 2011.

FOR	AGAINST	ABSTAIN
☐	☐	☐

7.	To approve the Company’s retention of disposable profits.

FOR	AGAINST	ABSTAIN
☐	☐	☐

8.	To approve an amendment to the Company’s Articles of Association to reduce the Company’s share capital and participation capital through the cancellation of a portion of shares held in treasury.

FOR	AGAINST	ABSTAIN
☐	☐	☐

9.	To approve an amendment to the Company’s Articles of Association to eliminate the conditional share capital relating to certain shareholder warrants.

FOR	AGAINST	ABSTAIN
☐	☐	☐

10.	To approve an amendment to the Company’s Articles of Association to extend the Board of Directors’ ability to issue authorized share capital until May 3, 2014.

FOR	AGAINST	ABSTAIN
☐	☐	☐

11.	To approve the payment of dividends to the Company’s shareholders in the form of a par value reduction.

FOR	AGAINST	ABSTAIN
☐	☐	☐

12.	To elect Deloitte & Touche Ltd. as the Company’s independent auditor and Deloitte AG as the Company’s statutory auditor to serve until the Company’s Annual Shareholder Meeting in 2013.

FOR	AGAINST	ABSTAIN
☐	☐	☐

13.	To elect PricewaterhouseCoopers AG as the Company’s special auditor to serve until the Company’s Annual Shareholder Meeting in 2013.

FOR	AGAINST	ABSTAIN
☐	☐	☐

14.	To approve a discharge of the Company’s Board of Directors and executive officers from liabilities for their actions during the year ended December 31, 2011.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PLACE “X” HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING ☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date , 2012.

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.